Execution Version

PURCHASE AGREEMENT
BY AND AMONG
Certara, Inc., as Parent,
the Equity Sellers (as defined herein),
the Asset Sellers (as defined herein),
the Asset Buyers (as defined herein),
the Equity Buyers (as defined herein)
AND
Buyer Parent (as defined herein)
Dated as of April 21, 2026

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Section 1.1    Definitions    2
Section 1.2    Other Definitions    18
Section 1.3    Construction    20
ARTICLE II PURCHASE AND SALE    21
Section 2.1    Purchase and Sale of Equity Interests    21
Section 2.2    Purchase and Sale of Assets and Liabilities    21
Section 2.3    Purchase Price    25
Section 2.4    Closing    25
Section 2.5    Deliveries by Seller Parties    26
Section 2.6    Deliveries by Buyers    26
Section 2.7    Adjustment to Purchase Price    27
Section 2.8    Purchase Price Allocation    29
Section 2.9    Earnout    30
Section 2.10    Trigger Deferred Purchase Price    32
ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO THE BUSINESS    35
Section 3.1    Organization    35
Section 3.2    Capitalization    35
Section 3.3    Subsidiaries    35
Section 3.4    Consents and Approvals; No Violations    35
Section 3.5    Financial Statements    35
Section 3.6    No Undisclosed Liabilities    36
Section 3.7    Absence of Certain Changes    36
Section 3.8    Sufficiency of Assets    37
Section 3.9    Real Property    38
Section 3.10    Intellectual Property    38
Section 3.11    Privacy and Data Protection    40
Section 3.12    AI Systems    41
Section 3.13    Litigation    41
Section 3.14    Compliance with Applicable Law    42
Section 3.15    Compliance with Healthcare Laws    42
Section 3.16    Material Business Contracts    43
Section 3.17    Tax Returns; Taxes    44
Section 3.18    Environmental Matters    45
Section 3.19    Licenses and Permits    46
Section 3.20    Company Benefit Plans    46
Section 3.21    Labor Relationships    49
Section 3.22    No Brokers    50
Section 3.23    Transactions with Affiliates    50
Section 3.24    Insurance    50
Section 3.25    Trade Controls and Compliance    50
Section 3.26    Bank Accounts of Companies    51
Section 3.27    Material Customers and Suppliers    51
Section 3.28    NO OTHER REPRESENTATIONS OR WARRANTIES    52
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT    52
Section 4.1    Authorization    52

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Section 4.2    Equity Interests Ownership    52
Section 4.3    Consents and Approvals    53
Section 4.4    No Brokers    53
Section 4.5    NO OTHER REPRESENTATIONS OR WARRANTIES    53
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES    53
Section 5.1    Organization    53
Section 5.2    Authorization    53
Section 5.3    Consents and Approvals; No Violations    54
Section 5.4    Litigation    54
Section 5.5    Financing    54
Section 5.6    Solvency    55
Section 5.7    Independent Review    55
Section 5.8    Purchase for Investment    56
Section 5.9    No Brokers    56
Section 5.10    R&W Insurance Policy    56
ARTICLE VI COVENANTS    56
Section 6.1    Restructuring Prior to Closing    56
Section 6.2    Conduct of the Business    58
Section 6.3    Retained Business    59
Section 6.4    Access to Information; Preservation of Records; Litigation Support    59
Section 6.5    Contact with Customers, Suppliers and Other Business Relations    61
Section 6.6    Public Announcements    61
Section 6.7    Exclusivity    61
Section 6.8    Tax Matters    61
Section 6.9    Employees; Employee Benefits    64
Section 6.10    German Subsidiary Dissolution    69
Section 6.11    Use of Names and Trademarks    69
Section 6.12    Intercompany Arrangements; Parent Business Guarantees; Commitments    69
Section 6.13    Misdirected Payments; Misdirected Mail; Misallocated Assets    70
Section 6.14    Restricted Assets and Liabilities    71
Section 6.15    Shared Contracts    72
Section 6.16    Director Resignations; Director and Officer Liability; Indemnification    74
Section 6.17    Other Insurance Matters    76
Section 6.18    Local Transfer Instruments    77
Section 6.19    R&W Insurance Policy    78
Section 6.20    Reasonable Best Efforts; Financing    78
ARTICLE VII CONDITIONS TO OBLIGATIONS OF THE PARTIES    79
Section 7.1    Conditions to Each Party’s Obligations    79
Section 7.2    Conditions to Obligations of Parent    79
Section 7.3    Conditions to Obligations of Buyers    80
ARTICLE VIII TERMINATION    81
Section 8.1    Termination    81

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Section 8.2    Procedure and Effect of Termination    83
Section 8.3    Reverse Termination Fee    84
Section 8.4    Termination of Equity Commitment Letters or Limited Guarantee    85
ARTICLE IX INDEMNITY AND OTHER AGREEMENTS    85
Section 9.1    Survival    85
Section 9.2    Exclusive Remedies, Release and Covenant Not to Sue    85
Section 9.3    Indemnification    87
ARTICLE X MISCELLANEOUS    91
Section 10.1    Fees and Expenses    91
Section 10.2    Notices    91
Section 10.3    Severability    92
Section 10.4    Binding Effect; Assignment    92
Section 10.5    No Third Party Beneficiaries    92
Section 10.6    Section Headings    92
Section 10.7    Entire Agreement    93
Section 10.8    Consent to Jurisdiction    93
Section 10.9    WAIVER OF JURY TRIAL    93
Section 10.10    Governing Law    93
Section 10.11    Waiver of Conflicts; Privilege    93
Section 10.12    Specific Performance    94
Section 10.13    Counterparts    95
Section 10.14    Amendment; Modification    96
Section 10.15    Parent Disclosure Schedules    96
Section 10.16    Time of Essence    97
Section 10.17    Bulk Sales Laws    97
Section 10.18    Language; Prevailing Documents    97
Section 10.19    Non-Recourse    97
Section 10.20    Acknowledgements; No Other Representations    98
Section 10.21    Buyers’ Representative    98
Section 10.22    Seller Parties’ Representative    99
Section 10.23    Debt Financing Sources    99

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Confidential

EXHIBITS
Exhibit A-1    Accounting Principles / Illustrative Example of Net Working Capital
Exhibit A-2    Earnout Amount
Exhibit A-3    Trigger Deferred Purchase Price
Exhibit A-4    Allocation Principles
Exhibit B-1    Form of US Subcontracting Agreement (subcontracting)
Exhibit B-2    Form of US SOW Agreement (assignment)
Exhibit C    Form of Transition Services Agreement
Exhibit D    Form of Escrow Agreement
Exhibit E    R&W Insurance Policy

SCHEDULES
Schedule 1.1(a)(i)    Corporate Shared Services
Schedule 1.1(a)(ii)    Shared Contracts
Schedule 2.2(a)(i)     Assumed Contracts
Schedule 2.2(a)(ii)    Assumed Leases
Schedule 2.2(a)(xii)    Transferred Company Benefit Plans
Schedule 2.2(a)(xvi)    Other Transferred Assets
Schedule 2.2(b)    Excluded Assets
Schedule 2.2(b)(xi)    Excluded Intellectual Property
Schedule 2.2(b)(xiii)    Excluded Insurance Policies
Schedule 2.2(c)    Certain Transferred Liabilities
Schedule 6.2    Conduct of Business Exceptions
Schedule 6.9(a)(i)    US Employees
Schedule 6.9(a)(ii)    US Independent Contractors
Schedule 6.9(b)(i)    UK Employees
Schedule 6.9(c)    Canada Employees
Schedule 6.9(d)    Germany Employees
Schedule 6.9(e)    Other World Employees
Schedule 6.12(a)    Continuing Intercompany Agreements
Schedule 6.12(b)    Parent Business Guarantees
Schedule 6.15(a)    Shared Contracts – Statements of Work

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PURCHASE AGREEMENT
This PURCHASE AGREEMENT dated April 21, 2026 (this “Agreement”), is made and entered into by and among Certara, Inc., a Delaware corporation (“Parent”), Certara USA, Inc., a Delaware corporation (“Certara USA”), Certara UK Ltd., an entity existing under the Laws of England and Wales (“Certara UK Limited” and, together with Certara USA, the “Equity Sellers”), Certara Netherlands B.V., an entity existing under the Laws of the Netherlands (“Certara Netherlands”), Certara Australia Pty Ltd., an entity existing under the Laws of Australia (“Certara Australia”), and Certara, L.P Sucursal em Portugal, an entity existing under the Laws of Portugal (“Certara Portugal” and, collectively with Certara Netherlands and Certara Australia, the “Reorganizing Entities”), Certara Germany GmbH, an entity existing under the Laws of Germany (“Certara Germany”), and Certara Canada Corporation, an entity existing under the Laws of Canada (“Certara Canada” and, collectively with Certara Germany, the “Asset Sellers”), Veristat GmbH, an entity existing under the Laws of Germany (“Veristat Germany”), Certus PV Services, Inc., an entity existing under the Laws of Canada (“Veristat Canada” and, collectively with Veristat Germany the “Asset Buyers”), Veristat, LLC, a Delaware limited liability company (“Veristat”), and Veristat International Limited (UK), an entity existing under the Laws of England and Wales (“Veristat UK” and, together with Veristat, the “Equity Buyers” and the Equity Buyers collectively with the Asset Buyers, the “Buyers”), and Veristat Parent, L.P., a Delaware limited partnership (the “Buyer Parent”). Seller Parties (as hereinafter defined) and Buyer Parties (as hereinafter defined) are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.
Recitals
WHEREAS, Parent owns all of the issued and outstanding equity interests of the Sellers, other than de minimis equity interests necessary to satisfy local shareholding requirements;
WHEREAS, the Equity Sellers own all of the Equity Interests;
WHEREAS, the Asset Sellers own all of the Transferred Assets and Liabilities;
WHEREAS, the Reorganizing Entities own certain of the Contributed Assets and Liabilities, and the Equity Sellers own the rest of the Contributed Assets and Liabilities;
WHEREAS, Parent engages in the Covered Business (as hereinafter defined), directly or indirectly, through the Equity Sellers, the Asset Sellers, the Reorganizing Entities and the Companies;
WHEREAS, the Parties desire to enter into this Agreement pursuant to which (a) at the Closing, the Equity Sellers will, and Parent will cause the Equity Sellers to, sell to Equity Buyer, and Equity Buyer will purchase from the Equity Sellers, the Equity Interests, and (b) at the Closing, the Asset Sellers will, and Parent will cause the Asset Sellers to, sell to Asset Buyers, and Asset Buyers will purchase and assume from Parent or the Asset Sellers, the Transferred Assets and Liabilities held by such Asset Sellers, in each case, on the terms and subject to the conditions set forth herein (the transactions in (b) and (c) collectively, the “Sale Transaction”), a result of which the Buyers will acquire substantially all of the Covered Business other than certain services provided by Parent to the Buyers pursuant to the Transition Services Agreement;
WHEREAS, in order to facilitate the Sale Transaction, (a) prior to the Closing, the Reorganizing Entities will assign, transfer, and convey all of the Contributed Assets and Liabilities held by such Reorganizing Entities to Insight Medical Writing Limited, pursuant to the Reorganization Agreements (as hereinafter defined) to which they are to be a party, which transactions are conditioned upon and effective

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as of the consummation of the Closing, and (b) prior to the Closing, the Equity Sellers will transfer and contribute or cause to be transferred and contributed, all of the Contributed Assets and Liabilities held by such Equity Sellers to Synchrogenix Information Strategies, LLC and Insight Medical Writing Limited (which are each Companies (as defined in this Agreement) and Affiliates of Parent), respectively, pursuant to the Contribution Agreements (as hereinafter defined) to which they are to be a party, which transactions are conditioned upon and effective as of the consummation of the Closing; and
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Buyer Parties’ willingness to enter into this Agreement, each of the Seller Parties has entered into that certain Restrictive Covenant Agreement, by and among the Seller Parties and Buyers (the “Restrictive Covenant Agreement”), the effectiveness of which is conditioned upon the consummation of the Closing;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Buyer Parties’ willingness to enter into this Agreement, certain employees of Parent and its Affiliates have entered into those certain employment agreements, by and between such individuals and Synchrogenix Information Strategies, LLC (the “Employment Agreements”), the effectiveness of which are conditioned upon the consummation of the Closing;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material condition to the willingness of the Seller Parties to enter into this Agreement, Sponsor has delivered to Parent that certain Limited Guarantee, dated as of even date herewith (the “Limited Guarantee”), with Sponsor being the “Guarantor” and Parent being the “Guaranteed Party” thereunder, pursuant to which Sponsor guaranteed the obligations described therein; and
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material condition to the willingness of the Seller Parties to enter into this Agreement, Buyer Parent is entering into equity commitment letters, each dated as of even date herewith (such letter agreements collectively, the “Equity Commitment Letters”), pursuant to which Sponsor and certain co-investors (the “Equity Financing Sources”) have collectively committed to invest or cause to be invested in the equity capital of Buyer Parent, the amounts set forth therein, including the payment of the Closing Purchase Price, in each case in accordance with the terms of this Agreement.
Agreement
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:
Article I
DEFINITIONS
Section 1.1Definitions. The following terms, as used in this Agreement, have the following meanings:
“Accounting Principles” means those accounting principles attached as Exhibit A-1.
“Accounts Payable” means accounts payable to trade creditors of the Business arising from the purchase of products or services sold or rendered to the Business prior to the Closing.

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“Accounts Receivable” means (i) all accounts receivable, notes receivable, and other rights to payment; (ii) the full benefit of all security for any of the foregoing; and (iii) any claim, remedy, or other right related to any of the foregoing.
“Acquisition Transaction” means any transaction (a) for the direct or indirect sale, license, lease or other disposition (whether by merger, reorganization, recapitalization or otherwise) of (i) all or any part of the equity securities of the Companies or the Asset Sellers, (ii) all or any substantial portion of the assets of the Companies or the Covered Business, (iii) all or any substantial portion of the Transferred Assets and Liabilities and the Contributed Assets and Liabilities; or (b) any transaction or series of transactions in which any Person (or group) would, directly or indirectly, acquire beneficial ownership of any voting securities, equity securities or economic interests in the Companies or any substantial economic interest in the Covered Business or the Transferred Assets and Liabilities and the Contributed Assets and Liabilities. Notwithstanding the foregoing, “Acquisition Transaction” shall not include any transaction for the sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of (y) any of the equity securities of Parent or its Affiliates other than the Companies, or (z) any assets of Parent or its Affiliates other than the equity securities of the Companies, the Transferred Assets and Liabilities or the Contributed Assets and Liabilities.
“Action” means any action, mediation, suit, litigation, arbitration, claim, proceeding, investigation, audit or review.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person. A Person shall be deemed to control another Person for purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, no Company shall be deemed an Affiliate of Parent after the Closing.
“AI Act” means Regulation (EU) 2024/1689.
“AI Systems” means any artificial intelligence or machine learning based platforms, engines, models (including any large language models or foundational models) or systems that, for any explicit or implicit objective, infer from the inputs the system receives how to generate outputs, including content, decisions, predictions, or recommendations, that can influence physical or virtual environments.
“Ancillary Agreements” means the Restrictive Covenant Agreement, the Transition Services Agreement, and the Subcontracting Agreements. For the avoidance of doubt, the Employment Agreements are not Ancillary Agreements.
“Antitrust Clearances” means the requisite clearances, approvals, or expirations of waiting periods, as applicable, under the Antitrust Laws of the U.S. related to the transactions contemplated by this Agreement, if any.
“Antitrust Laws” means the HSR Act (and any similar Law enforced by any Governmental Entity regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, the Clayton Act, the Federal Trade Commission Act and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

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“Asset Seller Service Providers” means each employee, independent contractor, or other service provider of the Asset Sellers with respect to the Covered Business.
“Business” means (a) as to the Companies, the businesses, as conducted by the Companies as of the date hereof and the Closing Date and (b) as to the Asset Sellers, solely the Covered Business, as conducted by the Asset Sellers as of the date hereof and the Closing Date.
“Business Day” means any day except Saturday, Sunday or any days on which banks are not required to be open for business in New York, New York.
“Business Intellectual Property” means any Intellectual Property that is used exclusively in the Covered Business.
“Business Owned Intellectual Property” means Business Intellectual Property that is owned by any Asset Seller (with respect to the Covered Business) or any Company.
“Business Personnel” means all former and current employees of, as well as consultants and independent contractors retained by, the Companies and the Sellers who provide services to the Business.
“Business Systems” means all hardware, Software, computer hardware (whether general or special purpose), and other information technology equipment and assets owned, leased or licensed used by the Asset Sellers (with respect to the Covered Business) or the Companies for information technology operations.
“Buyer Disclosure Schedules” means the disclosure schedules to this Agreement which have been delivered by Buyer Parties to Parent as of the date hereof and are hereby incorporated by reference.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization); Section 5.2 (Authorization); Section 5.3(a) (Consents and Approvals; No Violations); and Section 5.9 (No Brokers).
“Buyer Parent Credit Facility” means that certain Credit and Guaranty Agreement, dated as of March 31, 2021 and as amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among Veristat Acquisition Corp., a Delaware corporation, Veristat Group Inc., a Delaware corporation, Veristat Holdings Corp., a Delaware corporation (“Veristat Holdings”), Veristat, the other subsidiaries of Veristat Holdings from time to time party thereto, the financial institutions from time to time party thereto as lenders, and MidCap Financial Trust, a Delaware statutory trust, as Administrative Agent (as defined therein), sole bookrunner and sole lead arranger.
“Buyer Parties” means the Buyers and Buyer Parent.
“Cash” means the cash and cash equivalents, checks deposited but not cleared, less the amounts of any unpaid checks, drafts and wire transfers issued on or prior thereto, and less any customers deposits or prepayments, in each case, of the Companies; provided, that “Cash” shall not include any Restricted Cash.
“Certara Philippines Inc.” means Certara Philippines Inc., an entity existing under the Laws of the Philippines.

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“Charter Documents” means, (a) with respect to a limited liability company, the articles or certificate of organization or formation, and limited liability company agreement or operating agreement, as applicable, (b) with respect to a corporation, the certificate or articles of incorporation and bylaws, (c) with respect to a limited partnership, the certificate of limited partnership and the agreement of limited partnership and (d) with respect to any other entity, documentation of similar substance to any of the foregoing.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar Law.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Combined Tax Return” means any Tax Return of any affiliated group within the meaning of Section 1504(a) of the Code or any other affiliated, consolidated, combined, unitary or similar group defined under any state, local, or non-U.S. Law that includes Parent or any of its Affiliates that are not being transferred pursuant to this Agreement, on the one hand, and one or more Companies (or any Subsidiary thereof), on the other hand.
“Company” or “Companies” means, individually or collectively, as applicable, Synchrogenix Information Strategies, LLC, Certara Philippines Inc., Insight Medical Writing Limited, and Insight PV & Consulting GmbH.
“Company Benefit Plan” means each Employee Benefit Plan which is sponsored, maintained contributed to, or required to be contributed to by any Company, or any of their Subsidiaries or with respect to which such entities have or would reasonably be expected to have any Liability (contingent or otherwise) on behalf of any current or former officer, director, manager, employee or independent contractor of the Companies, any Asset Seller Service Provider, and any Company Service Providers.
“Company Data” means any confidential or proprietary data material to the operation of the Business that is created, generated, maintained, received, collected, or licensed by or on behalf of, or transmitted to, any Company as part of the Business, including Personal Information and De-Identified Information, in each case to the extent such data is used or held in connection with the Business.
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization); Section 3.2 (Capitalization); Section 3.4(a) (Consents and Approvals; No Violations); and Section 3.22 (No Brokers).
“Company Indebtedness” means Indebtedness of the Companies, (i) determined as of immediately prior to (but giving effect to) the Closing and (ii) determined in accordance with the Accounting Principles.
“Confidential Information Memorandum” means the Confidential Information Memorandum dated February 2025 regarding the Business delivered to the Buyer Parties and their Affiliates or agents.
“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated March 6, 2025, by and between Parent and WindRose Healthcare Investors, LLC.
“Contracts” means all legally binding agreements, contracts, leases, subleases, purchase orders, arrangements and commitments.

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“Contributed Assets” means assets, properties and rights transferred to the Companies pursuant to the Contribution Agreements and the Reorganization Agreements.
“Contributed Assets and Liabilities” means assets, properties and rights transferred to, and the liabilities assumed by, the Companies pursuant to the Contribution Agreements and the Reorganization Agreements.
“Contributed Contract” means a Contract transferred to or assumed by the Companies or the Reorganizing Entities pursuant to the Contribution Agreements and the Reorganization Agreements.
“Copyright” means all works of authorship and other copyrightable works (including, but not limited to, all data compilations, website content, marketing collateral, and promotional materials), whether or not published, and all applications, registrations, and renewals in connection therewith, together with all translations, adaptations, derivations, and combinations thereof, and all moral rights and all other rights associated therewith.
“Corporate Shared Services” means all corporate level services provided to the Business by Parent or any of its Affiliates that (A) may be readily obtained from third parties by the Buyer Parties or any of their Affiliates following the Closing or (B) are set forth on Schedule 1.1(a)(i).
“Covered Business” means the business of providing strategic regulatory and submission advisory services, including (x) the preparation of medical writing deliverables for non-clinical, clinical, Chemistry, Manufacturing, and Controls (CMC), drug safety, and post-marketing documentation and (y) the provision of services related to scientific and medical publications, regulatory operations and publishing, and clinical trial disclosure support (the business described in this sentence collectively, the “Regulatory Services Business”). Notwithstanding the foregoing, “Covered Business” shall not include any Regulatory Services Business to the extent such Regulatory Services Business is in connection with or ancillary to any other business, activity or operations of Parent or any of its Affiliates.
“Covered Period” means the period from January 1, 2022 through, and including, the Closing Date.
“Cybersecurity Measures” means (a) any physical, technical, or administrative measures or safeguards implemented by a Company or Asset Seller designed to protect its Business System and any stored Company Data and to identify and defend against any cybercrime, cyberterrorism, ransomware, malware, or unauthorized access, disclosure, compromise, use, or breach of security of Business System or Company Data and (b) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by any Company or Asset Seller to the extent reasonably deemed appropriate by such Company or Asset Seller in response to a cybersecurity attack, security breach or security incident, designed to protect its Business System or Company Data from similar attacks, breaches or incidents.
“Data-Related Vendor” means a third-party service provider, vendor, or business partner (including any payment processor, advertising and marketing agency, cloud storage vendor, and outsourced technology or human resource function provider) that has access to, processes, or stores Company Data on behalf of any Company, including any “business associate” or “subcontractor” as such terms are defined under HIPAA.
“Earnout Amount” shall have the meaning set forth on Exhibit A-2.

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“Earnout Period” means the period from January 1, 2026 until and including December 31, 2026.
“Employee Benefit Plan” means, with respect to any Person, each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and each other retirement, pension, profit-sharing, deferred compensation, bonus, cash incentive or commission, stock purchase, stock ownership, equity or equity-based incentive, transaction, change in control, retention, severance, vacation, paid time off, supplemental unemployment benefit, health or welfare, employment, individual independent contractor, fringe-benefit, or other benefit or compensatory plan, program, policy, practice, agreement, arrangement or Contract, whether formal or informal and whether written or unwritten.
“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium or other similar existing or future Laws relating to or affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies, including specific performance and injunctive and other forms of equitable relief.
“Environmental Laws” means all Laws relating to pollution control, protection of the environment, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air and Laws related to Hazardous Substances that are promulgated and in effect on or prior to the Closing Date.
“Environmental Permits” means all Permits issued pursuant to Environmental Laws.
“Equity Interests” means the issued and outstanding equity interests of each of the Companies.
“Equity Sellers” means, individually or collectively, as applicable, Certara USA, Inc. and Certara UK Limited.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any Person engaged in a trade or business that would at any relevant time be treated together with Parent or any Companies as a “single employer” under Section 414 of the Code or Section 4001(b) of ERISA.
“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit D.
“Export and Import Control Laws” means U.S. and non-U.S. import, sanctions, export and re-export Laws and regulations, including the U.S. Export Administration Act of 1979, the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Arms Export Control Act, the U.S. Tariff Act of 1930, the Laws relating to anti-boycott requirements administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and respective implementing Laws and regulations, including the U.S. Export Administration Regulations, the EU Dual-Use Regulations the sanctions-related Executive Orders and regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the Department of State, the United Nations Security Council the United Kingdom and the European Union, the International Traffic in Arms Regulations, the U.S. Foreign Trade Regulations, and the regulations and programs administered by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies and counterparts in foreign jurisdictions.

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“Fraud” means, with respect to any party to this Agreement, any actual and intentional fraud with respect to the making of any of the specific representations and warranties contained in Article III (with respect to Fraud of Seller Parties), Article IV (with respect to Fraud of Parent) or Article V (with respect to Fraud of Buyer Parties), and the accompanying certificates to be delivered pursuant to Section 7.2(c) (with respect to Fraud of Buyer Parent) and Section 7.3(d)) (with respect to Fraud of Parent) and not with respect to any other matters, and requires that (a) such Party had actual knowledge that a representation or warranty made by such Party was actually inaccurate when made, (b) such representation or warranty was made with the express intent to induce the other Party to rely thereon (or with the expectation that such Party would rely thereon) and that such Party would take action or inaction to such Party’s detriment, (c) such reliance and subsequent action or inaction by such Party was justifiable and (d) such action or inaction resulted in damages, losses or liabilities to such party. “Fraud” does not include, and no claim may be made by any Person, in relation to this Agreement or any other Transaction Agreement or the transactions contemplated by this Agreement or thereby for (i) constructive fraud or other claims based on constructive knowledge, (ii) any other Person’s Fraud, including through equitable claims (such as unjust enrichment) not requiring proof of wrongdoing committed by the subject of such claims, or (iii) negligent or reckless misrepresentation, equitable fraud or any other fraud-based claim or theory that does not require all of the elements set forth in the definition of “Fraud” herein.
“Fundamental Representations” means the Company Fundamental Representations, the Parent Fundamental Representations and the Buyer Fundamental Representations.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.
“Good Clinical Practices” means all applicable then-current good clinical practice standards promulgated or endorsed by the U.S. Food and Drug Administration (“FDA”), as defined in 21 C.F.R. Parts 312, 50, 54, and 56 (or such other foreign equivalent regulatory standards in any other country or jurisdiction in which the Companies conduct the Covered Business).
“Good Laboratory Practices” means all applicable then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in 21 C.F.R. Part 58 (or other such foreign equivalent regulatory standards in any other country or jurisdiction in which the Companies conduct the Covered Business).
“Governmental Entity” means any foreign, federal, state, provincial or local government, any political subdivision thereof or any self-regulatory organization (including any securities exchange), arbitrational tribunal, court, administrative or regulatory agency, department, instrumentality, body or commission, or other governmental authority or agency. For the avoidance of doubt, “Governmental Entity” shall not include university systems or healthcare systems.
“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by any Company is governed by or subject to applicable Law.
“Healthcare Laws” means all applicable Laws pertaining to healthcare regulatory matters applicable to the Covered Business of the Company or any of its Subsidiaries, including, in each case, to the extent applicable, but not limited to: (a) the federal Anti-Kickback Statute (42 U.S.C. § 1320a 7b(b)),

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the False Claims Act (31 U.S.C. § 3729 et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the anti-inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion statute (42 U.S.C. § 1320a-7), the Stark Law (42 U.S.C. § 1395nn); (b) any state anti-kickback, fee-splitting, or similar fraud and abuse Laws, and each of their respective implementing regulations; (c) HIPAA; (d) the Federal Food, Drug & Cosmetic Act, (21. U.S.C. § 301 et seq.), the Prescription Drug Marketing Act of 1987 (21 U.S.C. § 353 et seq.), and each of their respective implementing regulations; (e) Good Laboratory Practices, Good Clinical Practices, and each of their implementing regulations and any guidance documents issued by a Governmental Entity related thereto; (f) 21 C.F.R. Part 11 and any guidance documents issued by a Governmental Entity related thereto; (g) all Laws relating to the advertising, promotion, or marketing of drug products; and (h) all Laws relating to the conduct of research (including non-clinical laboratory studies, observational research, human subjects research, medical experimentation, clinical investigations, clinical trials, and scientific investigation) and the drafting of documentation related thereto or such documentation’s submission to Governmental Entities.
“HIPAA” means the Administrative Simplification Subtitle of the Health Insurance Portability and Accountability Act of 1996, all of its implementing regulations, including, but not limited to, the Privacy Standards (45 C.F.R. Parts 160 and 164, Subparts A and E), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160 and 164, Subparts A and C), and the Notification in the Case of Breach of Unsecured Protected Health Information Standards (45 CFR Part 164, Subpart D), as each of the foregoing may be amended from time to time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax Amount” shall mean, with respect to each applicable jurisdiction, the amount of all current income Taxes (which shall not be less than zero) of the Business owing and unpaid as of the Closing and that are first due after the Closing Date, in each case, with respect to such jurisdiction computed for the taxable period (or portion thereof) ending on and including the Closing Date; provided that for purposes of calculating any such liability for income Taxes (i) such liability shall be calculated in accordance with the past practice (including reporting positions, jurisdictions, elections, and accounting and valuations methods) of the Business in preparing income Tax Returns; (ii) all Transaction Tax Deductions shall be taken into account; (iii) any financing or refinancing arrangements entered into at any time by or at the direction of Buyers or any of their Affiliates or any other transactions not otherwise contemplated by this Agreement entered into at any time by or at the direction of Buyers or any of their Affiliates hereby shall not be taken into account; (iv) income Taxes attributable to transactions outside the Ordinary Course on the Closing Date after the Closing shall be excluded; (v) any liabilities for accruals or reserves established or required to be established under the Accounting Principles with respect to contingent income Taxes or with respect to uncertain Tax positions shall be excluded; (vi) any election made after the Closing Date that increases the amount of income realized in (or Tax payable for) a taxable period or portion thereof ending on or before the Closing Date shall be disregarded; (vii) all deferred Tax liabilities established or required to be established under the Accounting Principles shall be excluded; (viii) such liability shall be determined taking into account to any income or gain attributable to deferred revenue, prepaid amounts, or other deferred amounts; (ix) the Closing Date shall be treated as the final day of the taxable year of each of the Companies (including for purposes of treating any “deferred revenue” as having accelerated into a taxable period or portion thereof ending on or before the Closing Date for U.S. federal and applicable state and local tax purposes); (x) the amount of accruals for income Taxes for the pre-Closing portion of any taxable period beginning on or before and ending after the Closing Date shall be determined in accordance with Section 6.8(c); (xi) any income Taxes otherwise taken into account in calculating Indebtedness, Net Working Capital or Transaction Expenses shall be excluded; and (xii) any overpayments of income Taxes with respect to any Tax year ending on December

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31, 2025 or any taxable year or portion thereof in the 2026 Tax year (including estimated Tax payments) shall be treated as a payment of Taxes by the Companies.
“Income Tax Liability Accrual” shall mean with respect to the Business, without duplication, an amount, equal to the sum of the Income Tax Amount and determined on an entity by entity basis for (a) each jurisdiction in which the Business is currently filing income Tax Returns and (b) each jurisdiction in which the Business commenced activities and became subject to income Tax on or after January 1, 2026, and prior to the Closing Date.
“Indebtedness” means, without duplication, (a) all indebtedness or obligations for borrowed money, (b) all obligations for the deferred purchase price or conditional sale of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, in each case to the extent drawn upon or payable and not contingent, but excluding Accounts Payable), (c) all obligations evidenced by notes, bonds or debentures, (d) all obligations under interest rate swap Contracts, swap Contracts, foreign currency exchange Contracts or other hedging or similar Contracts (including any breakage or associated fees), (e) all obligations for leases capitalized or required to be capitalized pursuant to GAAP, (f) all obligations relating to earned but unpaid or underfunded severance obligations (other than severance obligations arising as a result of a breach by any Buyer or its Affiliate of its obligations under this Agreement), deferred compensation, and defined benefit or defined contribution retirement plans (including any employer contributions owed, but not yet made, to any 401(k) plan, for any period prior to the Closing Date) and, in each case, the employer portion of any payroll, social security, unemployment or similar Taxes relating thereto, provided, however that no Liabilities which are to be indemnified for, reimbursed by or otherwise borne by Buyer Parties pursuant to Section 6.9 shall be treated as Indebtedness under this clause (f); (g) all obligations of the type referred to in (a) through (f) of any Person for which the any Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, (h) all obligations of the type referred to in clauses (a) through (g) secured by any Lien on any property or asset of any Company or the Transferred Assets and Liabilities and (h) Income Tax Liability Accrual. For the avoidance of doubt, “Indebtedness” shall not include the Parent Credit Facility.
“Insight Medical Writing Limited” means Insight Medical Writing Limited, an entity existing under the laws of England and Wales.
“Insight PV & Consulting GmbH” means Insight PV & Consulting GmbH, an entity existing under the laws of Germany.
“Insurance Policies” means policies for insurance and interests in insurance pools and programs (in each case including self-insurance and insurance from Affiliates).
“Intellectual Property” means all intellectual property rights or similar rights, whether protected, created, or arising under the Laws of the United States or any other jurisdiction, including (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) Software, (f) all rights of publicity, including the right to use the name, voice, likeness, signature and biographies of real persons, together with all goodwill related thereto; (g) any other intellectual property rights of any kind or nature; (h) all claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

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“Knowledge” means, with respect to Parent, all facts actually known by Ron DiSantis and Demetrius Carter, and the Knowledge that any of them would have after due inquiry of direct reports.
“Law” or “Laws” means any laws, statutes, rules, codes, regulations, ordinances or principles of common law enacted, adopted, promulgated, implemented or otherwise put into effect by any Governmental Entity.
“Leased Real Property” means the premises and the parcels of real property either (x) currently leased by any Company or (y) currently leased by any Asset Seller and used exclusively in the Covered Business, together with all fixtures and improvements thereon, which for the avoidance of doubt includes the Assumed Leases.
“Legal Dispute” means any Action between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any Transaction Agreement.
“Legal Proceeding” means action, claim (or counterclaim), lawsuit, cause of action, charge, complaint, hearing, litigation (at law or in equity), appeal, audit, arbitration, inquiry, investigation or proceeding (whether civil, criminal, administrative or judicial, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Entity or other authority of similar nature.
“Liabilities” means all liabilities and obligations of every kind and nature, whether accrued, fixed or contingent, mature or inchoate, known or unknown.
“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances.
“Local Transfer Instruments” means the instruments of assignment, transfer, conveyance, delivery and assumption of the Equity Interests and the Transferred Assets and Liabilities to Buyers, as applicable, to be delivered at the Closing in accordance with the terms and conditions of this Agreement.
“Losses” means any claims, Liabilities, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including reasonable attorneys’ fees and expenses, but not including any such fees or expenses in connection with investigating or pursuing any claim hereunder), but excluding consequential, indirect, punitive or exemplary damages or lost profits or revenues.
“Material Adverse Effect” means any event, change, occurrence, development, circumstance or effect that has occurred that (a) has had or would reasonably be expected to have a material adverse effect upon the financial condition or operating results of the Business, taken as whole, or (b) that would reasonably be expected to materially and adversely affect the ability of the Seller Parties to perform their respective obligations pursuant to this Agreement or any Transaction Agreement to which the Seller Parties (or any of them) is a party; provided that in no event shall any of the following, either individually or in the aggregate, be deemed to constitute a Material Adverse Effect, nor shall any change or event relating to any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (a) applicable economic or market conditions affecting the industry or markets in which the Business operates, (b) the identity of Buyer Parties or the announcement of the transactions contemplated by this Agreement, (c) (i) the negotiation or execution of, compliance with the terms of, or the taking of any action required, or the failure to take any action prohibited, by this

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Agreement or the taking of any action requested or consented to in writing by any Buyer Party or (ii) the consummation of the transactions contemplated by this Agreement, (d) any change or proposed change in GAAP or other accounting requirements or principles or any change or proposed change in applicable Laws or the interpretation thereof, (e) any national or international political or social conditions, including the engagement by any jurisdiction in which the Business operates in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or escalation of any military or terrorist attack, (f) epidemics, pandemics or disease outbreaks (or worsening thereof, including responses thereto), earthquakes, hurricanes, tornadoes or other natural disasters, (g) general financial, banking, securities or capital market conditions, including interest rates or market prices, or changes therein, (h) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; (i) any reduction in business or other change in the relationship between Buyers or any of their Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, in any case caused, directly or indirectly, by Buyers or any of their Affiliates, or any other action or inaction by Buyers or any of their Affiliates, or (j) any breach of this Agreement or any other action taken (or not taken) by any Buyer Party; provided, however, that clause (h) will not prevent a determination that the underlying cause of such failure to meet projects, forecasts or revenue or earnings predictions has resulted in a Material Adverse Effect. Any determination as to whether any change or event that has had, individually or in the aggregate, a Material Adverse Effect shall be made (A) only after also taking into account all benefits associated with such change or event, including any third-party insurance coverage and any indemnification and reimbursement rights and (B) only against past performance of the Business and not against any forward-looking statements, projections or forecasts for the Business or any other Person.
“Net Working Capital” means (a) the current assets of the Business minus (b) the current liabilities of the Business, in each case (i) determined as of the Valuation Time, (ii) determined in accordance with the Accounting Principles and (iii) solely reflecting the categories and line items of current assets and current liabilities specifically identified on the illustrative calculation of Net Working Capital set forth on Exhibit A-1. Notwithstanding anything in this Agreement to the contrary, “Net Working Capital” shall not include (A) Cash, (B) Indebtedness, (C) Transaction Expenses, (D) current or deferred income Tax assets or income Tax liabilities, (E) any intercompany accounts payable (including trade accounts payable), loans, Contracts or advances by Parent or its Affiliates to any Company or Asset Seller, or (F) any Accounts Receivable or credit accruals attributable to Accounts Receivable, including any intercompany Accounts Receivable or credit accruals attributable to Accounts Receivable.
“Net Working Capital Target” means Net Working Capital in an amount equal to $13,296,020.30.
“NLRB” means the U.S. National Labor Relations Board.
“Order” means any award, order, judgment, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.
“Ordinary Course” means the ordinary course of business of the Business consistent with past practice.
“Parent Benefit Plan” means each Employee Benefit Plan, except any Company Benefit Plan, which (i) is sponsored, maintained, contributed to, or required to be contributed to by Parent or by any Subsidiary of Parent and (ii) covers or benefits any Asset Seller Service Provider, Company Employee or any other current or former officer, director, manager or independent contractor of any Company.

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“Parent Credit Facility” means that certain Credit Agreement, dated as of August 15, 2017, as amended by the First Amendment thereto, dated as of January 24, 2018, by the Second Amendment thereto, dated as of April 3, 2018, by the Third Amendment thereto, dated as of June 17, 2021, by the LIBOR Transition Amendment thereto, dated as of June 26, 2023, by the Fifth Amendment thereto, dated June 26, 2024, and by the Sixth Amendment thereto, dated as of October 16, 2025, by and among Certara Holdings Inc. (formerly EQT Avatar Holdings, Inc.), a Delaware corporation, Certara Holdco, Inc., a Delaware corporation, Certara USA, Inc., a Delaware corporation, Certara Intermediate, Inc. (formerly EQT Avatar Intermediate, Inc.), a Delaware corporation, the financial institutions from time to time party thereto as lenders and issuing banks and Bank of America, N.A., as Administrative Agent.
“Parent Disclosure Schedules” means the disclosure schedules to this Agreement which have been delivered by Parent to Buyer Parties as of the date hereof, and are hereby incorporated by reference.
“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Authorization); Section 4.2 (Equity Interests Ownership); Section 4.3(a) (Consents and Approvals); and Section 4.4 (No Brokers).
“Patent” means all issued patents and patent applications, together with all counterparts claiming priority therefrom, and all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof and applications sharing common technical specifications.
“Permits” means all licenses, permits, authorizations, approvals, waivers and certificates issued by any Governmental Entity.
“Permitted Liens” means (a) Liens imposed by Law for Taxes not yet due and payable or that are being properly contested, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen and other Liens imposed by Law or Contract incurred in the Ordinary Course that are not overdue by more than thirty (30) days or that are being properly contested, (d) pledges and deposits made in the Ordinary Course in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations, (e) deposits to secure the performance of bids, trade Contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the Ordinary Course, (f) easements, zoning restrictions, rights-of-way, Permits, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any real property that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of the Business at any real property subject to such Liens, (g) any (i) interest or title of a lessor or sublessor, or lessee or sublessee under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor (including, without limitation, any and all Liens encumbering the underlying fee interest of the property subject to a Real Property Lease), or lessee or sublessee may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), (h) Liens on goods held by suppliers arising in the Ordinary Course for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as long as such Lien remains unperfected, (i) with respect to any real property in which any Company, the Sellers or one of their respective Affiliates owns a leasehold estate, any defect or encumbrance caused by or arising out of the failure to record the lease or a memorandum thereof in the applicable real property records in the jurisdiction where such real property is located, (j) the effect of any moratorium, eminent domain or condemnation proceedings, and (k) Liens that will be released at or prior to the Closing; provided, that

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notwithstanding the foregoing, the term “Permitted Liens” shall not include any Lien securing Indebtedness or the Parent Credit Facility.
“Person” means any individual, association, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or organization, including any Governmental Entity.
“Personal Information” means (i) any information that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information,” or any similar term under any Privacy Law or (ii) any other information that identifies, relates to, describes, is reasonably capable of being associated with, or would reasonably be linked, directly or indirectly, with a particular individual, household or device.
“Pre-Closing Taxes” means (a) all Taxes (i) of the Asset Sellers and (ii) with respect to the Transferred Assets for any taxable period or portion thereof ending on or before the Closing Date and (b) all Taxes (i) of the Companies for any taxable period or portion thereof ending on or before the Closing Date and (ii) of a Person other than the Companies imposed on any Company as transferee or successor, by Contract or pursuant to Law, in each case arising out of a transaction or event occurring, or Contract entered into, prior to Closing.
“Prime Rate” shall mean, with respect to any payment hereunder, the “prime rate” published in the “Money Rates” section of The Wall Street Journal), on the date such payment was required to be made (or if no such quotation is available for such date, on the next preceding date for which such quotation is available).
“Privacy Consents” means an individual’s consent or withdrawal of consent to the Processing of Personal Information by Company or any of its Data-Related Vendors.
“Privacy Contracts” means any and all Contracts between any Company and any Person, including Data-Related Vendor Agreements and Data-Related Agreements, that are applicable to the Processing of Personal Information.
“Privacy Laws” means a Law that governs the privacy, security, breach notification, or Processing of Personal Information, consumer protection, or the marketing or use of electronic communications applicable to the Asset Sellers or the Companies, including, but not limited to, to the extent applicable: (a) any U.S. state privacy, consumer protection, security, breach notification, data disposal, or Social Security number protection Law; (b) the Federal Trade Commission Act; (c) the Telephone Consumer Protection Act and the Controlling the Assault of Non-Solicited Pornography And Marketing (CAN-SPAM) Act of 2003 and U.S. state Legal Requirements governing the sending of text messages, calls with and artificial or prerecorded voice and unsolicited facsimile communications; (d) the Fair Credit Reporting Act (FCRA), as amended, and its state law equivalents; (e) the Fair Debt Collection Act; (f) the Computer Fraud and Abuse Act; (g) the Electronic Communications Privacy Act; (h) the Stored Communications Act; (i) any state wiretap statute; (j) the DOJ Security Rule; (k) the data protection laws of the European Union and the United Kingdom, including but not limited to the EU General Data Protection Regulation and the UK General Data Protection Regulation, the UK Data Protection Act 2018, and the Privacy and Electronic Communications Regulations 2003; (l) the data protection laws of Australia, India, and any other jurisdiction where a Company operates or is regulated by; (m) HIPAA; and (n) the Payment Card Industry Data Security Standard, each as amended from time to time and to the extent applicable to a Company.

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“Privacy Policies and Procedures” means all written policies, procedures, manuals, notices, statements, or other documents, whether internal or external, applicable to any Company relating to the Processing of Personal Information, including all website and mobile application privacy policies.
“Privacy Standards” means (A) all Privacy Laws, (B) the Companies’ Privacy Policies and Procedures, (C) Privacy Contracts, and (D) Privacy Consents.
“Process”, “Processed” or “Processing” means, with respect to any information, data (whether electronic or in any other form or medium), or Business System, any operation or set of operations performed on such information, data, or Business System, including access, collection, use (including, for the purposes of sending telephone calls, text messages and e-mails), processing, storage, retention, transfer, cross-border transfer, import, export, de-identification, anonymization, pseudonymization, re-identification, disclosure, destruction, modification, maintenance, import, export, transmission, safeguarding, or disposal.
“R&W Insurance Policy” means the Representations and Warranties Insurance Policy obtained by Buyers at their sole expense and in the form attached to the R&W Binder Agreement.
“Registered Intellectual Property” means all registrations or pending applications for Intellectual Property.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.
“Reorganizing Entities” has the meaning set forth in the recitals.
“Restricted Cash” means with respect to any Person, all cash and cash equivalents not freely usable by and available to such Person because it is subject to restrictions, limitations or Taxes on use or distribution by applicable Law, Contract or otherwise, including (a) cash subject to restrictions on dividends and repatriation, (b) cash held in third-party escrows, (c) security or similar deposits, (d) customer deposits or (e) uninsured cash in a “frozen” account (including any account at a failed banking institution). Notwithstanding the foregoing, “Restricted Cash” shall not include any cash or cash equivalents that would be “Restricted Cash” as a result of the Parent Credit Facility if not for this sentence.
“Retained Business” means all business, activity or operations (other than the Covered Business) of Parent or any of its Affiliates (other than the Companies). Notwithstanding the foregoing, the Retained Business shall include all business, activity or operations (other than the Covered Business) conducted by Certara Philippines Inc. and all of the assets set forth on Schedule 2.2(b).
“Retained Employees” means the employees of Certara Philippines, Inc. who are intended to work for the Retained Business following the Closing.
“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any Sanctions that broadly prohibit dealings with that country or territory (which include Cuba, Iran, North Korea, Syria (prior to July 1, 2025), and the Crimea, Donetsk, and Luhansk regions of Ukraine).
“Sanctioned Person” means, at any time, (a) any Person listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or a similar list maintained by the U.S. Department of State, the United

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Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) a Person that resides in or is organized or located in a Sanctioned Country, (c) any Person with whom or with which a U.S. Person is prohibited from dealing under any of the Sanctions, or (d) any Person owned or controlled by any Person(s) described in clause (a) or (b).
“Sanctions” means requirements of Law concerning or relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, the U.S. Department of Commerce, the European Union, or His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.
“Security Breach” means any (i) unauthorized or unlawful access to, acquisition of, loss of, or misuse (by any means) of Personal Information or Business Systems; (ii) a phishing, ransomware, denial of service (DoS) or other cyberattack; or (iii) a “breach,” “breach of security,” “breach of system security,” or similar event as defined under any Privacy Law or Contract that would legally or contractually require any Company to notify any Person of such event.
“Seller Parties” means, individually or collectively, as applicable, the Sellers and the Parent.
“Sellers” means, individually or collectively, as applicable, the Equity Sellers and the Asset Sellers.
“Senior Debt” means (a) the Buyer Parent Credit Facility; (b) any refinancing, refunding, renewal, extension, replacement, restructuring, amendment, supplement, or modification of any of the Buyer Parent Credit Facility; and (c) all guarantees and other obligations of the Buyers or their Affiliates with respect to any of the foregoing; in each case ((a) – (c)) whether absolute or contingent, direct or indirect, secured or unsecured, and whether owed to the original lenders or to any subsequent holder, agent, or financing source.
“Shared Contracts” means Contracts between or among Parent and its Affiliates (including the Companies), on the one hand, and Persons who are not Parent or any of its Affiliates, on the other hand, that are Contracts that relate or may relate in part to both the Business, on the one hand, and any Retained Business, on the other hand, in each case including but not limited to those Contracts set forth on Schedule 1.1(a)(ii).
“Software” means computer software programs and software systems, data and databases, including tool sets, firmware, application programming interfaces, compilers, higher level or “proprietary” languages, whether in source code, object code or human readable form, and all versions, updates, corrections, enhancements, and modifications thereto, and all related documentation, developer notes, comments, training materials and annotations thereto.
“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person (or group of

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Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.
“Sponsor” means WindRose Health Investors V, L.P., a Delaware limited partnership.
“Subcontracting Agreements” means (a) a Subcontracting Agreement, in the form set forth on Exhibit B-1 (the “US Subcontracting Agreement”), (b) a Statement of Work Assignment and Assumption Agreement, in the form set forth on Exhibit B-2 (the “US SOW Agreement”), (c) a Subcontracting Agreement or Statement of Work Assignment and Assumption Agreement described in Section 6.15(e) and (d) a reverse Subcontracting Agreement or reverse Statement of Work Assignment and Assumption Agreement described in Section 6.15(f).
“Subsidiary” or “Subsidiaries” of any Person means, on any date, any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.
“Tax Return” means any original or amended report, return, declaration, claim for refund or information return or statement supplied or required to be supplied to a Governmental Entity in connection with the determination, assessment or collection of Taxes.
“Taxes”, and with a correlative meaning, “Taxable”, means all federal, state, local or non-U.S. taxes, or charges, duties, fees, levies or other assessments in the nature of a tax, including income, gross receipts, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat or abandoned property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes imposed by any Governmental Entity, and including any interest, penalty or addition associated therewith, whether disputed or not.
“Third Party Intellectual Property” means all Business Intellectual Property owned by a Person that is not an Affiliate of Parent and is currently licensed to or used by any Asset Seller or any Company.
“Trade Secrets” means all trade secrets and confidential business information (including ideas, research and development, know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, customer lists, specifications, research and development information, technology and product roadmaps, databases and all other information that derives economic value from not being generally known).
“Trademarks” means trademarks, service marks trade dress, logos, slogans, trade names (including social media corporate identifiers), corporate and business names domain names and other Internet addresses or identifiers, and any other indicia of source or origin, together with all translations, adaptations, derivations, and combinations thereof, and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.
“Transaction Agreements” means this Agreement, the Escrow Agreement, the Ancillary Agreements, the Contribution Agreements, the Reorganization Agreements, the Local Transfer Instruments and the Limited Guarantee. For the avoidance of doubt, the Employment Agreements are not Transaction Agreements.

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“Transaction Expenses” means, to the extent unpaid immediately prior to the Closing, all fees, costs and expenses of the Parent and its Affiliates that relate to this Agreement or that are payable in connection with any of the transactions contemplated by this Agreement, including (a) any fees, costs or expenses payable to the Parent’s and its Affiliates’ investment bankers, outside legal counsel or financial advisors in connection with the transactions contemplated by this Agreement, (b) any retention, stay, success, change of control, management bonus and any other similar amounts payable to any of the Asset Seller Service Providers, Transferred Employees or the Companies’ current or former officers, directors, managers, stockholders, members, employees or independent contractors in connection with the transactions contemplated by this Agreement, including the employer’s portion of employment, payroll, social security, unemployment or similar Taxes due thereon, as applicable. Notwithstanding the foregoing, no amounts the responsibility for which is allocated to any Buyer or its Affiliates under this Agreement shall be a Transaction Expense.
“Transaction Tax Deductions” shall mean any Tax deductions, to the extent “more likely than not deductible” (or deductible at a higher level of authority), with respect to a taxable period or portion thereof ending on or before the Closing Date, resulting from payment, whether before or in conjunction with the Closing, of (a) the Transaction Expenses and (b) repayment of the Indebtedness, including any unamortized deferred financing fees, expenses, prepayment premiums, breakage fees, accelerated deferred financing fees and interest (including amounts treated as interest for federal income Tax purposes) in connection with the Indebtedness.
“Transfer Taxes” means all transfer, notarial, filing, recordation, goods, services, sales, use, real or personal property transfer, documentary, value-added, stamp and all other similar Taxes or other like charges imposed by any Governmental Entity, together with interest, penalties or additional amounts imposed with respect thereto.
“Transferred Assets and Liabilities” means, collectively, the Transferred Assets and the Transferred Liabilities or the Transferred Assets or the Transferred Liabilities, as the context requires.
“Transferred Bank Accounts” means the bank accounts of the Companies.
“Transferred Employees” means employees who are transferred as described in Section 6.9 or otherwise hired, employed or engaged, directly or indirectly, by any Buyer Party (including any Company) in connection with the transactions contemplated by this Agreement, including a professional employer organization for the benefit of any Buyer Party (including any Company).
“Transition Services Agreement” means the Transition Services Agreement between Parent or one or more of its Affiliates and Synchrogenix Information Strategies, LLC, substantially in the form attached hereto as Exhibit C.
“Treasury Regulations” means the income Tax regulations promulgated under the Code.
“Trigger Customer” means each “Trigger Customer” as defined in Exhibit A-3.
“Trigger Deferred Purchase Price” means, with respect to any Trigger Customer, the “Trigger Deferred Purchase Price” applicable to such Trigger Customer as defined in Exhibit A-3.
“TUPE” means, as in effect in the United Kingdom, the Transfer of Undertakings (Protection of Employment) Regulations 2006, and any predecessor regulations including the Transfer of Undertakings (Protection of Employment) Regulations 1981.

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“U.S.” means the United States of America.
“User Interface” means any Company website, web portal, or online site or service, including, without limitation, each mobile application.
“Valuation Time” means 11:59 p.m. Eastern time on the day prior to the Closing Date.
“Work Product” means, with respect to a Person, all tangible and intangible original work product developed or created within the scope of their service or employment by the Companies.
Section 1.2Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:
Term    Section
Agreement    Preamble
Allocation Principles     Section 2.8
Allocation Statement    Section 2.8
Asset Buyer(s)    Preamble
Assumed Contacts    Section 2.2
Assumed Leases    Section 2.2
Buyers    Preamble
Buyer Released Claims    Section 9.2(a)
Buyer Releasing Parties    Section 9.2(a)
Canada Employees     Section 6.9(c)
Closing    Section 2.4
Closing Date    Section 2.4
Closing Purchase Price    Section 2.3
Closing Statement    Section 2.3
Company Employees    Section 6.9(a)
Continuing Intercompany Agreements     Section 6.12
Contribution Agreements     Section 6.1
Data Room     Section 1.3(c)
Data-Related Agreement     Section 3.11
Data-Related Vendor Agreement     Section 3.11
Deficit    Section 2.7(e)(ii)
Earnout Payment    Section 2.9
Earnout Trigger Event     Section 2.9
Equity Buyer(s)    Preamble
Estimated Closing Purchase Price    Section 2.3
Estimated Net Working Capital    Section 2.3
Excluded Assets    Section 2.2
Excluded Insurance Policies     Section 2.2
Excluded Intellectual Property     Section 2.2
Excluded Leased Real Property    Section 2.2
Excluded Liabilities    Section 2.2
FCPA     Section 3.25
Final Company Indebtedness     Section 2.7(c)
Final Net Working Capital Amount     Section 2.7(c)
Final Purchase Price Adjustment Statement    Section 2.7(c)

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Final Transaction Expenses    Section 2.7(c)
Financial Statements     Section 3.5
Germany Employees     Section 6.9(d)
Gross Profit    Exhibit A-2
Indemnified Individuals    Section 6.16
Indemnified Party     Section 9.2(a)
Indemnifying Party     Section 9.2(a)
Independent Accountant    Section 2.7(c)
Independent Firm Dispute Notice    Section 2.7(c)
Intercompany Agreements     Section 6.14(a)
Interim Date    Section 3.5
IRS    Section 3.20(a)
Material Business Contracts    Section 3.16(a)
Material Customers    Section 3.27
Material Suppliers    Section 3.27
Nonparty Affiliates    Section 10.19
Notice of Disagreement     Section 2.7(c)
Objections Notice    Section 2.8
Other World Employees     Section 6.9(e)
Outside Date    Section 8.1(d)
Parent    Preamble
Parent Benefit Plan     Section 3.20(a)
Parent Director    Section 6.16
Parent Business Guarantees    Section 6.12(b)
Parent Marks    Section 6.11
Parent Parties    Section 10.11(a)
Parent Released Claims     Section 9.2(c)
Parent Releasing Parties    Section 9.2(c)
Parent Severance Arrangements    Section 6.9(d)
Parties    Preamble
Party    Preamble
Privileged Communications    Section 10.11(b)
Purchase Price    Section 2.3
Purchase Price Adjustment    Section 2.7(a)
Purchase Price Adjustment Statement    Section 2.7(b)
Real Property Lease    Section 3.9(a)
Reorganization Agreements     Section 6.1
Response Period    Section 2.8
Restricted Assets and Liabilities     Section 6.14
Restrictive Covenant Agreement    Recitals
R&W Binder Agreement    Section 5.10
Securities Act    Section 5.5
Straddle Period    Section 6.8(c)
Surplus    Section 2.7(e)(i)
Tax Qualified Benefit Plan     Section 3.20(a)
Terminating Buyer Breach    Section 8.1(a)
TPL    Section 10.11(a)
Transferred Business Systems    Section 2.2
Transferred Liabilities    Section 2.2

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UK Employees     Section 6.9(b)
US Independent Contractors     Section 6.9(a)
US Employees    Section 6.9(a)
Willful Breach    Section 8.2

Section 1.3Construction.
(a)Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the word “or” shall have an inclusive and not exclusive meaning, (vi) the terms “day” and “days” mean and refer to calendar day(s) and (vii) the terms “year” and “years” mean and refer to calendar year(s).
(b)Unless otherwise set forth in this Agreement, references in this Agreement, including the Exhibits and Schedules, to any document, instrument or agreement (including this Agreement) (i) includes and incorporates all exhibits, schedules and other attachments thereto, (ii) includes all documents, instruments or agreements issued or executed in replacement thereof and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.
(c)References to any document that has been “provided”, “furnished” “made available” or “delivered” to the Buyer shall mean a copy of such document that was posted in the on-line “virtual data room” sponsored by Datasite (the “Data Room”) at least two (2) Business Days prior to the date hereof. All references to currency, monetary values, “$” and dollars set forth herein, other than as expressly specified herein, shall mean United States dollars (USD) and all payments hereunder, other than as expressly specified herein, shall be made in United States dollars.
(d)Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, the documents referred to herein and this Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.
Article II
PURCHASE AND SALE
Section 2.1Purchase and Sale of Equity Interests. Subject to the terms and conditions of this Agreement, at the Closing, the applicable Equity Sellers shall, and the Parent shall cause the applicable Equity Sellers to, sell, convey, assign, transfer and deliver to the applicable Equity Buyer, and the Equity Buyer(s) shall, and Buyer Parent shall cause the Equity Buyers to, acquire and accept from Parent and the Equity Sellers, all right, title and interest in and to the Equity Interests free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws).
Section 2.2Purchase and Sale of Assets and Liabilities.
(a)Transferred Assets and Liabilities. Subject to the terms and subject to the conditions of this Agreement, including Section 6.14, at the Closing, each applicable Asset Seller shall, and Parent shall cause each applicable Asset Seller to, sell, convey, assign, transfer and deliver to the applicable Asset Buyer, and each applicable Asset Buyer shall, and Buyer Parent shall cause each

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applicable Asset Buyer to, purchase, acquire and accept from the applicable Asset Seller, each of the following properties, assets and rights of such Asset Seller (collectively, the “Transferred Assets”), in each case free and clear of all Liens (other than Permitted Liens):
(i)all Contracts (and rights thereunder) to which such Asset Seller is a party and that relate exclusively to the Covered Business, including such Contracts set forth on Schedule 2.2(a)(i) (the “Assumed Contracts”); provided, however, that for the avoidance of doubt, Shared Contracts do not constitute Assumed Contracts;
(ii)all leasehold interests in the Leased Real Property of such Asset Seller that are set forth on Schedule 2.2(a)(ii), including, to the extent applicable, all such right, title and interest under any related Real Property Lease (the “Assumed Leases”);
(iii)all expenses that have been prepaid by such Asset Seller and arise exclusively or primarily from the Covered Business;
(iv)Reserved;
(v)all Business Owned Intellectual Property of such Asset Seller, if any;
(vi)all licenses to which such Asset Seller is the licensee for Third Party Intellectual Property that is used exclusively or primarily in the Covered Business;
(vii)Business Systems owned, leased or licensed by such Asset Seller and used exclusively in the Covered Business for information technology operations (the “Transferred Business Systems”);
(viii)all other personal property of such Asset Seller (and interests therein) that is used exclusively or primarily in the Covered Business;
(ix)to the extent transferable, all Permits held by such Asset Seller that exclusively relate to the Covered Business;
(x)all claims, causes of action, lawsuits or demands that such Asset Seller has against any Person other than Parent or any Affiliate of Parent, to the extent arising exclusively from the other Transferred Assets and Liabilities;
(xi)subject to Section 6.17 and the terms and conditions of the Excluded Insurance Policies, all insurance proceeds due or to become due with respect to the Excluded Insurance Policies for any claims covered by such Excluded Insurance Policies that are properly reported to the relevant insurer(s) prior to the Closing Date for any claim, occurrence or loss that exclusively arises from the Business and occurred or existed prior to the Closing Date (except to the extent Parent or its Affiliates have incurred fees, costs or expenses prior to the Closing Date in responding, mitigating or remediating to such claim, occurrence or loss);
(xii)all Company Benefit Plans that are listed on Schedule 2.2(a)(xii), including all insurance Contracts, policies and administrative service arrangements exclusively related thereto (the “Transferred Company Benefit Plans”);
(xiii)all books, records, files and papers of and in the possession of such Asset Seller that exclusively relate to the Covered Business;
(xiv)subject to Section 6.4, all personnel and employment records for Transferred Employees, except as prohibited by applicable Law;
(xv)all other properties, assets and rights of such Asset Seller to the extent they relate exclusively to the Covered Business and are not Excluded Assets, if any; and

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(xvi)all other properties, assets and rights set forth on Schedule 2.2(a)(xvi), if any.
Notwithstanding anything in this Agreement to the contrary, the “Transferred Assets”, “Assumed Contracts”, “Assumed Leases” and “Transferred Business Systems” shall not include (x) any Excluded Assets, (y) any properties, assets or rights related to any Retained Business or (z) any Corporate Shared Services.
Notwithstanding anything in this Agreement that may suggest to the contrary, the Parties acknowledge and agree that there are no Transferred Insurance Policies.
(b)Excluded Assets. The Buyer Parties expressly understand and agree that the Asset Buyers are not purchasing or acquiring, and no Asset Seller is selling or assigning, any properties, assets or rights other than the Transferred Assets. All Excluded Assets shall be retained by Parent and its Affiliates and shall be excluded from the Transferred Assets. Notwithstanding any other provision of this Agreement, prior to the Closing, the Companies shall transfer the assets set forth on Schedule 2.2(b) to Parent or its designated Affiliate. The term “Excluded Assets” shall mean each Asset Seller’s right, title and interest in, to and under any and all properties, assets or rights of such Asset Seller that do not constitute Transferred Assets, including, without limitation, the following:
(i)any rights to Corporate Shared Services;
(ii)(A) all of Parent’s and its Affiliates’ Cash, including Cash in any Transferred Bank Accounts, and (B) all rights to any bank accounts other than any Transferred Bank Accounts;
(iii)all Accounts Receivable of such Asset Seller;
(iv)all shares of capital stock or other equity securities held by Parent or any of its Affiliates (other than the Equity Interests being sold by the Equity Sellers pursuant to Section 2.1);
(v)all of Parent’s and its Affiliates’ (other than the Companies) rights or interests under this Agreement, any other Transaction Agreement or in any other document, certificate or instrument delivered pursuant to or in connection with this Agreement or any other Transaction Agreement;
(vi)all Tax assets (including any rights to any Tax refunds or credits), proprietary Tax planning methods and techniques and all Tax Returns;
(vii)all Parent Benefit Plans and all employee benefit plans, programs, arrangements and Contracts, and any related trusts and other properties, assets and rights thereunder (including any retirement benefit and post-retirement health benefit plans, programs, arrangements and agreements and employment Contracts with Transferred Employees), sponsored or maintained by Parent or its Affiliates, except any Transferred Company Benefit Plans;
(viii)all personnel and employment records for employees and former employees of Parent or any Affiliate of Parent (other than the Companies) who are not Transferred Employees;
(ix)all of Parent’s and its Affiliates’ Contracts (and all rights thereunder) that do not constitute Assumed Contracts;
(x)all of Parent’s and its Affiliates’ right, title and interest in Leased Real Property other than the Assumed Leases, including, to the extent applicable, all such right, title and interest under any related Real Property Lease, and all improvements, fixtures and appurtenances thereto and rights in respect thereof (the “Excluded Leased Real Property”);

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(xi)all of Parent’s and its Affiliates’ right, title and interest in Intellectual Property that is not Business Intellectual Property, including (x) any Intellectual Property related to CoAuthor or GlobalSubmit, (y) any the Intellectual Property set forth on Schedule 2.2(b)(xi), and (z) the Parent Marks (collectively, the “Excluded Intellectual Property”), together with any Contracts granting rights to use the same;
(xii)all Actions (including counterclaims) and defenses against third parties relating to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and information relating thereto;
(xiii)subject to Buyers’ rights under Section 6.16(g), any Insurance Policy in the name of Parent or its Affiliates, including those Insurance Policies listed on Schedule 2.2(b)(xiii) (the “Excluded Insurance Policies”); and
(xiv)(A) all corporate minute books (and other similar corporate records) and stock records of Parent and its Affiliates (including as relates to any Company), (B) any books and records relating to the Excluded Assets and (C) any books or records that Parent or any of its Affiliates (including as relates to any Company) (1) is required by Law to retain, (2) reasonably believes are necessary to enable Parent to prepare or file Tax Returns (copies of which will be made available to Buyers upon Buyers’ reasonable request) or (3) is prohibited by Law from delivering to Buyers.
Notwithstanding anything to the contrary set forth in this Agreement or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement, Buyer Parties acknowledge and agree that all of the following shall remain the property of Parent and its Affiliates, and no Buyer Party nor any of their Affiliates (including, after the Closing, the Companies) shall have any interest therein: (w) all records and reports prepared or received by Parent or any of its Affiliates in connection with the sale of the Business and the transactions contemplated by any Transaction Agreement, including all analyses relating to the Business or Buyer Parties so prepared or received; (x) all confidentiality Contracts with prospective purchasers of the Business or any portion thereof (except that Parent shall, or shall cause an Affiliate to, assign to Buyer Parties or their designee at the Closing all of Parent’s or such Affiliate’s rights under such confidentiality Contracts to confidential treatment of information with respect to the Covered Business and the Companies and with respect to solicitation and hiring of Transferred Employees); (y) all bids and expressions of interest received from prospective purchasers of the Business or any portion thereof with respect thereto; and (z) all privileged materials, documents and records (or any materials, documents or records subject to attorney work-product protection) in the possession of any of Parent or any of its Affiliates to the extent such materials, documents and records are (A) not exclusively or primarily related to the Business or (B) related to any Excluded Asset or Excluded Liability.
(c)Transferred Liabilities. Subject to the terms and subject to the conditions of this Agreement, at the Closing, Asset Buyers shall, and Buyer Parent shall cause Asset Buyers to, assume, pay, discharge and perform in accordance with their terms all of the Liabilities of the Asset Sellers to the extent they relate to the Transferred Assets (collectively, the “Transferred Liabilities”), including, but not limited to the following:
(i)any Liabilities that are included in Net Working Capital;
(ii)any Liabilities for employees of Asset Seller with respect to the Covered Business to the extent such Liabilities are to be indemnified for, reimbursed by or otherwise borne by Buyer Parties pursuant to Section 6.9;
(iii)any Liabilities of Asset Seller under each Assumed Contract that is an executory Contract to the extent such Liabilities (A) are not required to be paid or performed prior to the Closing Date, (B) are expressly set forth in such Assumed Contract, (C) arise from the operations of the Business subsequent to the Closing Date and (D) do not arise from a failure to perform, improper performance, warranty or other breach of such Asset Seller; and

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(iv)any Liabilities set forth on Schedule 2.2(c).
(d)Excluded Liabilities. Notwithstanding anything in this Section 2.2, Asset Buyers are not assuming or agreeing to pay or discharge any Liabilities of Parent or its Affiliates other than the Transferred Liabilities (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities shall include, but are not limited to, the following:
(i)other than as reflected in the Final Purchase Price Adjustment Statement, any Indebtedness of Parent or any of the Asset Sellers;
(ii)other than as reflected in the Final Purchase Price Adjustment Statement, any Liability for any Transaction Expenses;
(iii)any Liabilities under any Employee Benefit Plan, except any Transferred Company Benefit Plans;
(iv)any Liability arising from any Excluded Asset or any Retained Business; and
(v)except as otherwise may be or remain outstanding as of the Closing pursuant to Section 6.12, any Liability for any intercompany accounts payable (including trade accounts payable), loan, Contract or advance by Parent or its Affiliates to any Company or Asset Seller.
Section 2.3Purchase Price. The aggregate purchase price for all of the Equity Interests and the Transferred Assets and Liabilities shall be an amount (such amount, the “Purchase Price”) equal to the sum of (x) the Closing Purchase Price, subject to the Purchase Price Adjustment, (ii) the aggregate Trigger Deferred Purchase Price payable pursuant to Section 2.10 and (iii) the Earnout Amount. As used in this Agreement, the “Closing Purchase Price” shall be an amount equal to the following:
(a)$100 million, less the Aggregate Trigger Deferred Purchase Price Reduction determined in accordance with Section 2.10;
(b)minus, the amount of the Transaction Expenses;
(c)minus, the amount of the Company Indebtedness; and
(d)(i) minus, the amount by which the Estimated Net Working Capital is less than the Net Working Capital Target, or (ii) plus, the amount by which the Estimated Net Working Capital exceeds the Net Working Capital Target.
No later than two (2) Business Days prior to the Closing, Parent shall prepare and deliver to Buyer Parent a statement (the “Closing Statement”) setting forth a good faith estimate of the Closing Purchase Price (the “Estimated Closing Purchase Price”), including the (i) estimated Net Working Capital of the Business as of the Closing (the “Estimated Net Working Capital”), and (ii) the Transaction Expenses and the Company Indebtedness as of the Closing.
Section 2.4Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as possible, and in any event no later than three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as Parent and Buyer Parent may agree in writing; provided, however, that the Closing shall not occur prior to May 10, 2026; provided, further, that subject to the foregoing sentence and proviso, the Closing shall occur on such date that is the first Business Day of a calendar month (this proviso, the “Month-End Closing Requirement”); provided, further, that subject to the foregoing sentence and provisos, if the date

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that would otherwise be the Closing Date falls on a date that is at least four Business Days prior to the end of a calendar month, the Closing shall occur on such date that is the first Business Day of the next calendar month (this proviso and the Month-End Closing Requirements, the “Month-End Closing Provisos”). Notwithstanding the foregoing, Parent may waive the requirements of the Month-End Closing Provisos by written notice to Buyer Parent, and upon such waiver, the requirements of the Month-End Closing Provisos shall be null and void. The earliest date on which the Closing is permitted pursuant to the foregoing shall be the “Inside Date”. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place at the offices of Troutman Pepper Locke LLP located at 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, PA 19103, or by remote exchange of signatures and documents, at 10:00 a.m. Philadelphia, Pennsylvania time, or at such other place or at such other time as Parent and Buyer Parent may agree in writing.
Section 2.5Deliveries by Seller Parties. At the Closing, the Seller Parties shall deliver or cause to be delivered to Buyers (unless delivered previously) the following:
(a)the Local Transfer Instruments, duly executed by the Seller Parties that are parties thereto and any applicable local law documentation customarily required to facilitate the Local Transfer Instruments, such as voting powers of attorney, updated share registers and local legislation filings;
(b)the Ancillary Agreements, duly executed by the Seller Parties that are parties thereto;
(c)a duly completed and executed (i) IRS Form W-9 from each of Certara USA, Inc. and Certara Holding, Inc., and (ii) any similar forms from the non-U.S. Equity Sellers or Asset Sellers, as applicable, to the extent required by Law;
(d)the Escrow Agreement, duly executed by Parent; and
(e)the certificates and other documents required to be delivered pursuant to Section 7.3.
Section 2.6Deliveries by Buyers.
(a)At the Closing, Buyer Parties shall deliver or cause to be delivered to Parent the following:
(i)the Ancillary Agreements, duly executed by the Buyers or Affiliates that are a party thereto;
(ii)the Local Transfer Instruments, duly executed by the Buyers or Affiliates that are a party thereto and any applicable local law documentation customarily required to facilitate the Local Transfer Instruments, such as voting powers of attorney, updated share registers and local legislation filings;
(iii)the Escrow Agreement, duly executed by Buyer Parent;
(iv)the certificates and other documents required to be delivered pursuant to Section 7.2.
(b)At the Closing, Buyers Parties shall pay:
(i)the Transactions Expenses, to the Persons entitled to payment thereof pursuant to the terms of invoices or other customary documentation, delivered to Buyers by Parent at least two (2) Business Days prior to the Closing Date;

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(ii)the Company Indebtedness, to the Persons entitled to payment thereof pursuant to the terms of payoff letters, in form and substance reasonably satisfactory to Buyers, delivered by Parent at least two (2) Business Days prior to the Closing Date;
(iii)the Aggregate Trigger Deferred Purchase Price Reduction, to the Escrow Agent to be held in an escrow account (the “Trigger Deferred Purchase Price Escrow Account”) for the purposes described in Section 2.10 in accordance with the terms of the Escrow Agreement; and
(iv)to Parent the balance of the Closing Purchase Price by wire transfer in immediately available funds to the account or accounts designated to Buyers in writing by Parent at least two (2) Business Days prior to the Closing Date.
Section 2.7Adjustment to Purchase Price.
(a)The Closing Purchase Price shall be increased or decreased as set forth in Section 2.7(e). Any increase or decrease in the Closing Purchase Price pursuant to this Section 2.7 shall be referred to as a “Purchase Price Adjustment”.
(b)No later than forty-five (45) days after the Closing Date, Buyer Parent shall prepare and deliver to Parent a separate statement setting forth its calculation of the Closing Purchase Price, including the (A) the Net Working Capital, (B) the Transaction Expenses, and (C) the Company Indebtedness, and showing any calculations with respect to any proposed Purchase Price Adjustment as a result of the Estimated Closing Purchase Price being more or less than the Closing Purchase Price calculated by Buyer Parent (the “Purchase Price Adjustment Statement”). Buyer Parent will permit, and will cause each Company and Buyer to permit, Parent and its advisors and representatives reasonable access to the books, records, properties, premises, work papers, personnel and other information to the extent necessary to permit Parent and its advisors to review the Purchase Price Adjustment Statement or to address any dispute described in this Section 2.7(b). The Parties agree that the purpose of preparing and calculating the Net Working Capital, the Transaction Expenses, and the Company Indebtedness hereunder is to measure changes in the Net Working Capital, the Transaction Expenses, and the Company Indebtedness without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Accounting Principles. The Purchase Price Adjustment Statement and the calculation of the Net Working Capital contained therein shall be prepared in accordance with the Accounting Principles and shall entirely disregard (x) any and all effects on the assets or Liabilities of the Business as a result of the transactions contemplated by this Agreement or any financing or refinancing arrangements entered into at any time by Buyers or their Affiliates or any other transaction entered into by Buyers or their Affiliates in connection with the consummation of the transactions contemplated by this Agreement and (y) any of the plans, transactions or changes that Buyers or their Affiliates intend to initiate or make or cause to be initiated or made after the Closing or any facts or circumstances that are unique or particular to Buyers or their Affiliates or any of their assets or liabilities. If Buyer Parent fails to deliver the Purchase Price Adjustment Statement within forty-five (45) days after the Closing Date, then Parent may, in its sole discretion, within thirty (30) days after the expiration of such forty-five (45) day period, deliver to Buyer Parent its own Purchase Price Adjustment Statement; provided, that if Buyer Parent delivers the Purchase Price Adjustment Statement to Parent before Parent delivers its own Purchase Price Adjustment Statement to Buyer Parent pursuant to the provisions of this sentence, then Buyer Parent’s Purchase Price Adjustment Statement shall control and be subject to the review and dispute process set forth in this Section 2.7.
(c)Parent (or Buyer Parent as contemplated by the last sentence of Section 2.7(b)) shall, within forty-five (45) days following its receipt of the Purchase Price Adjustment Statement, accept or reject the Purchase Price Adjustment submitted by the other Party. If Parent (or Buyer Parent) disagrees with the Purchase Price Adjustment Statement or any calculation thereon, then the other Party shall give written notice to Buyer Parent (or Parent) of such dispute and any reason therefor within such forty-five (45)-day period (the “Notice of Disagreement”). Should Parent (or Buyer Parent) fail to deliver a Notice of Disagreement within such forty-five (45)-day period, the other Party shall be deemed to agree with Buyer Parent’s (or Parent’s) calculation of all items set forth in the Purchase Price Adjustment Statement and the Purchase Price Adjustment Statement shall be deemed final and binding on the Parties. In the event there is a dispute, Buyer Parent and Parent shall attempt to reconcile their differences, and

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any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If Parent and Buyer Parent are unable to reach a final resolution as to all disputed items in the Notice of Disagreement within thirty (30) days after the receipt by Buyer Parent (or Parent) of the Notice of Disagreement, Parent and Buyer Parent shall submit the items remaining in dispute for resolution to KPMG or, if KPMG is unwilling or unable to serve, to a nationally recognized accounting firm mutually agreed upon by Parent and Buyer Parent (such identified or selected firm, the “Independent Accountant”). The Independent Accountant shall act as an expert, and not an arbitrator, and shall use commercially reasonable efforts to issue its report as to all matters in dispute (and only such matters) and the determination of the Purchase Price Adjustment within thirty (30) days after such dispute is referred to the Independent Accountant. The Independent Accountant shall not have the power to modify or amend any term or provision of this Agreement. Buyer Parent and Parent shall each promptly enter into a customary engagement letter with the Independent Accountant. Promptly (and, in any event, within ten (10) Business Days) following the engagement of the Independent Accountant, Buyer Parent and Parent shall each furnish the Independent Accountant (and the other Party) with a statement setting forth the items from the Notice of Disagreement which are still in dispute (each an “Independent Firm Dispute Notice”) and the position of such Party, including the specific amount proposed, with respect to each such disputed item. Neither Parent, Buyer Parent nor any of their Affiliates shall, without the prior consent of the other parties, have any ex parte conversations or meetings with the Independent Accountant in connection with the Independent Firm Dispute Notice. Within thirty (30) Business Days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will, applying the Accounting Principles, make a determination of the appropriate amount of each of the line items in the Purchase Price Adjustment Statement as to which there is disagreement as specified in the Independent Firm Dispute Notice, which determination shall be final, conclusive and binding on the Parties, absent fraud, bad faith or manifest error. With respect to each disputed line item, such determination, if not in accordance with the position of either Buyer Parent or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer Parent or Parent in the Independent Firm Dispute Notice with respect to such disputed line item (and no Party shall advocate any positions more adverse to the other Parties than the amounts reflected in the Purchase Price Adjustment Statement). For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Independent Firm Dispute Notice that are in dispute. The statement of each of Net Working Capital, Company Indebtedness, and Transaction Expenses as of the Valuation Time and the determination of the Net Working Capital, Company Indebtedness and Transaction Expenses therefrom that are final, conclusive and binding on the Parties, as determined either through agreement of Buyer Parent and Parent (deemed or otherwise) or through the determination of the Independent Accountant pursuant to this Section 2.7(c) are referred to herein as the “Final Net Working Capital Amount,” “Final Company Indebtedness,” and “Final Transaction Expenses,” respectively, and such calculations shall be deemed the “Final Purchase Price Adjustment Statement”. For the avoidance of doubt, the exclusion or inclusion of an item in the calculation of the Net Working Capital Target shall have no bearing on whether such item shall also be excluded or included in the determination of the Final Net Working Capital Amount. The Parties acknowledge and agree that the Net Working Capital Target was determined as if Accounts Receivable (and credit accruals attributable to Accounts Receivable) were included in the calculation of Net Working Capital, notwithstanding that Accounts Receivable (and credit accruals attributable to Accounts Receivable) are expressly excluded from the definition of “Net Working Capital” and that such treatment is intentional and reflects their agreed allocation of economic risk with respect to Accounts Receivable (and credit accruals attributable to Accounts Receivable). During the review by the Independent Accountant, Buyer Parent and Parent shall each make available to the Independent Accountant such party’s and its Affiliates current and former personnel and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 2.7(c);
(d)Buyer Parties on the one hand, and Seller Parties on the other hand, shall bear all costs and expenses incurred by them in connection with the determination of the Purchase Price Adjustment, except that the fees and expenses of the Independent Accountant hereunder shall be borne by Buyer Parties, on the one hand, and Seller Parties, on the other hand, in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accountant that is unsuccessfully disputed by each such Party (as finally determined by the Independent Accountant) bears to the total amount of such remaining disputed items so submitted. For example, if the Parties dispute

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$1,000,000 of the proposed Purchase Price Adjustment to be paid to Parent, the Independent Accountant determines that such payment should be $400,000 and the Purchase Price Adjustment expenses are $100,000, then (i) Buyer Parties shall pay $40,000 (40%) of the Purchase Price Adjustment expenses and (ii) Seller Parties shall pay $60,000 (60%) of such expenses. This provision shall be specifically enforceable by the Parties, and the decision of the Independent Accountant in accordance with the provisions hereof shall be final and binding with respect to the determination of the Purchase Price Adjustment and there shall be no right of appeal therefrom.
(e)Upon determination of the Final Purchase Price Adjustment Statement, the following adjustments will be made:
(i)If the Closing Purchase Price shown on the Final Purchase Price Adjustment Statement is greater than the Estimated Closing Purchase Price (the amount of such difference being the “Surplus”), then the Closing Purchase Price shall be adjusted upward in an amount equal to the Surplus, and Buyer Parties shall pay or cause to be paid, within three (3) Business Days of the determination of the Final Purchase Price Adjustment Statement, to Parent an amount equal to such Surplus by wire transfer in immediately available funds to one or more accounts designated by Parent; or
(ii)If the Closing Purchase Price shown on the Final Purchase Price Adjustment Statement is less than the Estimated Closing Purchase Price (the amount of such difference being the “Deficit”), then the Closing Purchase Price shall be adjusted downward in an amount equal to the Deficit, and Parent shall pay or cause to be paid, within three (3) Business Days of the determination of the Final Purchase Price Adjustment Statement, to Buyers an amount equal to such Deficit by wire transfer in immediately available funds to one or more accounts designated by Buyer Parent.
Section 2.8Purchase Price Allocation. Within sixty (60) days after the Purchase Price shall have been deemed to be final pursuant to Section 2.7, Parent shall deliver to Buyer Parent a statement that allocates the Purchase Price (together with any Transferred Liabilities and any other items required to be taken into account as purchase consideration for U.S. federal income Tax purposes) among the Equity Interests, further among the assets of the Companies the acquisition of which is treated as an acquisition (or deemed acquisition) of assets for U.S. federal income Tax purposes and the Transferred Assets in accordance with Sections 1060 and 338 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation Statement”) and consistent with Exhibit A-4 (the “Allocation Principles”). Buyer Parent shall have a period of sixty (60) days after the delivery of the Allocation Statement (the “Response Period”) to present in writing to Parent notice of any objections Buyer Parent may have to the allocation set forth therein (an “Objections Notice”), which objection shall be consistent with the Allocation Principles. Unless Buyer Parent timely objects, such Allocation Statement shall be binding on the Parties without further adjustment, absent manifest error. If Buyer Parent delivers an Objections Notice within the Response Period, Buyer Parent and Parent shall negotiate in good faith and use all reasonable best efforts to resolve such dispute. If the Parties fail to agree within fifteen (15) days after the delivery of the Objections Notice, then the disputed items shall be resolved by the Independent Accountant, whose determination shall be final and binding on the Parties and consistent with the Allocation Principles. The Independent Accountant shall resolve the dispute within thirty (30) days after the item has been referred to it. Buyer Parties on the one hand, and Parent on the other hand, shall bear all costs and expenses incurred by them in connection with any such dispute, except that the fees and expenses of the Independent Accountant hereunder shall be borne by Buyer Parties, on the one hand, and Parent, on the other hand, in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accountant that is unsuccessfully disputed by each such Party (as finally determined by the Independent Accountant) bears to the total amount of such remaining disputed items so submitted. Except as otherwise required by a final determination (within the meaning of Section 1313(a) of the Code or similar provision of applicable Tax Law), (a) Buyers and Parent shall (and shall cause their respective Affiliates to) report the national, federal, state, provincial and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement, and (b) neither Buyers nor Parent shall (and neither party shall permit its respective Affiliates to) take a position inconsistent with the Allocation Statement on any Tax Return or filings (including any forms required to be filed pursuant to Section 1060 of the Code). Buyer Parties and Seller Parties shall cooperate with the other in preparing IRS Form 8594 or any equivalent statements required by any Governmental Entity charged with the collection of any income Tax for filing within a

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reasonable period before its filing due date. Notwithstanding anything in this Section 2.8 to the contrary, to the extent it is necessary to allocate the Purchase Price among the Equity Interests, the assets of any Company acquired or any of the Transferred Assets (or any subset thereof) prior to the final determination of the Allocation Statement in connection with any of the transactions governed by the Local Transfer Instruments (or other local closing agreements and documents required to effectuate the transactions contemplated by this Agreement for jurisdictions outside of the U.S.), Buyer Parties and Seller Parties shall each (and shall cause their respective Affiliates to) reasonably cooperate in good faith to agree upon such allocation. In the event any payment is made pursuant to Section 2.9 of this Agreement, Buyer Parties and Seller Parties shall each (and shall cause their respective Affiliates to) reasonably cooperate in good faith to agree upon an allocation of such payment consistent with the Allocation Principles.
Section 2.9Earnout.
(a)Calculation of Earnout Amount. In addition to the Closing Purchase Price, the Buyer Parties shall pay to Parent the Earnout Amount, if any, calculated and paid as set forth in Exhibit A-2 and this Section 2.9.
(b)Earnout Calculation and Review. No later than sixty (60) days after the Earnout Period, Buyer Parent shall prepare and deliver to Parent a separate statement setting forth their calculation of Gross Profit for the Earnout Period and the Earnout Amount (the “Earnout Statement”). Buyer Parent will permit, and will cause each Buyer, Company and Asset Buyer to permit, Parent and its advisors and representatives reasonable access to the books, records, properties, premises, work papers, personnel and other information to the extent necessary to permit Parent and its advisors to review the Earnout Statement or to address any dispute described in this Section 2.9. The Parties agree that the purpose of preparing and calculating the Gross Profit for the Earnout Period hereunder is to measure Gross Profit and the Earnout Amount without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from those used in the Gross Profit calculation (including examples thereof) contained in Exhibit A-2. The Earnout Statement and the calculation of Gross Profit contained therein shall be prepared in accordance with the accounting methods, policies, practices, procedures, classifications, judgments and estimation methodologies used in the Gross Profit calculation (including examples thereof) contained in Exhibit A-2.
(c)Dispute. Parent shall, within forty-five (45) days following its receipt of the Earnout Statement, accept or reject the calculation of Gross Profit and the Earnout Amount submitted by Buyer Parent. If Parent disagrees with the Earnout Statement or any calculation thereon, then such Party shall give written notice to such other Party of such dispute and any reason therefor within such forty-five (45)-day period (the “Notice of Dispute”). Should Parent fail to deliver a Notice of Dispute within such forty-five (45)-day period, Parent shall be deemed to agree with the other Party’s calculation of all items set forth in the Earnout Statement and the Earnout Statement shall be deemed final and binding on the Parties. In the event there is a dispute, Buyer Parent and Parent shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If Parent and Buyer Parent are unable to reach a resolution of a dispute within thirty (30) days after the receipt by Buyer Parent of the Notice of Dispute, Parent and Buyer Parent shall submit the items remaining in dispute for resolution to the Independent Accountant using the procedures set forth in Section 2.7(c) and Section 2.7(d) of this Agreement applied mutatis mutandis.
(d)Remittance of Earnout Payment. Buyer Parties shall pay or cause to be paid, within three (3) Business Days of the determination of the Earnout Amount, to Parent an amount equal to such Earnout Amount (the “Earnout Payment”) by wire transfer in immediately available funds to one or more accounts designated by Parent. Each of the Buyer Parties acknowledges and agrees that the agreements contained in this Section 2.9 are an integral part of the transactions contemplated by this Agreement and that, without such agreements, Parent would not have entered into this Agreement. Accordingly, if the Buyer Parties fail to promptly pay the Earnout Amount when due, interest shall accrue on any unpaid portion of the Earnout Amount at a rate per annum equal to the Prime Rate plus four percent (4%), compounded annually, until paid in full; provided, however, that interest shall not accrue on any unpaid portion of the Earnout Amount that is disputed in good faith in accordance with Section 2.9(c).

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(e)Operation of the Business. From the Closing until the end of the Earnout Period, Buyer Parties hereby covenant and agree that Buyer Parties shall (and they shall cause each and their respective Subsidiaries to) maintain separate books and records of the Business in a manner that enables them to accurately calculate Gross Profit (together with applicable component parts thereof) through the Earnout Period, deliver the Earnout Statement as required by this Section 2.9 and make a final determination of the Earnout Amount in accordance with this Section 2.9 and Exhibit A-2. In addition, from the Closing until the end of the Earnout Period, Buyer Parties shall not (and they shall cause each Company and their respective Subsidiaries not to) take or omit to take any action with a purpose to avoid, reduce or frustrate any Gross Profit, Earnout Amount or Earnout Payment. In furtherance, and not in limitation of the foregoing, Buyer Parties hereby covenant and agree to the following:
(i)Buyer Parties shall deliver to Parent, within thirty (30) days after the end of each fiscal quarter occurring during the Earnout Period, quarterly unaudited financial statements of the Business for such quarter, including a profit and loss statement, as well as Buyer Parties’ calculations of the cumulative Gross Profit (together with applicable component parts thereof) over the Earnout Period through the date of such statement, in each case, calculated in accordance with the Accounting Principles;
(ii)from the Closing until the end of the Earnout Period, Buyer Parties shall (and they shall cause each Company to) maintain the books and records of the Asset Buyers and the Companies in a manner consistent with the accounting principles, policies, practices, procedures, methods, classifications and techniques that were used and applied by the Business prior to the Closing Date and in the Gross Profit calculation (including examples thereof) contained in the Example Gross Profit Calculation Sheet (as defined in Exhibit A-2).
(f)Earnout Trigger Events. If there occurs an Earnout Trigger Event, then (i) Buyer Parent shall deliver written notice of such Earnout Trigger Event to Parent within five (5) Business Days prior to such Earnout Trigger Event, and (ii) Buyer Parties shall, at Buyer Parent’s election, either (1) cause the surviving entity, successor, acquirer or other transferee with whom Buyer Parent intends to consummate the Earnout Trigger Event to expressly assume by written agreement all of the Buyer Parties’ obligations with respect to the Earnout Amount, or (2) pay or cause to be paid to Parent an aggregate amount in cash equal to the maximum Earnout Amount by wire transfer of immediately available funds in accordance with, and within three (3) Business Days after delivery of, wire instructions for the payment thereof delivered by Parent to Buyer Parent. As used in this Section 2.9, “Earnout Trigger Event” means any of the following prior to the time the Earnout Payment is made in full in accordance with this Agreement: (A) any consolidation, combination or merger of Buyer Parent with a third party in which Buyer Parent is not a continuing or surviving entity or pursuant to which equity of Buyer Parent would be converted into cash, property, or securities holding less than 50% of the voting power of the continuing or surviving entity; (B) any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions, including by way of consolidation, combination or merger) of all or substantially all of the assets of Buyer Parent and its Subsidiaries taken as a whole, including via any consolidation, combination or merger; (C) the acquisition or sale of beneficial ownership (determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, including by way of consolidation, combination or merger) of an aggregate of greater than the 50% of the direct or indirect voting power of Buyer Parent by any person or group, including via any consolidation, combination or merger or continuation vehicle transaction; or (D) any initial public offering of securities of Buyer Parent; provided, however, that the following shall not constitute an Earnout Trigger Event: (1) any merger, consolidation, reorganization, recapitalization or similar transaction involving only Buyer Parent and its direct or indirect equity holders, Subsidiaries, or Affiliates; and (2) any direct or indirect transfer of the equity interests of Buyer Parent (or any of its equity holders) (y) among one or more investment funds, partnerships, or other vehicles that are managed, advised, or controlled (directly or indirectly) by Sponsor or its Affiliates, or (z) to any continuation fund, secondary vehicle, or similar investment structure sponsored or managed by Sponsor or its Affiliates.
(g)Survival. Each Buyer Party’s obligations under this Section 2.9 shall survive any sale of the Business, any Buyer Party, any Company, or any of their respective Affiliates, until such obligations are fully performed.

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(h)Purchase Price Adjustment. For the avoidance of doubt, any payments made pursuant to this Section 2.9 shall be treated as an adjustment to the Purchase Price for all income Tax purposes.
(i)Subordination. All obligations of Buyer Parties pursuant to this Agreement in respect of the Earnout Payment (collectively, the “Subordinated Obligations”) are hereby expressly made junior and subordinated in right of payment and enforcement to all Senior Debt. Notwithstanding anything to the contrary in this Agreement, no payment of any kind shall be made in respect of the Subordinated Obligations (i) during the existence or continuance of any default or event of default with respect to the Senior Debt, (ii) at any time that the making of such payment is prohibited under the Senior Debt documents, or (iii) if and to the extent that such payment would constitute a default or event of default under the Senior Debt (each, a “Senior Debt Prohibition”); provided, however, that (A) the Subordinated Obligations shall not be forgiven and shall remain outstanding until paid in full, and (B) in the event Buyer Parties are unable to pay the Earnout Payment in accordance with the terms of this Agreement as the result of a Senior Debt Prohibition, Buyer Parent shall use commercially reasonable efforts to raise equity financing in an amount sufficient to permit such Earnout Payment to be made notwithstanding such prohibition. Upon the cessation of any such prohibition or restriction, Buyer Parties shall make the Earnout Payment as promptly as practicable (and in no event less than five (5) Business Days after such prohibition or restriction ceases). For the avoidance of doubt, during any period that any Earnout Payment is not made pursuant to this Section 2.9(i), interest shall accrue on the unpaid amount as provided in Section 2.9(d).
Section 2.10Trigger Deferred Purchase Price.
(a)Trigger Deferred Purchase Price. Subject to the terms and conditions of Exhibit A-3 and this Agreement, if Parent has not obtained a Customer Consent from a Trigger Customer by the Closing Date, then the Closing Purchase Price shall be reduced pursuant to Section 2.3(a) in an amount equal to the Trigger Deferred Purchase Price applicable to such Trigger Customer as set forth on Exhibit A-3 (collectively, the “Aggregate Trigger Deferred Purchase Price Reduction”). An amount equal to the Aggregate Trigger Deferred Purchase Price Reduction shall be paid at Closing to the Trigger Deferred Purchase Price Escrow Account pursuant to Section 2.6. As used in this Section 2.10, “Customer Consent” shall mean, with respect to any Trigger Customer, the receipt of a written consent substantially in the form attached as Annex I to Exhibit A-3, whereby such Trigger Customer (or its Affiliates) consents to the subcontracting and/or assignment to the Buyer Parent (or its Affiliates) of the statements of work (or purchase orders or similar orders) between or among Parent (or its Affiliates) and such Trigger Customer (or its Affiliates) relating to the Covered Business (the “Customer SOWs”) outstanding at Closing under such Trigger Customer’s (or its Affiliates’) master services agreement or similar agreement with Parent (or its Affiliates) (the “Customer MSA”) and any future statements of work (or purchase orders or similar orders) to be performed under such Customer MSA.
(b)Payment after Trigger Event. If there is a reduction of the Closing Purchase Price on account of a Trigger Deferred Purchase Price pursuant to Section 2.10(a), then within three (3) Business Days after Parent’s written notification to Buyer Parent that a Trigger Event (as defined below) has been achieved with regard to a Trigger Customer with respect to subclause (i) of the definition of Trigger Event (such notification to be accompanied by the applicable Customer Consent) or Buyer Parent’s notification to Parent that a Trigger Event has been achieved with regard to a Trigger Customer, then Buyer Parent and Parent shall jointly and promptly (but in any event within three (3) Business Days after the Trigger Event occurs) instruct the Escrow Agent to deliver to Parent the Trigger Deferred Purchase Price for such Trigger Customer by wire transfer of same day funds in accordance with written instructions provided by Parent. As used in this Section 2.10, “Trigger Event” shall mean, with respect to a Trigger Customer, either (i) the receipt of a Customer Consent, (ii) Buyer Parent (or its Affiliates) entering into a statement of work (or purchase order or similar order) or master services agreement (or similar agreement) directly with the Trigger Customer (or its Affiliates) relating to then current and/or future Covered Business, in each case ((i) and (ii)) within nine (9) months following the Closing Date, or (iii) the payment by such Trigger Customer (or its Affiliates) to either Parent or Buyer Parent (or their respective Affiliates), as applicable, of at least eighty percent (80%) of the amounts owed in connection with the work performed for such Trigger Customer (or Affiliates) pursuant to such Customer SOWs during the sixty (60)-day period immediately following Closing. Following the date that is the nine (9)

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month anniversary of the Closing Date, no Buyer Party shall have any obligation to pay all or any portion of the Trigger Deferred Purchase Price for which there has not been a Trigger Event on or prior to such date.
(c)Notice; Access. Buyer Parent shall notify Parent in writing within three (3) Business Days after it has knowledge that a Trigger Event has occurred. In addition, (i) Buyer Parties shall use commercially reasonably efforts to cause the Trigger Event to be achieved (including assisting Parent with efforts post-Closing to cause a Trigger Event to be satisfied) and (ii) Buyer Parties shall not (and they shall cause each Company and their respective Subsidiaries not to) take or omit to take any action with a purpose to avoid, reduce or frustrate any obligation to make any payment of the Trigger Deferred Purchase Price or the achievement of a Trigger Event. Buyer Parent will permit, and will cause each other Buyer Party to permit, Parent and its advisors and representatives reasonable access to the books, records, properties, premises, work papers, personnel and other information to the extent necessary to permit Parent and its advisors to confirm whether a Trigger Event has been achieved, whether any Trigger Deferred Purchase Price is due or to address any dispute described in this Section 2.10.
(d)Reserved.
(e)Change of Control Events. If there occurs a Change of Control Event, then (i) Buyer Parent shall deliver written notice of such Change of Control Event to Parent within five (5) Business Days prior to such Change of Control Event, and (ii) Buyer Parties shall, at Buyer Parent’s election, either (1) cause the surviving entity, successor, acquirer or other transferee with whom Buyer Parent intends to consummate the Change of Control Event to expressly assume by written agreement all of the Buyer Parties’ obligations with respect to the Trigger Deferred Purchase Price, or (2) pay or cause to be paid to Parent an aggregate amount in cash equal to the maximum Trigger Deferred Purchase Price by wire transfer of immediately available funds in accordance with, and within three (3) Business Days after delivery of, wire instructions for the payment thereof delivered by Parent to Buyer Parent. As used in this Section 2.10, “ Change of Control Event” means any of the following prior to the time the Trigger Deferred Purchase Price is paid in full in accordance with this Agreement: (A) any consolidation, combination or merger of Buyer Parent with a third party in which Buyer Parent is not a continuing or surviving entity or pursuant to which equity of Buyer Parent would be converted into cash, property, or securities holding less than 50% of the voting power of the continuing or surviving entity; (B) any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions, including by way of consolidation, combination or merger) of all or substantially all of the assets of Buyer Parent and its Subsidiaries taken as a whole, including via any consolidation, combination or merger; (C) the acquisition or sale of beneficial ownership (determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, including by way of consolidation, combination or merger) of an aggregate of greater than the 50% of the direct or indirect voting power of Buyer Parent by any person or group, including via any consolidation, combination or merger or continuation vehicle transaction; (D) any initial public offering of securities of Buyer Parent; or (E) any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions, including by way of consolidation, combination or merger) of all or substantially all of the assets of the Business, the Buyers or the Companies, taken as a whole, including via any consolidation, combination or merger; provided, however, that the following shall not constitute a Change of Control Event: (1) any merger, consolidation, reorganization, recapitalization or similar transaction involving only Buyer Parent and its direct or indirect equity holders, Subsidiaries, or Affiliates; and (2) any direct or indirect transfer of the equity interests of Buyer Parent (or any of its equity holders) (y) among one or more investment funds, partnerships, or other vehicles that are managed, advised, or controlled (directly or indirectly) by Sponsor or its Affiliates, or (z) to any continuation fund, secondary vehicle, or similar investment structure sponsored or managed by Sponsor or its Affiliates.
(f)Release of Escrow. Upon the nine (9) month anniversary of the Closing Date, Buyer Parent and Parent shall jointly and promptly (but in any event within three (3) Business Days thereafter) instruct the Escrow Agent to deliver to Buyer Parent any funds in the Trigger Deferred Purchase Price Escrow Account in accordance with written instructions provided by Buyer Parent; provided, however, that in the event there is any dispute between any of the Parties as to whether any Trigger Deferred Purchase Price is due to Parent, such Trigger Deferred Purchase Price shall not be released to Buyer Parent until such dispute is finally resolved, and upon such resolution, Buyer Parent and

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Parent shall jointly and promptly (but in any event within three (3) Business Days thereafter) instruct the Escrow Agent to deliver such Trigger Deferred Purchase Price in accordance with such resolution.
(g)Survival. Each Buyer Party’s obligations under this Section 2.10 shall survive any sale of the Business, any Buyer Party, any Company, or any of their respective Affiliates, until such obligations are fully performed.
(h)Purchase Price Adjustment. For the avoidance of doubt, any payments made pursuant to this Section 2.10 shall be treated as an adjustment to the Purchase Price for all income Tax purposes (i.e., a payment of Trigger Deferred Purchase Price to any Buyer Party is a reduction in the Purchase Price, and a payment of any Trigger Deferred Purchase Price is an increase in the Purchase Price). The Parties shall treat the rights of the Seller Parties to the amounts held in the Escrow Account as deferred contingent purchase price eligible for installment treatment under Section 453 of the Code and any corresponding provision of applicable Law.
Article III
REPRESENTATIONS AND WARRANTIES RELATING TO THE BUSINESS
Except as set forth in the Parent Disclosure Schedules, each of the Seller Parties hereby represents and warrants to Buyers as follows (it being understood that the representations and warranties in this Article III should be read as if the transactions contemplated by the Contribution Agreements and the Reorganization Agreements have been consummated):
Section 3.1Organization. Each Company and each of the Sellers is validly existing and in good standing under the Laws of its formation. Each Company and each of the Sellers has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its business as conducted on the date hereof. Each Company and each of the Sellers is duly qualified or registered as a foreign business organization, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except as would not reasonably be expected to have a Material Adverse Effect.
Section 3.2Capitalization. The Equity Interests are owned by those Persons set forth on Section 3.2 of the Parent Disclosure Schedules. The Equity Interests constitute all of the issued and outstanding equity interests of the Companies, are validly issued, fully paid, nonassessable and free of preemptive rights and are owned of record and beneficially by those Persons set forth on Section 3.2 of the Parent Disclosure Schedules, to the extent such concepts apply under applicable Law. There are no options, warrants, convertible securities or other rights or Contracts of any character relating to the Equity Interests or obligating Parent or any of its Affiliates to issue or sell any equity interests of any Company. There are no outstanding contractual obligations of any Company to repurchase, redeem or otherwise acquire any equity interests in such Company or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. None of the Companies hold any of its equity securities in treasury, and equity securities of any of the Companies have been repurchased, redeemed, or otherwise reacquired by any of the Companies, to the extent such concepts apply under applicable Law.
Section 3.3Subsidiaries. Except as set forth on Section 3.3 of the Parent Disclosure Schedules, no Company has any Subsidiaries or ownership in any other entities.
Section 3.4Consents and Approvals; No Violations. Except as set forth on Section 3.4 of the Parent Disclosure Schedules and for the Antitrust Clearances, neither the execution and delivery of this Agreement or the other Transaction Agreements, nor the consummation of the transactions contemplated by this Agreement will: (a) conflict with or result in any breach of any provision of the Charter Documents of any Seller Party, or with any resolution or authorization adopted by the governing body or equity holders of any Seller Party; (b) require any filing with, or the obtaining of any material permit, authorization, consent or approval of, any Governmental Entity; (c) violate, conflict with or result in a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of the Parent Credit Facility or any note, mortgage, other evidence of

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Indebtedness, guarantee, Permit or Material Business Contract; or (d) violate any Law or Order applicable to the Business; excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights which would not reasonably be expected to have a Material Adverse Effect and would not materially and adversely affect the ability of Parent or the Sellers to consummate the transactions contemplated by this Agreement to which they are a party.
Section 3.5Financial Statements.
(a)Attached hereto as Section 3.5(a) of the Parent Disclosure Schedules are true and correct copies of the following (the “Financial Statements”): (a) the unaudited pro forma income statements of the Business for the 12-month periods ending December 31, 2022, December 31, 2023 and December 31,2024 and (b) the unaudited pro forma balance sheet of the Business as of September 30, 2025 and the related unaudited pro forma income statement for the nine (9) month period then ending (the “Interim Date”, and the financial statements described in clause (b), the “Interim Financial Statements”).
(b)Except as set forth on Section 3.5(b) of the Parent Disclosure Schedules, (i) the Financial Statements have been prepared in accordance with the Accounting Principles, consistently applied throughout the periods indicated and (ii) each statement of income included in the Financial Statements fairly presents in all material respects the results of operations, as the case may be, of the Business for the periods set forth therein, in each case in accordance with the Accounting Principles consistently applied during the periods involved, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes; provided, however, that the Financial Statements are qualified by the fact that (x) the Business has not operated on a separate stand-alone basis as of the periods of the Financial Statements and (y) the Financial Statements may include allocations and estimates to present the Financial Statements on a “carve-out basis”, such allocations and estimates to the extent contained therein reflecting a reasonable estimate of the revenues, expenses, assets and liabilities of the Business as historically allocated or estimated.
Section 3.6No Undisclosed Liabilities. Except as set forth on Section 3.5(b) of the Parent Disclosure Schedules, neither the Business nor the Companies have any Liabilities, except (a) to the extent set forth on, reflected in, reserved against or disclosed in the most recent unaudited income statement included in the Interim Financial Statements, (b) Liabilities arising under this Agreement, (c) Liabilities incurred in the Ordinary Course since the Interim Date, (d) Liabilities included in Net Working Capital or Company Indebtedness, (e) as to the Asset Sellers, Liabilities that are not Transferred Liabilities, (f) Liabilities that are repaid, terminated, forgiven, settled, cancelled or otherwise extinguished prior to or as of the Closing pursuant to the terms of this Agreement, (g) those liabilities not required to be reflected on a balance sheet prepared in accordance with GAAP and (h) those liabilities that would not reasonably be expected to, individually or in the aggregate, be material to the Covered Business.
Section 3.7Absence of Certain Changes. Except for matters occurring in connection with the negotiation of any Transaction Agreement or the transactions contemplated by any Transaction Agreement, as required, necessary or advisable to comply with applicable Law or as set forth on Section 3.7 of the Parent Disclosure Schedules, since the Interim Date:
(a)each of the Companies and the Asset Sellers have conducted the Business in all material respects in the Ordinary Course and each of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities have conducted the Business in all material respects in the Ordinary Course;
(b)each of the Companies and the Asset Sellers, and each of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities, have not (i) materially increased or decreased the compensation payable or to become payable to any director, officer or employee of the Business, except for merit and seniority increases made in the Ordinary Course, (ii) granted any new material bonus or severance arrangement (other than statutory severance, redundancy pay, social security or benefits required by applicable Law) to any director, officer or employee of the Business or (iii) established any new Company Benefit Plan;

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(c)there has been no casualty, loss, damage or destruction (whether or not covered by insurance) of any property that is material to the Business;
(d)except to the extent used in the preparation of the Interim Financial Statements, there has been no material change in the accounting methods or practices of the Business or any change in depreciation or amortization policies or rates theretofore adopted by the Business other than as required by GAAP;
(e)the Business has not delayed or postponed the payment of Accounts Payable or other liabilities outside the Ordinary Course;
(f)with respect to the Business, (i) no material Tax election (including any material change in method of Tax accounting) has been made, changed or revoked, (ii) no Contract or settlement with a Tax authority with respect to material Taxes has been entered into, (iii) no material amended Tax Return has been filed and (iv) no material Tax refunds have been surrendered;
(g)none of the Companies or the Asset Sellers has, nor have any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities, sold, divested, assigned, leased, licensed or otherwise transferred any material portion of the assets used or held for use in connection with the operation of the Business, including any Business Intellectual Property, except the sale of goods and services in the Ordinary Course;
(h)none of the Companies or the Asset Sellers has, nor have any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities, entered into, or materially amended or modified, any Material Business Contract (excluding work orders and purchase orders), other than in the Ordinary Course;
(i)none of the Companies or the Asset Sellers has, nor have any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities, commenced, canceled, settled, compromised, affirmatively waived or released any Legal Proceeding or threatened Legal Proceeding, right or claim involving payment by or to the Business or any Company or requiring any continuing obligation of the Business or any Company, in each case to the extent material to the Business;
(j)none of the Companies or the Asset Sellers has, nor have any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities, amended, modified, extended, renewed or terminated any Assumed Lease, nor entered into any new lease, sublease, license or other agreement for the use or occupancy of any real property relating to or used by the Business; and
(k)there has been no Material Adverse Effect.
Section 3.8Sufficiency of Assets. Except as set forth on Section 3.7(f) of the Parent Disclosure Schedules, the Corporate Shared Services, the Restricted Assets and Liabilities, the Shared Contracts or as contemplated by the Transaction Agreements, the properties, assets and rights of the Companies, the Contributed Assets and Liabilities and the Transferred Assets and Liabilities together constitute all of the material properties, assets and rights necessary to operate the Covered Business in the manner presently operated. The Asset Sellers have good and marketable title to the Transferred Assets, free and clear of all Liens (excluding Permitted Liens). Upon the consummation of the transactions contemplated by the Contribution Agreements or the Reorganization Agreements, the Companies will have good and marketable title to the Contributed Assets, free and clear of all Liens (excluding Permitted Liens). The Companies have good and marketable title to, or in the case of property held under a lease or other Contract, a valid and enforceable right or license to use or leasehold interest in, free and clear of all Liens (excluding Permitted Liens), all of their properties, assets and rights. All tangible property of the Companies or included in the Contributed Assets or the Transferred Assets is in good working order and repair (ordinary wear and tear excepted) and is adequate and suitable for the purposes for which it is presently being used in all material respects. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 3.7(f) shall be construed to be a representation or warranty regarding any

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Intellectual Property that is not owned by the Companies or the Asset Sellers, which is governed exclusively by Section 3.10.
Section 3.9Real Property.
(a)Section 3.9(a) of the Parent Disclosure Schedules sets forth a correct and complete list of all Contracts to which a Company or an Asset Seller is a party pertaining to the lease of the Leased Real Property (such Contract, a “Real Property Lease”) and the identity of the lessee or tenant under such Real Property Leases as of the date hereof. Except as set forth on Section 3.9(a) of the Parent Disclosure Schedules, and subject to the Enforceability Exceptions, the applicable Company or Asset Seller has a valid leasehold interest in the Leased Real Property, free and clear of any Liens other than Permitted Liens. Nothing in this Section 3.9(a) shall be construed as a representation or warranty regarding any Excluded Leased Real Property. Except for the Excluded Leased Real Property, the Leased Real Property constitutes all of the real property used or occupied by the Asset Sellers (with respect to the Covered Business) and the Companies and includes all real property necessary or required by the Asset Sellers (with respect to the Covered Business) or the Companies to operate the Covered Business as currently conducted. No Seller Party has subleased, licensed or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof and to the Knowledge of Parent, there are no third parties occupying or otherwise in possession of the Leased Real Property.
(b)Except as set forth on Section 3.9(b) of the Parent Disclosure Schedules, there are no condemnation or appropriation or similar proceedings pending or, to the Knowledge of Parent, threatened, against any of the Leased Real Property or the improvements thereon. During the Covered Period, none of Parent or its Affiliates have received any written notice that (i) relates to material violations of building, safety, fire or other ordinances or regulations with respect to any of the Leased Real Property, (ii) claims any material defect or deficiency with respect to any of the Leased Real Property, or (iii) requests the performance of any material repairs, alterations or other work to or in any of such Leased Real Property or in the streets bounding the same, where any such violation, claim or request remains outstanding.
Section 3.10Intellectual Property.
(a)Section 3.10(a) of the Parent Disclosure Schedules contains a list, as of the date of this Agreement, of all Registered Intellectual Property that constitutes Business Owned Intellectual Property (the “Business Registered Intellectual Property”) and all material unregistered Trademarks that constitute Business Owned Intellectual Property, and (i) for each such Patent that constitutes Business Registered Intellectual Property, the jurisdictions where each is registered, the patent number or application serial number for each jurisdiction in which filed, dates filed and issued; (ii) for each Trademark that constitutes Business Registered Intellectual Property, the jurisdictions where each is registered, the application serial number or registration number, by country; (iii) for each such domain name that constitutes Business Registered Intellectual Property, the name of registry; and (iv) for each such Copyright that constitutes Business Registered Intellectual Property, the jurisdictions where each is registered, the registration number and date of each registration or Copyright application. To the Knowledge of Parent, all registrations or pending applications for any Business Registered Intellectual Property are in good standing and have not lapsed or been abandoned. There are no outstanding deadlines that will expire within three (3) months of the Closing Date for any Business Registered Intellectual Property. The Business Owned Intellectual Property does not include any proprietary Software.
(b)All Business Personnel who have contributed to or participated in the conception and development of Business Owned Intellectual Property have been a party to a written contract for the benefit of Parent or its Affiliates that assigned to Parent or its Affiliates ownership of Intellectual Property associated with Work Product developed by such Business Personnel. Except as would not have a Material Adverse Effect, the Companies or an Asset Seller owns all such Business Owned Intellectual Property associated with Work Product by operation of applicable Law, or the Companies or an Asset Seller will own as of or prior to the Closing such Business Owned Intellectual Property associated with such Work Product.

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(c)All material Business Owned Intellectual Property is valid, subsisting, and to the Knowledge of Parent enforceable. Either an Asset Seller or a Company is (or will be as of or prior to the Closing) the sole and exclusive owner of the Business Owned Intellectual Property free and clear of liens, other than Permitted Liens.
(d)The Business Owned Intellectual Property, the Asset Sellers, the Companies, and the conduct of the Business do not infringe, dilute, misappropriate, or violate any Intellectual Property owned by any Person that is not an Affiliate of Parent. None of the Companies nor, with respect to the Covered Business, the Asset Sellers, have received any written Claims, letters, demands, complaints, notices, or other allegations of infringement, misappropriation, dilution, or other violations of any Intellectual Property of any Person that is not an Affiliate of Parent. There are currently no Claims pending or threatened against any Seller contesting the validity, use, ownership or enforceability of any of the Business Intellectual Property. The Asset Sellers, the Companies, and the conduct of the Business, have not infringed, misappropriated, diluted, or otherwise violated the Intellectual Property of any other Person that is not an Affiliate of Parent. To the Knowledge of Parent, no Person that is not an Affiliate of Parent is misappropriating, infringing, diluting, or violating any Business Owned Intellectual Property.
(e)Except (x) for Intellectual Property related to CoAuthor or GlobalSubmit, (y) as set forth on Section 3.10(e) of the Parent Disclosure Schedules or (z) as provided pursuant to the Transition Services Agreement, the Business Owned Intellectual Property, and the Third Party Intellectual Property licensed by the Asset Sellers, the Reorganizing Entities and the Companies pursuant to a written Contract, constitute all Intellectual Property used in, and necessary for the operation of, the Covered Business as presently conducted in all material respects.
(f)During the Covered Period, the Asset Sellers (with respect to the Covered Business) and the Companies have taken commercially reasonable actions to protect all of the Business Owned Intellectual Property.
(g)None of the Seller Parties (with respect to the Covered Business) have materially breached any Contracts or agreements of non-disclosure of confidentiality.
(h)None of the Asset Sellers (with respect to the Covered Business) or the Companies are party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release, Contract or other similar agreement that would reasonably be expected, individually or in the aggregate, to materially and adversely affect their rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell or otherwise exploit the Business Intellectual Property.
(i)Each of the Asset Sellers (with respect to the Covered Business) or the Companies has all consents, authorizations, permissions, or waivers necessary to use in the Business any names, images, likenesses or quotes of any individual.
(j)No funding, facilities, or personnel of any Governmental Entity, any educational institution, or any other Person were used, directly or indirectly, to develop or create, in whole or in part, any Business Owned Intellectual Property.
(k)No material Business Owned Intellectual Property was generated using any artificial intelligence platform, engine, or system (“AI Tool”) which would adversely affect any Seller’s ownership or rights therein.
(l)Each of the Asset Sellers or the Companies, as applicable, owns, leases, licenses or otherwise has the right to use all material Transferred Business Systems (as to the Asset Sellers) and material Business Systems (as to the Companies) in connection with the Covered Business (as to the Asset Sellers) and the Business (as to the Companies). Except as set forth on Section 3.10(l) of the Parent Disclosure Schedules, the Corporate Shared Services, the Restricted Assets and Liabilities, the Shared Contracts or as contemplated by the Transaction Agreements, such material Transferred Business Systems (as to the Asset Sellers) and material Business Systems (as to the Companies) are sufficient for the material needs of the Covered Business (as to the Asset Sellers) and the Business (as to the Companies) as it is currently conducted. Such Transferred Business Systems (as to the Asset Sellers) and

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Business Systems (as to the Companies) operate and perform as required to permit the operation of the business of the Asset Sellers (with respect to the Covered Business) or the Companies (with respect to the Business) as it is currently conducted without any disruption, except as would not reasonably be expected to have a Material Adverse Effect.
Section 3.11Privacy and Data Protection.
(a)The Asset Sellers (with respect to the Covered Business) and the Companies have, in all material respects and to the Knowledge of Parent, complied during the Covered Period with all applicable Privacy Laws. To the Knowledge of Parent, the Asset Sellers (with respect to the Covered Business) and the Companies have maintained during the Covered Period (i) Privacy Policies and Procedures designed to comply with all applicable Privacy Standards and (ii) Privacy Records in compliance with applicable Privacy Standards. Neither the Asset Sellers (with respect to the Covered Business) or any Company has, to the Knowledge of Parent, been required under Privacy Laws to notify any customers, consumers, employees, Governmental Entities or any other Person of any non-compliance or suspected non-compliance with Privacy Laws.
(b)To the Knowledge of Parent, to the extent applicable each Company has executed a current, legal, valid, and binding agreement: (i) with each Data-Related Vendor that satisfies the requirements of applicable Privacy Laws in all material respects, and requires such third party to take reasonable and appropriate steps designed protect Company Data in their possession against damage, loss, and other unauthorized Processing (such an agreement, a “Data-Related Vendor Agreement”); (ii) to the extent required by applicable Privacy Laws, with each third party for or on behalf of which such Company Processes Personal Information that satisfies the requirements of all such applicable Privacy Laws (such an agreement, a “Data-Related Agreement”). To the Knowledge of Parent, no Company or Data-Related Vendor have materially breached any Data-Related Vendor Agreement or Data-Related Agreement.
(c)To the extent required by applicable Privacy Laws, each Company has posted clearly and conspicuously to each User Interface terms of use or service and Privacy Policies and Procedures that materially comply with all applicable Privacy Laws. The Companies have no material liability arising out of any violation of Privacy Laws as a result of the conduct of the Business or the use or operation of any User Interface.
(d)To the extent required by applicable Privacy Laws, if any Company, or any third party on behalf of a Company, has de-identified, anonymized, or pseudonymized any Personal Information (“De-Identified Information”), the Personal Information has been de-identified, anonymized, or pseudonymized in accordance with applicable Privacy Laws.
(e)To the Knowledge of Parent, the Asset Sellers (with respect to the Covered Business) and the Companies, to the extent required by applicable Privacy Laws, have implemented sufficient mechanisms designed to ensure that any cross-border transfers of Personal Information comply with all Privacy Laws.
(f)To the Knowledge of Parent, the Asset Sellers (with respect to the Covered Business) and the Companies have, in the ordinary course of business, implemented Cybersecurity Measures designed to protect the integrity and security of Transferred Business Systems (by or on behalf of the Asset Sellers) and Business Systems (by or on behalf of the Companies) and the Company Data Processed thereby. During the Covered Period, to the Knowledge of Parent, there has been no Security Breach which materially affected the Business.
(g)During the Covered Period, neither the Asset Sellers (with respect to the Covered Business) nor the Companies have received complaints to or investigations by, any Governmental Entity regarding any Seller or Company or any of their Data-Related Vendors’ compliance with, or actual or alleged violation of, any applicable Privacy Law. There is no ongoing or threatened administrative, regulatory or judicial action, hearing, or enforcement proceeding, or to the Knowledge of Parent, investigation or inquiry, by or on behalf of any Governmental Entity, and no Seller or Company has

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received any lawsuit or written claim or demand from any Person regarding a Company’s or the Business’s compliance with, or actual or alleged violation of, any Privacy Law.
Section 3.12AI Systems.
(a)The Asset Sellers (with respect to the Covered Business) or the Companies have established, maintain or are subject to reasonable use policies, guidelines, governance programs, and training that comply in all material respects with the AI Act and other AI-related regulations for the development and deployment of AI Systems by the Asset Sellers (with respect to the Covered Business) or the Companies and their respective directors, officers, employees, agents and contractors. The Companies have complied with such policies, guidelines and governance programs during the Covered Period, except as would not be materially adverse to the Companies. The Companies have not developed, trained, fine-tuned, or deployed any AI Systems, to their Knowledge, using data for which they did not possess sufficient rights.
(b)The Asset Sellers (with respect to the Covered Business) and the Companies neither conduct prohibited AI Systems practices as set out in Article 5 of the AI Act, nor use, deploy, employ, or train AI Systems that are high-risk under Article 6 of the AI Act. No Asset Seller (with respect to the Covered Business) or Company has received any notice, inquiry, complaint, or allegation in writing from any customer or Governmental Entity regarding the development, training, deployment, use, or outputs of any AI System in violation of the AI Act.
Section 3.13Litigation. Except as set forth on Section 3.13 of the Parent Disclosure Schedules, during the Covered Period there have been no and there are not currently any Actions pending or, to the Knowledge of Parent, threatened in writing against any Asset Seller (with respect to the Covered Business) or any Company by or before any Governmental Entity, in each case that is material to such Seller or Company. Except as set forth on Section 3.13 of the Parent Disclosure Schedules, no Seller (with respect to the Covered Business) nor any Company is subject to any outstanding Order.
Section 3.14Compliance with Applicable Law. During the Covered Period, except as set forth on Section 3.14 of the Parent Disclosure Schedules, the Asset Sellers (with respect to the Covered Business) and the Companies have been in compliance in all material respects with all applicable Laws.
Section 3.15Compliance with Healthcare Laws.
(a)The Asset Sellers (with respect to the Covered Business) and the Companies are and have been since the Covered Period through the date hereof in all material respects compliance with all applicable Healthcare Laws. Except as set forth on Section 3.15(a)(i) of the Parent Disclosure Schedule, there are no Legal Proceedings pending or threatened in writing, by or before any Governmental Entity, which allege a violation of Healthcare Laws by the Asset Sellers (with respect to the Covered Business) or the Companies which would be material to such Seller Party. Since the Covered Period, neither the Asset Sellers (with respect to the Covered Business) nor the Companies has received any written notice from any Governmental Entity or third party concerning any violation of, or alleged violation of, any Healthcare Law, including but not limited to any notices of non-compliance, sanction or enforcement notices, cease-and-desist letters, untitled letters, warning letters, and notices of inspectional observations. Except as set forth on Section 3.15(a)(ii) of the Parent Disclosure Schedule, no Governmental Entity has imposed a fine, sanction, corrective action plan, or other penalty on the Asset Sellers (with respect to the Covered Business) or the Companies for an alleged violation of a Healthcare Law or related contractual obligation.
(b)Neither the Asset Sellers (with respect to the Covered Business) nor the Companies, nor any of their respective directors or officers or, to the Knowledge of the Company, employee or independent contractors (i) has been convicted of or charged with a violation of any applicable Healthcare Law or other Law related to fraud, theft, embezzlement, breach of fiduciary duty, kickbacks, bribes, other financial misconduct, obstruction of an investigation, controlled substances or other pharmaceuticals, or the provision of healthcare services; or (ii) has been, or has been threatened in writing to be debarred pursuant to proceedings conducted by the FDA under 21 U.S.C. § 335a, disqualified or restricted under FDA investigator disqualification proceedings, subject to FDA’s

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Application Integrity Policy, or subject to the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” as set forth in the FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) and any amendments thereto. Neither the Asset Sellers (with respect to the Covered Business) or the Companies, nor any director or officer (or equivalent) of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any employee or independent contractor of the Company or any of its Subsidiaries, is or, since the Covered Period has been, a party to a consent decree, corporate integrity agreement, deferred prosecution agreement, settlement, or other similar agreement or obligation with a U.S. Attorney’s Office, Department of Health and Human Services, Office of Inspector General, or other Governmental Entity related to any violation of applicable Healthcare Laws; or to the Knowledge of the Parent, been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or other correspondence by or from any Governmental Entity alleging that the Company or any of its Subsidiaries is currently in violation of any applicable Healthcare Laws.
(c)The Asset Sellers (with respect to the Covered Business) and the Companies maintain policies and procedures designed to provide reasonable assurance that the Covered Business (as to the Asset Sellers) and the Business (as to the Companies) will be conducted in compliance in all material respects with all applicable Healthcare Laws. The Company and its Subsidiaries are and during the Covered Period have been in compliance in all material respects with such policies and procedures. There are no outstanding material complaints, reports, or corrective actions issued to the Asset Sellers (with respect to the Covered Business) or the Companies in writing or, to the Knowledge of the Parent, orally by a Governmental Entity regarding the Asset Sellers’ (with respect to the Covered Business) or the Companies’ compliance with applicable Healthcare Laws.
Section 3.16Material Business Contracts.
(a)Section 3.16(a) of the Parent Disclosure Schedules sets forth a correct and complete list of the following Contracts to which (x) any Asset Seller (with respect to the Covered Business), (y) any Company or (z) any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities, is a party, by which any Asset Seller (with respect to the Covered Business) or any Company, or any of the Transferred Assets and Liabilities is subject, or by which any Asset Seller (with respect to the Covered Business) or any Company is otherwise bound (the “Material Business Contracts”), other than any Real Property Lease, Company Benefit Plan, any Parent Benefit Plan or the Parent Credit Facility:
(i)all such Contracts (excluding work orders and purchase orders) that individually involve contractually obligated payments by the Companies or the Business in excess of $500,000 on an annual basis;
(ii)all such Contracts (excluding work orders and purchase orders) that individually involve contractually obligated payments to the Companies or the Business in excess of $100,000 on an annual basis;
(iii)all such Contracts for the employment of any Transferred Employee that is not terminable at-will (to the extent such concept exists under applicable Law) or that provides for severance, change in control, transaction, termination, stay-on, retention or other similar benefits, payments or obligations (other than statutory severance, transition pay, redundancy pay, social security or benefits required by applicable Law) upon termination;
(iv)all such bonds, debentures, notes, loans, credit or loan Contracts or, mortgages, indentures, guarantees or other Contracts relating to the Indebtedness of the Companies or the borrowing of money (excluding, for the avoidance of doubt, any Contracts evidencing liabilities with respect to deposits and accounts or trade payables made in the Ordinary Course);
(v)all such Contracts for the lease of personal property involving a contractually obligated payment of more than $100,000 individually by the Business on an annual basis;
(vi)all such joint venture or partnership Contracts and other Contracts providing for the sharing of any profits;

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(vii)all such Contracts containing non-compete or non-solicit provisions that restrict or limit the ability of any Company to compete in any line of business or in any geographic area, or solicit business from specified customers, other than non-solicit provisions in license agreements entered into in the Ordinary Course;
(viii)all such Contracts providing for “most favored nation” or similar provisions where the pricing, discounts or benefits to any business relation of the Asset Sellers (with respect to the Covered Business) or any Company changes based on volume or the pricing, discounts or benefits offered to other business relations;
(ix)all such Contracts with any Material Customer or Material Supplier;
(x)all such Contracts (A) providing for (x) any Asset Seller (with respect to the Covered Business), (y) any Company or (z) any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities, to be the exclusive or a preferred provider of any product or service to any Person or the exclusive or preferred recipient of any product or service of any Person, or (B) providing for any Person to be the exclusive or a preferred provider of any product or service to (x) any Asset Seller (with respect to the Covered Business), (y) any Company or (z) any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities;
(xi)all such Contracts by which (x) any Asset Seller (with respect to the Covered Business), (y) any Company or (z) any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities, licenses Intellectual Property from or to any Person that individually involve contractually obligated payments to or from the Business in excess of $250,000 on an annual basis, excluding (for scheduling purposes only) (y) Contracts licensing generally available software under a click-wrap or shrink-wrap license or subscription service and (z) non-exclusive licenses granted to customers or service providers in the Ordinary Course;
(xii)all such Contracts with any Governmental Entity or under which any Governmental Entity has any material rights; and
(xiii)all such Contracts granting a power of attorney for any Company.
(b)All Material Business Contracts are in full force and effect, and assuming the due authorization, execution and delivery by any other party thereto, are currently enforceable against the applicable (x) Asset Seller (with respect to the Covered Business), (y) Company or (z) Seller Party (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities and, to the Knowledge of Parent, as of the Closing will be, if not previously terminated or expired, enforceable against the other party thereto in accordance with the express terms thereof, except as enforcement may be limited by the Enforceability Exceptions. There does not exist, and there has not existed within the last twelve (12) months, any violation, breach or event of default, in any material respect, under any Material Business Contract, on the part of (x) any Asset Seller (with respect to the Covered Business), (y) any Company or (z) any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities, or to the Knowledge of Parent, any other party thereto. Other than Shared Contracts or Contracts that are Transferred Assets, a Company is a party to each of the Material Business Contracts or such Material Business Contract has been assigned to a Company. A true and complete copy of each Material Business Contract including all amendments, modifications, waivers or other changes thereto has been made available to Buyers.
Section 3.17Tax Returns; Taxes. Except as set forth on Section 3.17 of the Parent Disclosure Schedules:
(a)all income Tax Returns and all material non-income Tax Returns of the Companies or otherwise exclusively relating to the Transferred Assets required to have been filed with any taxing authority in accordance with any applicable Law have been duly filed and are correct and complete in all material respects;

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(b)all material Taxes required to be paid by the Companies or exclusively with respect to the Transferred Assets have been paid in full;
(c)all material deficiencies asserted as a result of any examination of any Tax Returns of the Companies or otherwise exclusively with respect to the Transferred Assets have been paid in full, accrued on the books of the Companies or Asset Sellers or finally settled;
(d)no claims have been asserted in writing or to the Knowledge of Parent, proposed or threatened, for any Taxes of the Companies or exclusively with respect to the Transferred Assets and no audit or investigation of any Tax Return of any Company or any Tax Return otherwise exclusively related to the Transferred Assets is currently being conducted, pending or, to the Knowledge of Parent, threatened;
(e)each Asset Seller (with respect to the Covered Business) and Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, equity holder, stockholder or other third party;
(f)there are no outstanding waivers or Contracts by or on behalf of any Company or otherwise exclusively with respect to the Transferred Assets for the extension of time for the assessment of any Taxes or any deficiency thereof;
(g)there are no Liens for Taxes against any asset of any Company or the Transferred Assets (other than Liens for Taxes which are not yet due and payable);
(h)no jurisdiction in which a Company conducts business but does not file any Tax Return has asserted a claim that such Company is subject to any Taxes imposed by such jurisdiction;
(i)no Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent) or (ii) has any liability for the Taxes of any Person (other than any of the Companies) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise;
(j)no Company will be required to pay any tax, or include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign Laws); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Laws) entered into prior to Closing; (iii) deferred intercompany gain or any excess loss account existing prior to Closing described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Laws); (iv) installment sale made prior to Closing; (v) prepaid amount received or deferred revenue accrued prior to Closing; (vi) election under Code Section 108(i) or 965(h) (or any corresponding or similar provision of state, local or foreign Laws) made prior to Closing; or (vii) use of the cash method, modified cash method, or modified accrual method or any improper method of accounting for a period ending on or before the Closing Date; and
(k)No Company is subject to Tax in any jurisdiction other than the jurisdiction (or political subdivision thereof) in which it was organized by virtue of (i) having a permanent establishment (within the meaning of an applicable income tax treaty) or other place of business or (ii) having a source of income in that jurisdiction.
Section 3.18Environmental Matters.
(a)Except as set forth on Section 3.18 of the Parent Disclosure Schedules, during the Covered Period, the Asset Sellers (with respect to the Covered Business) and the Companies have held and currently hold, and have been and are in material compliance with, all material Environmental Permits applicable to the Business required under Environmental Laws. During the Covered Period, the

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Asset Sellers (with respect to the Covered Business) and the Companies have been and currently are in material compliance with applicable Environmental Laws.
(b)During the Covered Period, neither the Asset Sellers (with respect to the Transferred Assets and Liabilities) nor the Companies have received written notice from any Governmental Entity that they are subject to any claim, Liability or Legal Proceeding (i) based upon any violation of any Environmental Law (with respect to the Transferred Assets and Liabilities) or (ii) arising out of the ownership, use, control or operation by the Companies or the Business of any facility, site, area or property from which there was a Release of any Hazardous Substance, which claim, if adversely resolved, would reasonably be expected to have a Material Adverse Effect.
Section 3.19Licenses and Permits. Except as set forth on Section 3.19 of the Parent Disclosure Schedules, each of the Asset Sellers (with respect to the Covered Business) and Companies own or possess all Permits that are necessary to enable it to carry on the Business as presently conducted, except as would not reasonably be expected to have a Material Adverse Effect. All such Permits are valid and in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect.
Section 3.20Company Benefit Plans.
(a)(i) Section 3.20(a)(i) of the Parent Disclosure Schedules sets forth a correct and complete list of each material Company Benefit Plan, and (ii) Section 3.20(a)(ii) of the Parent Disclosure Schedules sets forth a correct and complete list of each material Parent Benefit Plan. With respect to each Company Benefit Plan and each Parent Benefit Plan, the Companies and the Asset Sellers have made available to Buyers true and complete copies, to the extent applicable, of (i) the plan document (including any amendments thereto), trust agreement and any other document governing such plan (and, with respect to any such plan that is unwritten, a written summary of such plan); (ii) the most recent summary plan description and any material modification with respect thereto; (iii) all Form 5500 or Form 5500-SF, as applicable, annual reports (and attachments, including audited financial statements) for the past three (3) years or other similar annual report required under applicable Law; and (iv) the most recent determination or pre-approved plan advisory or opinion letter issued by the U.S. Internal Revenue Service (the “IRS”) for each such plan (and its related trust) that is intended to be tax-qualified under Section 401(a) and 501(a) of the Code (each, a “Tax Qualified Benefit Plan”). With respect to each Company Benefit Plan, the Companies and the Asset Sellers have made available to Buyers true and complete copies, to the extent applicable, of (A) all documents relating to funding arrangements, including insurance Contracts, annuity Contracts, investment management or advisory Contracts, administration Contracts, service provider Contracts, audit reports, fidelity bonds and fiduciary liability policies relating to any such plan; (B) the three (3) most recent annual funding notices, audited financial statements and actuarial or other valuation reports relating to such plans, (C) non-discrimination and compliance testing results for the last three (3) completed plan years and detail of any corrections (if applicable), (D) copies of the Forms 1094-Cs and 1095-Cs as filed for the preceding four (4) years and (E) any material non-routine correspondence with any Governmental Authority within the past six (6) years concerning such plan.
(b)Each Parent Benefit Plan or Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS, or with respect to a preapproved plan, can rely on an opinion or advisory letter from the IRS, to the effect that such Parent Benefit Plan or Company Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively. Each material Non-U.S. Company Benefit Plan timely applied for, received and maintained all requisite local government approvals, to the extent applicable. To the Knowledge of Sellers and Parent, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Parent Benefit Plan or Company Benefit Plan or related trust, result in the loss of any exemption applicable to a Non-U.S. Company Benefit Plan or result in any material Liability to the Companies in respect of such Parent Benefit Plan or Company Benefit Plan.
(c)All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been filed or distributed in material compliance with the applicable requirements of ERISA and the Code with respect to each such Parent

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Benefit Plan or Company Benefit Plan. No act or omission has occurred and no condition exists with respect to any Parent Benefit Plan or Company Benefit Plan that would reasonably be expected to subject the Companies to any material fine, penalty, Tax or Liability of any kind imposed under ERISA, the Code or other applicable Law. All contributions, distributions, reimbursements and premium payments with respect to a Company Benefit Plan and any statutory plan maintained by a Governmental Entity that are due by the Companies or any of its Subsidiaries have in all material respects been timely made for any period ending on or before the Closing Date, and any such amounts that are not yet due, have been properly accrued.
(d)Each Parent Benefit Plan or Company Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Parent Benefit Plan or Company Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.
(e)None of the Companies, any of their Subsidiaries or ERISA Affiliates or, to the Knowledge of the Sellers, any other Person has engaged in any, non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Parent Benefit Plan or Company Benefit Plan that would, individually or in the aggregate, result in material Liability or obligation to the Companies or any of its Subsidiaries (including by way of indemnification).
(f)The Companies, any of their Subsidiaries, any applicable Parent Benefit Plan, and any applicable Company Benefit Plan have at all times been in material compliance with the Patient Protection and Affordable Care Act, to the extent applicable. The Companies are not reasonably expected to incur or be subject to, any material Tax, penalty or other Liability that may be imposed under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended.
(g)The requirements of COBRA have been met in all material respects with respect to each Company Benefit Plan and, with respect to any Asset Seller Service Provider, Company Employee or any other current or former officer, director, manager or independent contractor of any Company, each Parent Benefit Plan, that is subject to COBRA. No Parent Benefit Plan or Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) provides, and the Companies and their Subsidiaries have no obligation to provide, any current or former officers, directors, managers, employees or independent contractors of the Companies and their Subsidiaries, or any Asset Seller Service Providers, benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment, except as otherwise required by COBRA or any foreign Law for which such Person pays the full cost of such benefits or as required by applicable Laws.
(h)No Action with respect to any Company Benefit Plan, or with respect to the participation of any Company Employees, Company Service Providers and Asset Seller Service Providers in Parent Benefit Plan, (other than routine claims for benefits) is pending or, to the Knowledge of Sellers, threatened. To the Knowledge of Sellers, no Company Benefit Plan has within the six (6) years prior to the date hereof been the subject of an examination or audit or other Action by a Governmental Entity, is subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(i)No Parent Benefit Plan or Company Benefit Plan is, and neither the Companies nor any of their ERISA Affiliates sponsor, maintain, contribute to or are required to contribute to, have or would reasonably be expected to have any Liability with respect to, or have, within the past six (6) years, sponsored, maintained, contributed to, or been required to contribute to or had any Liability with respect to: (i) a defined benefit pension plan (as defined in Section 3(35) of ERISA) or any plan, program or arrangement that is or was at any time subject to Title IV of ERISA or subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code (any such arrangement, a “Title IV Plan”); (ii) a “multi-employer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); (iv) a “multiple employer plan” as described in Section 413(c) of the Code; or (v) a voluntary employee benefit association (as defined in

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Section 501(c)(9) of the Code). Neither the Companies nor their Subsidiaries has or reasonably expects to have any Liability (contingent or otherwise), including on account of an ERISA Affiliate, under Title IV of ERISA or Section 412 or 430 of the Code, which is or would reasonably be expected to become a Liability (contingent or otherwise) of the Buyer or Buyer’s Affiliates.
(j)Except as set forth on Section 3.20(j) of the Parent Disclosure Schedules, no Parent Benefit Plan or Company Benefit Plan is maintained or sponsored primarily for the benefit of current or former employees or service providers located outside of the United States or is subject to the Laws of a jurisdiction other than the United States. Each Parent Benefit Plan or Company Benefit Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States (whether or not United States Laws apply) (a “Non-U.S. Company Benefit Plan”) has been maintained and operated in all material respects in accordance with all applicable plan documents and all applicable local Laws. This clause is without prejudice to any statutory obligations any Buyer Parties may have to provide benefits and/or entitlements to Transferred Employees following the Closing Date.
(k)Each Company Benefit Plan or, with respect to any Company Employees, Company Service Providers and Asset Seller Service Providers, any Parent Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has at all times been established, administered, operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable regulations guidance thereunder, and no amount under any such Company Benefit Plan or Parent Benefit Plan is, has been or is reasonably expected to be subject to any Tax under Section 409A of the Code.
(l)Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event, will (i) result in any payment or benefit (including severance, retention, unemployment compensation or otherwise) becoming due to any current or former officer, director, manager, employee or independent contractor of the Companies or any of their Subsidiaries, or any Asset Seller Service Providers (or any beneficiary or permitted transferee thereof); (ii) increase any benefits otherwise payable under any Parent Benefit Plan or Company Benefit Plan; (iii) result in any acceleration of the timing of payment or vesting or funding, or forfeiture of, any such benefits or compensation to any extent; (iv) result in any forgiveness of indebtedness with respect to any current or former employee, officer, manager, director or independent contractor of the Companies or any of their Subsidiaries, or any Asset Seller Service Providers; (v) give rise to (or already has resulted in) a payment or provision of any other benefit (including accelerated vesting) that, individually or collectively, would not be deductible by reason of Section 280G of the Code; or (vi) limit or restrict the ability of the Companies or any of their Subsidiaries, to merge, amend, modify or terminate any of the Company Benefit Plans or any related Contract. Neither the Companies nor Parent or any of their Affiliates have any obligation to “gross-up,” compensate, reimburse, “make-whole,” or otherwise indemnify any Company Employee, Asset Seller Service Provider, or any other officer, director, manager or independent contractor of any Company for the imposition of any Tax under Sections 4999 or 409A of the Code.
Section 3.21Labor Relationships.
(a)Section 3.21(a) of the Parent Disclosure Schedules sets forth a true, correct and complete list of all employees of the Business as of April 13, 2026, with the following information: name; job title; hire date; base salary or hourly rate; whether paid on a salary, hourly or commission basis; full-time/part-time status; leave status (i.e. active or inactive and, if inactive, the type of leave and estimated duration); accrued, unused PTO or vacation balance; employing entity; whether classified as exempt or non-exempt for wage and hour purposes; and location.
(b)Except as set forth on Section 3.21(b) of the Parent Disclosure Schedules, the employees of the Business located in the United States are at-will and no employee is subject to any Contract with the Business that is not terminable “at will” upon thirty (30) days’ notice, or otherwise, without the imposition of penalties or damages. The Business has no severance obligations as to any employees.

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(c)Section 3.21(c) of the Parent Disclosure Schedules sets forth a true, correct and complete list of all individual independent contractors of the Business as of April 13, 2026, with the following information: name; hire date; base compensation or hourly rate; location; and services provided.
(d)With respect to the Business, the Companies are, and during the Covered Period, have been, in material compliance with all applicable Laws relating to labor and employment, including: equal employment opportunity; wage and hour; immigration; occupational safety and health; and the Worker Adjustment and Retraining Notification Act, and any similar state or local Law. Except as set forth in Section 3.21(d) of the Parent Disclosure, (i) the Companies are not delinquent in any payments to any employee or independent contractors for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or independent contractor; (ii) there are no, and within the last three (3) years there have been no, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labor practices) pending or threatened in writing against the Companies in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iii) none of the employment policies or practices of the Business are currently being audited or investigated, or to the Knowledge of Parent, subject to imminent audit or investigation by any Governmental Entity; (iv) the Companies are not, and within the last three (3) years have not been, subject to any order, decree, injunction or judgment by any Governmental Entity or private settlement contract in respect of any labor or employment matters; and (v) the Companies are in material compliance with the requirements of the Immigration Reform Control Act of 1986.
(e)Except as set forth on Section 3.21(e) of the Parent Disclosure Schedules, none of the employees of the Business are, or have ever been in the past three (3) years, represented by a labor organization or group that was either voluntarily recognized or certified by any labor relations board (including the NLRB).
(f)Except as set forth on Section 3.21(f) of the Parent Disclosure Schedules, with respect to the Business, the Companies are not, and have never been in the past three (3) years, a signatory to a collective bargaining Contract with any trade union, works council, labor organization or group.
(g)No labor dispute, walk out, strike, hand billing, picketing or work stoppage involving the employees of the Business has occurred, is in progress or, to the Knowledge of Parent, has been threatened during the Covered Period.
(h)Within the last three (3) years, to the Knowledge of Parent: (i) no employee or independent contractor of the Business has made any material allegation of discrimination or harassment (including, without limitation, sexual harassment) against the Companies or against any employee; and (ii) the Companies have not entered into any material settlement agreements related to allegations of discrimination or harassment (including, without limitation, sexual harassment) made by an employee or independent contractor of the Business.
Section 3.22No Brokers. Except as set forth on Section 3.22 of the Parent Disclosure Schedules, none of Parent, Company or any Seller has employed any broker, finder, investment banker, or other intermediary or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the transactions contemplated by this Agreement.
Section 3.23Transactions with Affiliates. Except for this Agreement and the other Transaction Agreements (and the services or assets provided thereunder) or as set forth on Section 3.23 of the Parent Disclosure Schedules, neither Parent nor any Affiliate thereof is a party to any transaction with any Asset Seller (with respect to the Covered Business) or any Company, including any Contract or other arrangement (a) providing for the furnishing of services by or to any Asset Seller (with respect to the Covered Business) or any Company, (b) providing for the rental of real or personal property from or to

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any Asset Seller (with respect to the Covered Business) or any Company or (c) otherwise requiring payments from or to any Asset Seller (with respect to the Covered Business) or any Company.
Section 3.24Insurance. Section 3.24 of the Parent Disclosure Schedules contains a true and correct list as of the date of this Agreement of each insurance policy of the Asset Sellers (with respect to the Covered Business), the Companies and the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities. All such insurance policies are valid, binding and enforceable in accordance with their terms against the respective insurers, except as enforcement may be limited by the Enforceability Exceptions. During the Covered Period, none of any Asset Seller (with respect to the Covered Business), any Company or any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities have been in material default with respect to their obligations under any insurance policy maintained by it, and there have been no material claims against such insurance by any Asset Seller (with respect to the Covered Business), any Company or any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities as to which the insurers have denied coverage. The directors’ and officer’s liability insurance policy (the “D&O Policy”) and employment practices liability insurance policy (the “EPL Policy”) that are currently maintained by Parent and cover the Companies include an extended reporting period (each, an “Extended Reporting Endorsement”) that is (a) effective upon the Closing and (b) provides coverage for claims based on acts, omissions, or events occurring prior to the Closing.
Section 3.25Trade Controls and Compliance.
(a)None of the Asset Sellers (with respect to the Covered Business), any Company or any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities, nor to the Knowledge of Parent, any directors, officers or employees thereof, has provided, attempted to provide, or authorized the provision of anything of material value (including material payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any “foreign official”, as defined by the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, or any individual employed by or working on behalf of a public international organization, for the purpose of corruptly: (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; or (iv) securing any advantage in violation of the FCPA. None of the Asset Sellers (with respect to the Covered Business), any Company or any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities, nor, to the Knowledge of Parent, any directors, officers or employees thereof, has used any amount of corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions.
(b)None of the Asset Sellers (with respect to the Covered Business), any Company or any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities have violated in any material respect any applicable Export and Import Control Laws. None of the Asset Sellers (with respect to the Covered Business), any Company or any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities, nor to the Knowledge of Parent, any directors or officers thereof, have been or are the subject of any enforcement action by a Governmental Entity related to Export and Import Control Laws.
(c)None of the Asset Sellers (with respect to the Covered Business), any Company or any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities, nor, to the Knowledge of Parent, any director, manager, officer or employee of any Company, is currently, or has been during the Covered Period: (i) a Sanctioned Person; (ii) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws; or (iii) in any way, except as would not have a Material Adverse Effect, otherwise in violation of applicable Sanctions Laws in any way relating to the Covered Business.

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Section 3.26Bank Accounts of Companies. Section 3.25(a) of the Parent Disclosure Schedules sets forth a list of each bank accounts of each Company, the name of each Person authorized to draw thereon or have access thereto and the corresponding number of each such account.
Section 3.27Material Customers and Suppliers.
(a)Section 3.27(a) of the Parent Disclosure Schedules lists on a consolidated basis with respect to the Covered Business the twenty (20) largest customers in terms of sales during the twelve month period ending as of December 31, 2024 and the nine-month period ending as of the Interim Date (“Material Customers”), and the total amount for which such Material Customer was invoiced by the Covered Business during such periods. Except as set forth on Section 3.27(a) of the Parent Disclosure Schedules, no such Material Customer has cancelled, terminated or reduced its relationship with the Covered Business and, to the Knowledge of Parent, no Material Customer intends to so cancel, terminate or reduce its relationship with the Covered Business. Within the past twelve (12) months, none of the Asset Sellers (with respect to the Covered Business), any Company or any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities has been involved in any material dispute or Legal Proceeding with any Material Customer.
(b)Section 3.27(b) of the Parent Disclosure Schedules lists on a consolidated basis with respect to the Covered Business the ten (10)largest suppliers during the twelve month period ending as of December 31, 2024 and the nine-month period ending as of the Interim Date (“Material Suppliers”), and the total amount for which each such Material Supplier was invoiced by the Covered Business during such periods. Except as set forth on Section 3.27(b)of the Parent Disclosure Schedules, no such Material Supplier has cancelled, terminated or reduced its relationship with the Covered Business and, to the Knowledge of Parent, no Material Supplier intends to so cancel, terminate or reduce its relationship with the Covered Business. Within the past twelve (12) months, none of the Asset Sellers (with respect to the Covered Business), any Company or any of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities has been involved in any material dispute or Legal Proceeding with any Material Supplier.
Section 3.28NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III AND IN ARTICLE IV (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULES) AND CONTAINED IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.3(c), PARENT DOES NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. PARENT MAKES NO (AND HEREBY DISCLAIMS ANY) REPRESENTATION OR WARRANTY TO BUYER PARTIES WITH RESPECT TO, AND BUYER PARTIES WILL NOT BE ENTITLED TO RELY ON: (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER PARTIES OR ANY INFORMATION REGARDING FUTURE REVENUES, EXPENSES OR RESULTS OF OPERATIONS OF ANY BUSINESS; OR (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III AND IN ARTICLE IV (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULES) AND CONTAINED IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.3(C), ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO BUYER PARTIES OR THEIR COUNSEL, ACCOUNTANTS OR ADVISERS WITH RESPECT TO THE COMPANIES OR ANY BUSINESS, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL LIMIT OR PROHIBIT ANY CLAIM FOR FRAUD.
Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT
Except as set forth in the Parent Disclosure Schedules, Parent hereby represents and warrants to Buyers as follows:

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Section 4.1Authorization. Parent is validly existing and in good standing under the Laws of its formation. Parent has the requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is or will be a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and thereby. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is or will be a party by Parent and the consummation of the transactions contemplated by this Agreement will have been duly authorized by all required action on the part of Parent as of the Closing. This Agreement and the other Transaction Agreements to which Parent is a party has been duly executed and delivered by Parent, and does, when duly executed by all Parties and delivered by Parent, constitute the valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.
Section 4.2Equity Interests Ownership. The Equity Sellers are the record and beneficial owners of all the Equity Interests as set forth on Section 4.2 of the Parent Disclosure Schedules. Except as set forth on Section 4.2 of the Parent Disclosure Schedules, the Equity Sellers have, and at the Closing will have, good and marketable title to such Equity Interests free and clear of any Liens (other than Permitted Liens). Such Equity Interests will be transferred to Buyers at the Closing free and clear of any Liens (other than Permitted Liens).
Section 4.3Consents and Approvals. Except as set forth on Section 4.3 of the Parent Disclosure Schedules and for the Antitrust Clearances, the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is or will be a party, the consummation of the transactions contemplated by this Agreement and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not violate or conflict with (a) any provision of the Charter Documents of Parent, or with any resolution or authorization adopted by the governing body or equity holders of Parent, (b) any Order to which Parent is a party or by which Parent or any of its properties is bound or (c) any Law or arbitration award applicable to Parent; excluding from the foregoing clauses (b), and (c) such requirements, violations, conflicts, defaults or rights which would not reasonably be expected to have a Material Adverse Effect and would not materially and adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement to which it is or will be a party.
Section 4.4No Brokers. The Companies will not be responsible for any broker, finder or investment banker fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based on any commitments made by or on behalf of Parent.
Section 4.5NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV AND ARTICLE III (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULES) AND CONTAINED IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.3(c), PARENT DOES NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. PARENT MAKES NO (AND HEREBY DISCLAIMS ANY) REPRESENTATION OR WARRANTY TO BUYER PARTIES WITH RESPECT TO, AND BUYER PARTIES WILL NOT BE ENTITLED TO RELY ON: (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER PARTIES OR ANY INFORMATION REGARDING FUTURE REVENUES, EXPENSES OR RESULTS OF OPERATIONS OF ANY BUSINESS; OR EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV AND ARTICLE III (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULES) AND CONTAINED IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.3(c), ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO BUYER PARTIES OR THEIR COUNSEL, ACCOUNTANTS OR ADVISERS WITH RESPECT TO THE COMPANIES OR ANY BUSINESS, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL LIMIT OR PROHIBIT ANY CLAIM FOR FRAUD.

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Article V
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES
Each of the Buyer Parties hereby represent and warrant to Parent as follows:
Section 5.1Organization. The preamble to this agreement accurately sets forth the name and jurisdiction of formation of each Buyer Party. Each Buyer Party is duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, and has the requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted.
Section 5.2Authorization. Each Buyer Party has the requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and thereby. This Agreement has been duly authorized, executed and delivered by each Buyer Party and does, when duly executed by all Parties and delivered by such Buyer Party, constitute the valid and binding agreement of such Buyer Party enforceable against such Buyer Party in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.
Section 5.3Consents and Approvals; No Violations. Except as set forth on Section 5.3 of the Buyer Disclosure Schedules and for the Antitrust Clearances, neither the execution and delivery of this Agreement or the other Transaction Agreements, nor the consummation of the transactions contemplated by this Agreement will: (a) conflict with or result in any breach of any provision of the Charter Documents of any Buyer Party; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, Permit, agreement, lease or other contract, instrument or obligation to which any Buyer Party is a party or by which any Buyer Party or any of its assets may be bound; or (d) violate any Law or Order applicable to any Buyer Party, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights which would not adversely affect the ability of any Buyer Party to consummate the transactions contemplated by this Agreement. Pursuant to 16 C.F.R. § 801.10(c), each of Buyer Parent and Buyers have, in good faith and based on information reasonably available to them, made a determination for purposes of the HSR Act that the fair market value of the voting securities being acquired does not exceed $126.4 million, and such determination was made within sixty (60) calendar days prior to the consummation of the transactions contemplated by this Agreement.
Section 5.4Litigation. There is no Action pending or, to the knowledge of any Buyer, threatened against any Buyer Party, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict any Buyer Party’s ability to consummate the transactions contemplated by this Agreement.
Section 5.5Financing. Buyer Parent has received and provided to Parent a true, correct and complete copies of the fully executed Equity Commitment Letters, committing, on the terms and subject to the conditions set forth therein, to provide the equity financing described therein (the “Financing”). Each of the Equity Commitment Letters have been duly executed by Buyer Parent and the Equity Financing Sources, as applicable, is in full force and effect, and constitutes the valid, binding and enforceable obligation of Buyer Parent and the Equity Financing Sources, in each case subject to the Enforceability Exceptions. The commitments contained in each Equity Commitment Letter have not been withdrawn or rescinded in any respect (and no party thereto has indicated an intent to so withdraw or rescind) or otherwise amended or modified in any respect. Neither Buyer Parent nor any of the Equity Financing Sources is in breach of any of the terms or conditions set forth in the Equity Commitment Letters and no event has occurred which, with or without notice, lapse of time or both, which would reasonably be expected to constitute a breach by any Buyer Parent or any of the Equity Financing Sources or failure by Buyer Parent or any of the Equity Financing Sources to satisfy a condition precedent set forth therein. As of the date hereof, Buyer Parent has fully paid any and all commitment fees or other fees to the extent required by the Equity Commitment Letters. There are no conditions precedent or other

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contingencies relating to the funding of the full amount of the proceeds of the Financing except as stated in the Equity Commitment Letters. None of the Equity Commitment Letters have been amended or modified, and no such amendment or modification is contemplated. There are no side letters or other contracts, agreements (whether oral or written) or arrangements related to the funding or investing, as applicable, of the financing contemplated pursuant to the Equity Commitment Letters other than as expressly set forth in the Equity Commitment Letters. The Financing, when funded in accordance with the Equity Commitment Letters, shall provide Buyer Parent with financing in an amount that is sufficient to pay (a) all amounts required to be paid by any Buyer Party on the Closing Date, (b) all fees and expenses of Buyers and their Affiliates in connection with the transactions contemplated by the Transaction Agreements, (c) any Deferred Purchase Price, (d) any amounts that may become payable by any Buyer Party under Section 2.7 of this Agreement and (e) any amounts that may become payable by any Buyer Party in connection with the termination of this Agreement pursuant to Article VIII, (including any Losses, fees or expenses that may become due in connection therewith). Each Buyer Party acknowledges and agrees that Parent and its respective Affiliates have no responsibility for any equity financing that any Buyer Party has raised, or may raise, in connection with any transaction contemplated by the Transaction Agreements.
Section 5.6Solvency. No Buyer Party is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Companies or the Asset Sellers. Buyer Parent is, and after giving effect to the transactions contemplated by this Agreement will be, Solvent based on its good-faith determination and the committed financing available to it as of the Closing.
Section 5.7Independent Review. Each Buyer Party has conducted its own independent review and analysis of the Companies, the Asset Sellers, the Equity Interests, the Transferred Assets and Liabilities and the Business and their condition, cash flow and prospects, and acknowledges that it has been provided access to the properties, premises and records of Parent, the Companies, the Sellers and the Business for this purpose, including to certain projections, including projected statements of operating revenues and income from operations of the Companies, the Asset Sellers and the Business and certain business plan information. Each Buyer Party acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that it is familiar with such uncertainties and that it is taking full responsibility for its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Each Buyer Party is knowledgeable about the industries in which the Companies, the Asset Sellers and the Business operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. In entering into this Agreement, each Buyer Party has relied exclusively upon its own investigation and analysis and upon the representations and warranties expressly set forth in this Agreement, and each Buyer Party: (a) acknowledges that: (i) it has had the opportunity to visit with Parent, the Companies and the Sellers and meet with their officers and other representatives to discuss the Business, the Equity Interests and the Transferred Assets and Liabilities and their condition, cash flow and prospects and (ii) all materials and information requested by the Buyer Parties have been provided to the Buyer Parties to their reasonable satisfaction; (b) acknowledges that it has undertaken such due diligence (including a review of the assets, Liabilities, books, records and Contracts of the Companies and the Transferred Assets and Liabilities) as the Buyer Parties deem adequate; (c) acknowledges that, except as set forth in Article III, Article IV and Section 7.3(c), neither Parent, the Companies, the Sellers nor any of their respective directors, officers, employees, Affiliates, agents or representatives makes, and that the Buyer Parties have not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer Parties or their agents or representatives prior to the execution of this Agreement; (d) agrees, to the fullest extent permitted by Law, that neither Parent, the Companies, the Sellers nor any of their respective partners, directors, officers, employees, Affiliates, agents or representatives shall have any Liability or responsibility whatsoever to the Buyer Parties on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made, to the Buyer Parties prior to the execution of this Agreement, except in the case of Fraud; (e) acknowledges that neither Parent, the Companies, the Sellers nor any of their respective partners, officers, employees, Affiliates, agents or representatives makes, has made or shall be deemed to have made, and that the Buyer Parties have not relied on, any

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representation, warranty, covenant or agreement, express or implied, with respect to the Companies, the Equity Interests, the Transferred Assets and Liabilities or the Business, other than the representations, warranties, covenants and agreements of Parent that are expressly set forth in this Agreement; and (f) represents that no Buyer Party knows of any condition or event which constitutes or may constitute a breach by Parent of the representations and warranties set forth in Article III and Article IV, respectively; provided, however, that nothing in this Section shall limit or restrict any claim of, or remedy for, Fraud.
Section 5.8Purchase for Investment. Each Equity Buyer is acquiring the Equity Interests solely for investment for its own account and not with the view to, or for resale in connection with, any “distribution” (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof. Each Equity Buyer understands that the Equity Interests have not been registered under the Securities Act or any state or foreign securities laws by reason of specified exemptions therefrom that depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such Laws and applicable regulations such securities may not be resold without registration under the Securities Act or under applicable state or foreign Law unless an applicable exemption from registration is available. Each Equity Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.
Section 5.9No Brokers. No Buyer nor any of their Affiliates, has employed any broker, finder, investment banker, or other intermediary or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees in connection with this Agreement or the transactions contemplated by this Agreement.
Section 5.10R&W Insurance Policy. Attached hereto as Exhibit E are true and correct copies of the binder agreement for the R&W Insurance Policy, which is contained therein (the “R&W Binder Agreement”), the R&W Insurance Policy and the inception No Claims Declaration provided by Buyers to the R&W Insurance Policy underwriter as of the date of this Agreement. Buyers have paid or caused to be paid all fees and costs relating to the R&W Binder Agreement and the R&W Insurance Policy, including all premiums, broker fees and commissions, Taxes and underwriting fees incurred or to be incurred in connection with procuring the R&W Insurance Policy, that are required to be paid through the date of this Agreement. Each of the Buyer Parties acknowledge that all such expenses, as well as all other expenses required to be incurred to obtain and maintain the R&W Insurance Policy will not be considered a Transaction Expense.
Article VI
COVENANTS
Section 6.1Restructuring Prior to Closing.
(a)Prior to the Closing, each of the Reorganizing Entities shall assign, transfer, convey and deliver to Insight Medical Writing Limited, and Insight Medical Writing Limited shall accept and assume from each Reorganizing Entity all of such Reorganizing Entity’s assets, properties, rights and liabilities used exclusively in, or otherwise exclusively relating to, the Covered Business, with the scope of such assets, properties, rights, and liabilities to match (except as set forth on Schedule 6.1(a), mutatis mutandis, the scope of Transferred Assets and Liabilities (and taking into account the limitations, rights, obligations, alternative arrangements and other terms and conditions described in Section 6.14 and Section 6.15, mutatis mutandis). Each Reorganizing Entity shall, and Parent shall cause each Reorganizing Entity to, execute and deliver all Local Transfer Instruments reasonably necessary or desirable to effect the transfers and assumptions contemplated by this Section 6.1(a)), which Local Transfer Instruments shall, except as otherwise expressly set forth in this Agreement, reflect such transactions are effected on an “as-is”, “where-is” basis, without representation or warranty of any kind (each, a “Reorganization Agreement”). For the avoidance of doubt, the transactions contemplated by the Reorganization Agreements may include the issuance of Equity Securities of Insight Medical Writing Limited and the amendment of the Charter Documents of Insight Medical Writing Limited to the extent consistent with local practice or required by applicable Law.

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(b)Prior to the Closing, Certara UK Limited shall assign, transfer, convey and deliver to Insight Medical Writing Limited, and Insight Medical Writing Limited shall accept and assume from Certara UK Limited all of Certara UK Limited’s assets, properties, rights and liabilities used exclusively in, or otherwise exclusively relating to, the Covered Business, with the scope of such assets and liabilities to match (except as set forth on Schedule 6.1(b)), mutatis mutandis, the scope of Transferred Assets and Liabilities (and taking into account the limitations, rights, obligations, alternative arrangements and other terms and conditions described in Section 6.14 and Section 6.15, mutatis mutandis). Certara UK Limited shall, and Parent shall cause Certara UK Limited to, execute and deliver all instruments and agreements of transfer and assumption reasonably necessary or desirable to effect the transfers and assumptions contemplated by this Section 6.1(b), which such instruments and agreements of transfer and assumption shall, except as otherwise expressly set forth in this Agreement, reflect such transactions are effected on an “as-is”, “where-is” basis, without representation or warranty of any kind, other than indemnities from Insight Medical Writing Limited in respect of the transfer of the UK Employees under TUPE as are customary in the United Kingdom (the “UK Contribution Agreement”). For the avoidance of doubt, the transactions contemplated by the UK Contribution Agreement may include the issuance of Equity Securities of Insight Medical Writing Limited and the amendment of the Charter Documents of Insight Medical Writing Limited to the extent consistent with local practice or required by applicable Law.
(c)Prior to the Closing, Certara USA, Inc. shall assign, transfer, convey and deliver to Synchrogenix Information Strategies, LLC, and Synchrogenix Information Strategies, LLC shall accept and assume from Certara USA, Inc. all of Certara USA, Inc.’s assets, properties, rights, and liabilities used exclusively in, or otherwise exclusively relating to, the Covered Business, with the scope of such assets and liabilities to match (except as set forth on Schedule 6.1(c)), mutatis mutandis, the scope of Transferred Assets and Liabilities (and taking into account the limitations, rights, obligations, alternative arrangements and other terms and conditions described in Section 6.14 and Section 6.15, mutatis mutandis). Certara USA, Inc. shall, and Parent shall cause Certara USA, Inc. to, execute and deliver a contribution agreement reasonably necessary or desirable to effect the transfers contemplated by this Section 6.1(c), and such contribution agreements shall, except as otherwise expressly set forth in this Agreement, reflect such transactions are effected on an “as-is”, “where-is” basis, without representation or warranty of any kind (the “USA Contribution Agreement”.
(d)Prior to the Closing, Certara Philippines, Inc. shall assign, transfer, convey and deliver to Parent or one of its Affiliates (other than the Companies), and Parent or such Affiliates shall accept and assume, from Certara Philippines, Inc. all of the computers and related equipment of Certara Philippines, Inc.’s exclusively used in connection with the Retained Business by the Retained Employees. Certara Philippines, Inc. shall, and Parent shall cause Certara Philippines, Inc. to, execute and deliver instruments and agreements of transfer and assumption reasonably necessary or desirable to effect the transfers and assumptions contemplated by this Section 6.1(d), which such instruments and agreements of transfer and assumption shall, except as otherwise expressly set forth in this Agreement, reflect such transactions are effected on an “as-is”, “where-is” basis, without representation or warranty of any kind (the “Philippines Contribution Agreement”, and collectively with the UK Contribution Agreement and the USA Contribution Agreement, the “Contribution Agreements”).
(e)The Parties do not intend this Agreement to transfer title to or to constitute the assumption of any Contributed Assets and Liabilities. Any Contributed Assets and Liabilities shall only be transferred or assumed by the applicable Reorganization Agreement and Contribution Agreement in accordance with this Section 6.1.
(f)Notwithstanding the generality of Section 6.1, to the extent that the provisions of a Reorganization Agreement or Contribution Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer and assumption of Contributed Assets and Liabilities): (i) the provisions of this Agreement shall prevail; and (ii) so far as permissible under applicable Law of the relevant jurisdiction, the Seller Parties and Buyer Parties shall cause the provisions of the relevant Reorganization Agreement or Contribution Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.

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(g)Each Party shall not, and shall cause its respective Affiliates not to, bring any Action (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the transactions contemplated by this Agreement) against the other Party or any of its Affiliates in respect of or based upon any of the Reorganization Agreements or Contribution Agreements, except to the extent necessary to enforce any transfer of the Transferred Assets and Liabilities sold or assigned to Buyers hereunder in a manner consistent with the terms of this Agreement. All such Actions (except as referred to in the preceding sentence) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Reorganization Agreements or Contribution Agreements (but without prejudice to the establishment of the existence of the claim hereunder).
Section 6.2Conduct of the Business. Each of the Seller Parties agrees that, during the period from the date of this Agreement, until the earlier of the Closing or the termination of this Agreement in accordance with Article VIII, except (1) as consented to by Buyer Parent in writing (email being sufficient), which consent shall not be unreasonably withheld, conditioned or delayed, (2) as contemplated by any Transaction Agreement, (3) as required, necessary or advisable to comply with applicable Law, (4) as relates to Cybersecurity Measures or (5) as set forth in Schedule 6.2, the applicable Seller Party shall, and Parent shall cause the applicable Seller to:
(a)not to amend the Charter Documents of any Company;
(b)not to authorize for issuance, issue, sell, pledge, encumber or deliver or agree or commit to issue, sell, pledge, encumber or deliver any equity interests of any Company or shares of any Company’s capital stock, or cause any Company to issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract with respect to the issuance of, any equity interests or shares of capital stock of any Company;
(c)not to (i) split, combine or reclassify any of a Company’s equity interests or shares of a Company’s capital stock, (ii) declare, set aside or pay any equity dividend or other equity distribution in respect of any Company’s capital stock or (iii) redeem or otherwise acquire any of a Company’s securities; provided, that the Companies may pay cash dividends in respect of their equity interests or capital stock;
(d)cause each Asset Seller (with respect to the Covered Business), each Company and each of the Seller Parties (other than the Companies and the Asset Sellers) with respect to the Contributed Assets and Liabilities to operate in the Ordinary Course in all material respects and in material compliance with all applicable Laws;
(e)(i) cause each Asset Seller not to sell, transfer, assign, convey, divest or dispose of any of the Transferred Assets and Liabilities, and (ii) cause each of the Seller Parties (other than the Companies and the Asset Sellers) not to sell, transfer, assign, convey, divest or dispose of any of the Contributed Assets and Liabilities, in each case except for (x) the transactions contemplated by the Contribution Agreements or the Reorganization Agreements or (y) inventory, obsolete or excess equipment or other assets sold or disposed of in the Ordinary Course;
(f)(i) cause each Asset Seller not to mortgage, pledge or subject to any material Lien or security interest (other than Permitted Liens) any material asset included in the Transferred Assets and Liabilities, (ii) cause each Company not to mortgage, pledge or subject to any material Lien or security interest (other than Permitted Liens) any material asset of the Companies or (iii) cause each of the Seller Parties (other than the Companies and the Asset Sellers) not to mortgage, pledge or subject to any material Lien or security interest (other than Permitted Liens) any material asset included in the Contributed Assets and Liabilities;
(g)except in the Ordinary Course, in connection with the promotion, demotion or termination of an employee in the Ordinary Course, as required by applicable Law or in connection with changes to benefit or bonus plans which effect all employees of the Covered Business (including merit and seniority increases), not to (i) enter into or materially amend any employment, bonus, or severance

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(other than statutory severance, redundancy pay, social security or benefits required by applicable Law) or retirement Contract, (ii) materially increase any salary or other form of compensation payable or to become payable to any of its executives or (iii) pay any special bonus to its executives, except for payments under those Contracts disclosed on Schedule 6.2(g);
(h)not to cancel or terminate any Assumed Leases;
(i)(i) not to make, change or revoke any material Tax election of any Company (including any material change in method of Tax accounting), (ii) not to cause any Company to enter into any Contract or settlement with a Tax authority with respect to material Taxes, (iii) not to amend any material Tax Return of any Company and (iv) not to surrender any material Tax refunds of any Company;
(j)not to hire any employee relating to the Covered Business in any jurisdiction in which no US Employees, UK Employees, Canada Employees, Germany Employees or Other World Employees is employed as of the date of this Agreement; and
(k)not to agree in writing, or otherwise, to take any action described in this Section 6.2.
Notwithstanding anything in this Agreement to the contrary, Buyer Parties acknowledge and agree that on or prior to the Closing Date, Parent may (but shall have no obligations to) and any Asset Seller may (but shall have no obligations to) cause any Seller Party to distribute Cash and distribute and collect and distribute any Accounts Receivable (and credit accruals attributable to Accounts Receivable), in each case, regardless of whether such actions are taken in the Ordinary Course of Business.
Section 6.3Retained Business. Notwithstanding anything to the contrary in this Agreement, nothing in Section 6.2 shall prohibit or otherwise restrict in any way any Retained Business.
Section 6.4Access to Information; Preservation of Records; Litigation Support.
(a)Subject to the restrictions of any applicable Law or contractual undertaking, during the period from the date of this Agreement until the earliest of the Closing Date or the termination of this Agreement in accordance with Article VIII, Parent shall (i) give Buyers and their authorized representatives reasonable access to the books, records, work papers, offices and other facilities and properties exclusively or primarily related to the Business, (ii) permit Buyers to make such inspections thereof as Buyers may reasonably request and (iii) furnish Buyers with such financial and operations data and other information exclusively related to the Business as Buyers may reasonably request; provided, however, that any such investigation shall be conducted during normal business hours under the supervision of the applicable personnel of Parent or its Affiliates and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement and applicable Law, and in such manner as to not interfere unreasonably with the operations of Parent or its Affiliates. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it (A) relates to interactions with prospective buyers of the Business or the negotiation of this Agreement and the transactions contemplated by this Agreement, (B) would unreasonably disrupt the operations of the Parent or any of its Affiliates, (C) relates to materials prepared for the board or other governing body of Parent or any of its Affiliates in connection with its consideration of the transactions contemplated by this Agreement, (D) would jeopardize the health and safety of the employees of the Parent or any of its Affiliates, (E) would require the Parent or any of its Affiliates to disclose information that, in the reasonable judgment of the Parent, should not be disclosed due to its competitively sensitive nature, (F) relates to any Retained Business or (G) would require the Parent or any of its Affiliates to disclose information that, in the reasonable judgment of counsel to the Parent, is subject to attorney-client privilege (or attorney work-product protection) or may conflict with any applicable Law, privacy policy or confidentiality or other obligations to which the Parent or any of its Affiliates is bound. Parent shall promptly notify Buyer Parent of any change in the identities, compensation, or place of work of any US Employees, UK Employees, Canada Employees, Germany Employees or Other World Employees, including the hiring or termination of any such employee.

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(b)All information furnished or provided by Parent, any Company, any Seller or any of their respective Affiliates or representatives to Buyer Parties or their representatives (whether furnished before or after the date of this Agreement) shall be held subject to the Confidentiality Agreement.
(c)Following the Closing, Buyer Parties agree to make their and their Affiliates’ personnel available to Parent and its Affiliates to the extent such access is reasonably necessary for Parent or any of its Affiliates to comply with the terms of this Agreement or any applicable Law.
(d)Following the Closing, Buyer Parties shall, and shall cause the Companies to, (i) preserve and keep the records (including all Tax and accounting records) of the Business and the Companies and otherwise of any business thereof for a period of seven years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation, (ii) provide copies of such records to Parent and its Affiliates as may be reasonably requested by Parent, and (iii) permit Parent and its Affiliates to retain copies of any such records. If Buyer Parties or any Company wishes to destroy such records after the time specified above, Buyer Parties shall first give sixty (60) days’ prior written notice to Parent, and Parent and its Affiliates shall have the right at its option and expense, upon prior written notice given to Buyer Parent within that sixty (60)-day period, to take possession of the records within ninety (90) days after the date of Parent’s notice to Buyer Parent.
(e)Following the Closing, in the event and for so long as Parent or any of its Affiliates is prosecuting, contesting or defending any proceeding or action by a third party in connection with or relating to any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, Buyer Parties and the Companies shall, and shall cause their Affiliates and its and their officers and employees to, cooperate with the Parent and its Affiliates and their respective counsel in such prosecution, contest or defenses, including making available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense.
(f)Buyer Parties shall, to the extent Parent is unable to do so, on behalf of Parent and at Parent’s sole cost and expense, cooperate with Parent in Parent’s efforts to enforce all rights and claims under confidential information and restrictive covenant agreements with Transferred Employees, in each case, which run in favor of any Seller Party; provided, however, that Buyer Parties shall have no obligation to enforce any rights or claims under any confidential information and restrictive covenant agreement with a Transferred Employee if there has not been a breach of such agreement that has caused, or is reasonably likely to cause, a material Loss to Parent or any of its Affiliates.
Section 6.5Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earliest of the Closing Date or the termination of this Agreement in accordance with Article VIII, each of the Buyer Parties hereby agree that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee, customer, supplier or other material business relation of Parent or any of its Affiliates regarding the Business or the transactions contemplated by this Agreement without the prior written consent of Parent.
Section 6.6Public Announcements. Except as otherwise agreed by the other Party in writing (email being sufficient), neither Party shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that Buyer Parties and their Affiliates that control Buyer Parties may disclose information regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ existing or potential financing sources, equityholders, limited partners, members, co-investors, prospective investors, direct and indirect owners, and any of their respective attorneys, accountants and other professional advisors, in each case subject to customary confidentiality obligations; and provided, further, that Parent and its Affiliates may (a) make any press release, announcement or filing which it in good faith believes, based on advice of its outside counsel, is required by Law (including the rules of any stock exchange on which Parent’s or one of its Affiliates’ securities are listed) and (b) report and disclose the status of this Agreement and the transactions contemplated by this Agreement pursuant to an internal communication or otherwise to its employees. If Parent or any of its Affiliates issues any press release or

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public announcement with respect to this Agreement or the transactions contemplated hereby, Buyer Parties shall be permitted to issue a press release or public announcement that is consistent in all material respects with Parent’s release or announcement. At or promptly following the Closing, the Parties shall cooperate in good faith to prepare and release a mutually agreeable public announcement regarding the consummation of the transactions contemplated by this Agreement. No Party shall be required to obtain consent pursuant to this Section 6.6 to the extent that any proposed release or announcement is consistent with information that has previously been made public without breach of the obligations under this Section 6.6.
Section 6.7Exclusivity. From the date hereof until the earlier of the Closing and the termination of this Agreement, no Seller Party shall, and Parent shall cause the Companies the Sellers, and their respective Affiliates and their respective officers, directors, employees, agents and representatives not to, directly or indirectly (a) solicit, initiate, accept, facilitate, engage in or knowingly encourage any inquiry, proposal or offer from any Person (other than Buyer Parties) relating to a possible Acquisition Transaction; (b) participate in any negotiations or discussions or enter into any agreement with, or provide any non-public information to any Person (other than Buyer Parties and their respective Affiliates and their respective officers, directors, employees, agents and representatives) relating to or in connection with a possible Acquisition Transaction; or (c) accept any proposal or offer from any Person (other than Buyer Parties) relating to a possible Acquisition Transaction. Parent will notify Buyer Parent as promptly as practicable (and in any event within 48 hours) after receipt of a new, written offer indicating the material terms of any Acquisition Transaction.
Section 6.8Tax Matters.
(a)Tax Sharing Agreements. Any Tax sharing agreement (for the avoidance of doubt, not including any agreement entered into in the ordinary course of business the principal purpose of which is not Taxes) between any Company, on the one hand, and Parent (or any Affiliate of Parent other than a Company), on the other hand, shall be terminated as of the Closing Date and shall have no further effect for any Taxable year or portion thereof (whether current, future or past year or portion thereof). As of the Closing, no Company will have any further obligations to Parent or its Affiliates under any such Tax sharing agreement.
(b)Filing Tax Returns. Parent, at its own expense, shall be responsible for preparing and filing all Combined Tax Returns. Parent, at its own expense, shall prepare or cause to be prepared all Tax Returns of the Companies other than Combined Tax Returns for all periods ending on or prior to the Closing Date. (“Pre-Closing Returns”). Buyer Parties shall prepare or cause to be prepared all Tax Returns of the Companies for Straddle Periods (“Straddle Returns”), with the cost thereof to be shared one-half by the Buyer Parties and one-half by the Seller Parties. With respect to any Pre-Closing Return or Straddle Return the preparing party shall provide the non-preparing party with a copy of such Tax Return, along with all schedules, statements, workpapers and supporting documentation (the “Supporting Documentation”) promptly after such Tax Return and Supporting Documentation has been prepared, and in any event at least twenty (20) Business Days prior to the date such Tax Return is due. The non-preparing party shall have the right to review any such Tax Return and Supporting Documentation. If the non-preparing party disputes any items shown on any such Tax Return, the non-preparing party shall notify the preparing party in writing within ten (10) Business Days after receiving such Tax Return and the Supporting Documentation. The parties shall negotiate in good faith and use commercially reasonable efforts to resolve any disputed items. If the parties are unable to resolve any disputed items within ten (10) Business Days after the receipt the preparing party of the notice of disputes, such disputes shall be submitted to and resolved by the Independent Accountant, which shall resolve any issue in dispute as promptly as practicable. Upon resolution of any dispute by the parties (or if there is no such dispute) or the Independent Accountant’s delivery of its determination, the Tax Return shall be considered final, conclusive and binding on the Parties and shall be filed as such. The fees and expenses of the Independent Accountant shall be shared equally by the Buyer Parties and Parent.
(c)Allocation. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of such Tax that relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or

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related to income or receipts or expenses (e.g., payroll Taxes), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Tax based upon or related to income or receipts (including income Taxes and sales and use Taxes) or expenses, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date; provided, that, exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period to the extent permitted by applicable Law.
(d)Certain Taxes. All Transfer Taxes incurred in connection with the transfer of the Equity Interests or the Transferred Assets and Liabilities shall be borne one half by the Parent and one half by the Buyer Parties. The party required by Law to file a Tax Return with respect to such Transfer Taxes shall do so in the time and manner prescribed by Law, and the non-filing party shall promptly reimburse the filing party for its share of any Transfer Taxes upon receipt of evidence reasonably satisfactory to the non-filing party of the amount of such Transfer Taxes. Notwithstanding anything in this Agreement, the Reorganization Agreements or the Contribution Agreements to the contrary, the Parties acknowledge and agree that any Transfer Taxes arising from the transactions contemplated by the Reorganization Agreements and the Contribution Agreements shall be borne one half by the Parent (and its Affiliates other than the Companies) and one half by the Buyer Parties (including the Companies) consistent with provisions of the Reorganization Agreements and the Contribution Agreements that provide the transferee of any assets thereunder shall bear one-half of the Transfer Taxes arising from the transactions thereunder).
(e)Refunds. Any refunds (or credits for overpayments), and in each case interest paid or credited thereto, of Taxes paid by any of the Companies that relate to a Tax period or portion thereof ending on or before the Closing Date (or that are taken into account in the Purchase Price as finally delivered pursuant to Section 2.7 or for which Parent has provided indemnification pursuant to this Agreement) that are received by a Buyer or any Company (or any of their Affiliates), in each case, net of any Taxes thereon or expenses attributable thereto and to the extent not reflected as an asset on the Final Purchase Price Adjustment Statement shall be for the account of Parent, and such Buyer or applicable Company (or Affiliate) shall pay or cause to be paid over to Parent an amount equal to such refund or amount of any such credit (and interest paid or credited with respect thereto) within fifteen (15) days after receipt or entitlement thereto. Any such refunds or credits relating to any Straddle Period shall be equitably apportioned between such Buyer, Company or Affiliate, on the one hand, and Parent, on the other hand, consistent with the principles set forth in Section 6.8(c)). Notwithstanding anything in this Agreement to the contrary, in the event that any such refund or credit is subsequently determined by any Governmental Entity to be less than the amount paid by the Buyer Parties to Parent, Parent shall promptly return any such disallowed amounts (plus any interest in respect of such disallowed refunds or credits owed to a Governmental Entity) to Buyers.
(f)Amendments to Returns. Following the Closing, no Buyer Party shall (or shall cause or permit any Company or any Affiliate to) (i) file (except as provide for Section 6.8(b)) any Tax Return, file any amended Tax Return or re-file any Tax Return for any Company for a Tax period (or portion thereof) ending on or before the Closing Date, (ii) make, change or revoke any Tax election (including an election under Section 338(g) of the Code) or change any accounting period or method of any Company with retroactive effect to any Tax period (or portion thereof) ending on or before the Closing Date, (iii) make or initiate any voluntary contact or voluntary disclosure with any tax authority with respect to any Company for a Tax period (or portion thereof) ending on or before the Closing Date, (iv) file a Tax Return for any Company for a Tax period (or portion thereof) ending on or before the Closing Date in any jurisdiction in which no such Tax Return had previously been filed (v) grant an extension or waiver of any applicable statute of limitations with respect to any Company that relates to a Tax period (or portion thereof) ending on or before the Closing Date, or (vi) cause any Company to engage in any transaction not in the Ordinary Course on the Closing Date after the Closing, without, in each case, the consent of Parent (not to be unreasonably withheld, conditioned, or delayed).

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(g)Tax Cooperation. Buyer Parties and Parent will, and will cause their Affiliates (including the Companies) to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns relating to the operations of the Companies and the Business and any Action with respect to Taxes relating to the operations of the Companies and the Business. Such cooperation shall include (i) the retention and (on the other Party’s request) the provision of records and information that are reasonably relevant to the filing of any such Tax Return and any such Action and (ii) making employees available on a mutually convenient basis as reasonably requested to provide additional information and explanation related thereto. Each of Parent and Buyer Parties agree to take commercially reasonable efforts (A) to retain all books and records of the Companies and with respect to the Transferred Assets with respect to Tax matters pertinent to the Companies and the Transferred Assets relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any Buyer, any extensions thereof) of the respective Taxable periods, (B) to abide by all record retention agreements entered into with any Governmental Entity and (C) to give the other Party reasonable written notice before transferring, destroying or discarding any books and records and, if the other Party so requests, allow such other Party to take possession of the books and records.
(h)Withholding. Notwithstanding any other provision in this Agreement, Buyers shall have the right to deduct and withhold any required Taxes from any payments to be made hereunder. To the extent that amounts are so withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Seller or any other recipient of payment in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary herein, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement shall be payable in accordance with the applicable payroll procedures of the applicable Company. Buyer shall take commercially reasonable efforts to provide written notice to Parent at least five (5) Business Days prior to Closing of any such intent to deduct or withhold (except with respect to payments in the nature of compensation) and shall reasonably cooperate to replace, mitigate or eliminate any such deduction or withholding.
Section 6.9Employees; Employee Benefits.
(a)As of immediately prior to the Closing Date, Parent shall transfer employment of all then-employed employees of the Covered Business that are located in the United States of America (including such employees on vacation, jury duty or other similar leave) to Synchrogenix Information Strategies, LLC (the “US Employees”), which US Employees as of April 13, 2026 are listed on Schedule 6.9(a)(i). Notwithstanding the foregoing, any US Employees that are on short-term or long-term disability leave as of immediately prior to the Closing Date (“Leave Employees”) shall remain employed by Parent. If any such Leave Employees demonstrate the ability to return to work and present themselves for work within six (6) months of the Closing Date, such Leave Employees shall be offered employment with Buyer Parties or an Affiliate of Buyer Parties and be treated as a Transferred Service Provider (as defined below) as of the date of timely acceptance of such offer. As of immediately prior to the Closing Date, Parent shall transfer all then-active independent contractors primarily serving the Covered Business in the United States to Synchrogenix Information Strategies, LLC, which independent contractors as of April 13, 2026 are listed on Schedule 6.9(a)(ii) (the “US Independent Contractors” and, collectively with the Company Employees, the “Company Service Providers”). All such Company Service Providers who are employed or engaged by the Companies immediately following the Closing Date are referred to as “Transferred Service Providers.” For each US Employee who is not covered by collective bargaining Contract with any trade union, works council, labor organization or group, each offer of employment described above shall be for (i) a position requiring substantially comparable skills and abilities as such employee’s position requires immediately prior to the Closing Date, (ii) at a salary, compensation or wage level and bonus opportunity (excluding equity and equity-based compensation and change of control or similar type transaction bonuses) not less than the salary, compensation or wage level and bonus opportunity (excluding equity and equity-based compensation and change of control or similar type transaction bonuses) to which such Asset Seller Service Providers were entitled immediately prior to the Closing Date and (iii) with employee benefits that are substantially comparable in the aggregate to the employee benefits (other than equity incentive or equity-based compensation, change in control, severance and retention, defined benefit, pension, post-retirement or retiree medical and similar benefits)

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provided to such US Employee immediately prior to the Closing. Buyer Parties and their Affiliates agree to maintain the foregoing clauses (i) through (iii) in place for a period of one year following the Closing Date.
(b)Subject to Section 6.9(g), within 7 days prior to the Closing Date, upon completion of the transaction effected by the UK Contribution Agreement (which the Parties agree constitutes a relevant transfer for the purposes of TUPE), all employees of the Covered Business that are located in the United Kingdom and are employed by Certara UK Limited within the Covered Business (the “UK Employees”) shall transfer to Insight Medical Writing Limited, which UK Employees as of April 13, 2026 are listed on Schedule 6.9(b). Accordingly, the Sale Transaction will not operate so as to terminate the contracts of employment of any of the UK Employees. Following the Closing, Buyer Parties shall cause Insight Medical Writing Limited to, maintain employment for the UK Employees for one (1) year for (i) a position requiring substantially comparable skills and abilities as such UK Employee’s position requires immediately prior to the Closing Date, (ii) at a salary, compensation or wage level and bonus opportunity (excluding equity and equity-based compensation and change of control or similar type transaction bonuses) not less than the salary, compensation or wage level and bonus opportunity (excluding equity and equity-based compensation and change of control or similar type transaction bonuses) to which such UK Employees were entitled immediately prior to the Closing Date and (iii) with employee benefits that are substantially comparable in the aggregate to the employee benefits (other than equity incentive or equity-based compensation, change in control, severance and retention, defined benefit, pension, post-retirement or retiree medical and similar benefits) provided to such UK Employee immediately prior to the Closing.
(c)As soon as practicable following the date hereof, Veristat Canada shall make an offer of continued employment commencing as of the Closing Date to each employee of the Covered Business located in Canada (the “Canada Employees”), which Canada Employees as of April 13, 2026 are listed on Schedule 6.9(c). Each offer of employment described above shall (i) be for a position requiring substantially comparable skills and abilities as such employee’s position requires immediately prior to the Closing Date, (ii) be at a salary, compensation or wage level and bonus opportunity (excluding equity and equity-based compensation and change of control or similar type transaction bonuses) not less than the salary, compensation or wage level and bonus opportunity (excluding equity and equity-based compensation and change of control or similar type transaction bonuses) to which such Canada Employees were entitled immediately prior to the Closing Date and (iii) provide for employee benefits that are substantially comparable in the aggregate to the employee benefits (other than equity incentive or equity-based compensation, change in control, severance and retention, defined benefit, pension, post-retirement or retiree medical and similar benefits) provided to such Canada Employees immediately prior to the Closing. Buyer Parties and their Affiliates agree to maintain the foregoing clauses (i) through (iii) in place for a period of one year following the Closing Date. For the longer of two (2) years following the Closing Date and the applicable statute of limitations (or similar concept under applicable Law), Buyer Parties shall indemnify, hold harmless and reimburse Seller Parties against all and any Losses (including, for the avoidance of doubt, in relation to tax) arising from any claim or otherwise to the extent arising out of or resulting from any action or omission (A) of any Buyer Party or (B) resulting from the offer or implementation by a Buyer Party of any employment arrangement with any Canada Employees (including the offer or implementation of compensation and benefits), in each case in respect of their obligations under this Agreement or the employment or transfer, cessation or termination of employment of any Canada Employees in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt any claim brought by an employee representative or trade union); provided, however, that Buyer Parties’ maximum aggregate liability for such indemnity shall not exceed an amount equal to the aggregate salary, wage or similar compensation (excluding equity and equity-based compensation and change of control or similar type transaction bonuses) of all Canada Employees on the Closing Date on an annualized basis.
(d)As soon as practicable following the date hereof, Veristat Germany shall make an offer of continued employment commencing as of the Closing Date to each employee of the Covered Business located in Germany (the “Germany Employees”), which Germany Employees as of April 13, 2026 are listed on Schedule 6.9(d). Each offer of employment described above shall (i) be for a position requiring substantially comparable skills and abilities as such employee’s position requires immediately prior to the Closing Date, (ii) be at a salary, compensation or wage level and bonus opportunity

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(excluding equity and equity-based compensation and change of control or similar type transaction bonuses) not less than the salary, compensation or wage level and bonus opportunity (excluding equity and equity-based compensation and change of control or similar type transaction bonuses) to which such Germany Employees were entitled immediately prior to the Closing Date and (iii) provide for employee benefits that are substantially comparable in the aggregate to the employee benefits (other than equity incentive or equity-based compensation, change in control, severance and retention, defined benefit, pension, post-retirement or retiree medical and similar benefits) provided to such Germany Employees immediately prior to the Closing. Buyer Parties and their Affiliates agree to maintain the foregoing clauses (i) through (iii) in place for a period of one year following the Closing Date. For the longer of two (2) years following the Closing Date and the applicable statute of limitations (or similar concept under applicable Law), Buyer Parties shall indemnify, hold harmless and reimburse Seller Parties against all and any Losses (including, for the avoidance of doubt, in relation to tax) arising from any claim or otherwise to the extent arising out of or resulting from any action or omission (A) of any Buyer Party or (B) resulting from the offer or implementation by a Buyer Party of any employment arrangement with any German Employees (including the offer or implementation of compensation and benefits), in each case in respect of their obligations under this Agreement or the employment or transfer, cessation or termination of employment of any Germany Employees in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt any claim brought by an employee representative or trade union); provided, however, that Buyer Parties’ maximum aggregate liability for such indemnity shall not exceed an amount equal to the aggregate salary, wage or similar compensation (excluding equity and equity-based compensation and change of control or similar type transaction bonuses) of all Germany Employees on the Closing Date on an annualized basis.
(e)As soon as practicable following the date hereof but prior to or as of the Closing, Buyer Parties shall arrange for all employees of the Asset Sellers or Reorganizing Entities primarily serving the Covered Business and not otherwise addressed in subsections (a) through (d) above (the “Other World Employees”), which Other World Employees as of April 13, 2026 are listed on Schedule 6.9(e), to be employed by a professional employer organization. Such Other World Employees’ employment by the professional employer organization shall (i) be for a position requiring substantially comparable skills and abilities as such employee’s position requires immediately prior to the Closing Date, (ii) be at a salary, compensation or wage level and bonus opportunity (excluding equity and equity-based compensation and change of control or similar type transaction bonuses) not less than the salary, compensation or wage level and bonus opportunity (excluding equity and equity-based compensation and change of control or similar type transaction bonuses) to which such Other World Employees were entitled immediately prior to the Closing Date and (iii) provide for employee benefits that are substantially comparable in the aggregate to the employee benefits (other than equity incentive or equity-based compensation, change in control, severance and retention, defined benefit, pension, post-retirement or retiree medical and similar benefits) provided to such Other World Employees immediately prior to the Closing. Buyer Parties and their Affiliates agree to maintain, and cause the professional employer organization to maintain, the foregoing clauses (i) through (iii) in place for a period of one year following the Closing Date. For the longer of two (2) years following the Closing Date and the applicable statute of limitations (or similar concept under applicable Law), Buyer Parties shall indemnify, hold harmless and reimburse Seller Parties against all and any Losses (including, for the avoidance of doubt, in relation to tax) arising from any claim or otherwise to the extent arising out of or resulting from any action or omission (A) of any Buyer Party or (B) resulting from the offer or implementation by a Buyer Party of any employment arrangement with any Other World Employees (including the offer or implementation of compensation and benefits), in each case in respect of their obligations under this Agreement or the employment or transfer, cessation or termination of employment of any Other World Employees in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt any claim brought by an employee representative or trade union); provided, however, that Buyer Parties’ maximum aggregate liability for such indemnity shall not exceed an amount equal to the aggregate salary, wage or similar compensation (excluding equity and equity-based compensation and change of control or similar type transaction bonuses) of all Other World Employees on the Closing Date on an annualized basis.
(f)Without limiting the generality of Section 6.9(a), Buyer Parties agree that, with respect to all US Employees who timely accept an offer of employment described in Section 6.9(a): (i) Buyer Parties will assume all Liabilities to provide continuation coverage pursuant to Section 4980B

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of the Code and Section 601 of ERISA to persons whose “qualifying event” occurs on or within the sixty (60) day period after the Closing Date with respect to any employee or former employee who primarily performed services for the Business and his or her “qualified beneficiaries,” with “qualifying event” and “qualified beneficiaries” as defined under Section 4980B of the Code and Section 601 of ERISA; (ii) Buyer Parties will assume, honor and be solely responsible for paying, providing or satisfying when due all vacation, sick pay and other paid time off for Transferred Employees accrued but unused as of the Closing Date; (iii) Buyer Parties will use commercially reasonable efforts to cause the benefit plans applicable to the Transferred Employees to recognize all costs and expenses incurred by the Transferred Employees (and their dependents and beneficiaries) up to (and including) the Closing Date, for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such benefit plan, and to waive any preexisting condition, evidence of insurability, good health or actively-at-work exclusions for the Transferred Employees; and (v) Buyer Parties, in the event that any Transferred Employee is terminated without cause within the twelve (12) month period immediately following the Closing, agree that they shall cause the Companies to provide severance to such Transferred Employee that is no less than the severance, if any, that would have been payable under the severance policy or arrangement in effect and applicable to such Transferred Employee immediately prior to the Closings (the “Parent Severance Arrangements”). For avoidance of doubt, Parent will retain all Liability to provide continuing health coverage under COBRA with respect to any “qualifying event” that occurs prior to the Closing Date for any qualified beneficiary, including any “M&A Qualified Beneficiary” as defined under COBRA, that refused to transfer to the Companies prior to the Closing Date or participated in a Parent Benefit Plan or Company Benefit Plan that is also a “group health plan” as defined under COBRA.
(g)Without limiting the generality of Section 6.9(b) and without prejudice to the automatic transfer principle under TUPE, Buyer Parties agree that, with respect to all UK Employees who transfer to Insight Medical Writing Limited as described in Section 6.9(b) or accept an offer of employment with Insight Medical Writing Limited in connection with the transactions contemplated by this Agreement: (i) Buyer Parties will assume, honor and be solely responsible for paying, providing or satisfying when due all holiday, sick pay and other paid time off for Transferred Employees accrued but unused or unpaid as of the Closing Date; (ii) Buyer Parties will use commercially reasonable efforts to cause the benefit plans applicable to the Transferred Employees to recognize all costs and expenses incurred by the Transferred Employees (and their dependents and beneficiaries) up to (and including) the Closing Date, for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such benefit plan, and to waive any preexisting condition, evidence of insurability, good health or actively-at-work exclusions for the Transferred Employees; and (iii) Buyer Parties confirm they have disclosed to the Seller Parties the measures (as defined in TUPE), in connection with the transfer, which they envisage taking (if any) in relation to the Transferred Employees or, if they envisage that no measures will be so taken, that fact, and agree to indemnify, hold harmless and reimburse the Seller Parties against all Losses which the Seller Parties may suffer, sustain, incur, pay or be put to arising from or in connection with any failure to do so. For two (2) years following the Closing Date, Buyer Parties shall indemnify Seller Parties against all and any Losses (including any legal or other professional fees on an indemnity basis) and any other liabilities whatsoever (including, for the avoidance of doubt, in relation to tax) arising from any claim or otherwise to the extent arising out of or resulting from any action or omission (A) of any Buyer Party or (B) resulting from the offer or implementation by a Buyer Party of any employment arrangement with any UK Employees (including the offer or implementation of compensation and benefits), in each case in respect of their obligations under this Agreement or the employment or transfer, cessation or termination of employment of any UK Employee in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt any claim brought by an employee representative or trade union). Buyer Parties’ maximum aggregate liability for such indemnity shall not exceed an amount equal to the aggregate salary, wage or similar compensation (excluding equity and equity-based compensation and change of control or similar type transaction bonuses) of all UK Employees on the Closing Date on an annualized basis.
(h)Following the Closing, Buyer Parties shall pay to each Transferred Employee (excluding any UK Employees) an amount equal to any and all forfeited employer matching or nonelective contributions with respect to such Transferred Employee’s account under any Tax Qualified Benefit Plan.

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(i)With respect to each Transferred Employee, effective after the Closing Date, Buyer Parties or their Affiliates shall recognize, for all purposes (other than benefit accrual under a defined benefit pension plan), including under all plans, programs and arrangements established or maintained by Buyer Parties or their Affiliates, including the Asset Buyers and the Companies, for the benefit of the Transferred Employees, all previous service with Parent and its Affiliates, including the Asset Sellers and the Companies, prior to the Closing Date to the extent such service was recognized under the corresponding Parent Benefit Plan or Company Benefit Plan covering such Transferred Employees including, for purposes of eligibility, vesting and benefit levels (other than accruals under any defined benefit pension plan), except where credit would result in duplication of benefits.
(j)No later than thirty (30) days immediately prior to the Closing Date, Certara Philippines, Inc., shall communicate to the Retained Employees the transaction contemplated hereby, and, jointly with a professional employer organization, offer to them in writing to have their employment transferred to the said professional employer organization. If a Retained Employee accepts such offer, such Retained Employee shall execute concurrently a notice of resignation addressed to Certara Philippines, Inc., and an employment contract with the professional employer organization, both documents conditioned on the occurrence of Closing and effective upon the Closing Date, and the professional employer organization and Parent (or an Affiliate thereof other than the Companies) shall enter into a commercial agreement, conditioned on the occurrence of Closing and effective upon the Closing Date, to facilitate such arrangement. Parent shall reimburse Certara Philippines, Inc. for any separation/severance/pension payments that Certara Philippines, Inc. pays to any Retained Employee who rejects such offer to transfer that Certara Philippines, Inc. notifies in writing, within fifteen (15) days immediately after the Closing Date, to be terminated on the ground of redundancy, provided, that such reimbursement shall be capped by the aggregate amount of separation pay required by statute to be paid to such Retained Employee terminated on the ground of redundancy.
(k)The Parties shall cooperate in good faith to identify any potential plant closing, mass layoff, reduction in force or other similar event requiring notice pursuant to the Worker Adjustment and Retraining Notification Act of 1988 or any similar regulation in the applicable jurisdiction with respect to the employees of the Business in connection with the consummation of the transactions on the Closing Date.
(l)This Section 6.9 shall be binding upon and inure solely to the benefit of each of the parties. Nothing contained in this Section 6.9 or any other provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including any Employee Benefit Plan of the Buyer Parties or their Affiliates, Company Benefit Plan or Parent Benefit Plan; (ii) is intended to confer upon any current or former employee any contractual right to employment or service or continued employment or service for any period of time, or any right to a particular term or condition of employment or service; or (iii) is intended to confer upon any Person (including, for the avoidance of doubt, any current or former employee, director, officer or other service provider or any participant in a Parent Benefit Plan, Company Benefit Plan or other Employee Benefit Plan) any right as a third-party beneficiary of this Agreement.
Section 6.10German Subsidiary Dissolution. Prior to the Closing, the Seller Parties shall use commercially reasonable efforts to cause Insight PV & Consulting GmbH to be dissolved and wound up, and for its legal existence to be terminated.
Section 6.11Use of Names and Trademarks. The Parties acknowledge that Parent and its Affiliates are retaining all rights with respect to any name or Trademark and all derivations thereof of Parent and its Affiliates, other than “Synchrogenix” and “Insight Medical” and derivations thereof. As soon as reasonably practicable after the Closing Date, but in any event within sixty (60) days after the Closing Date, Buyer Parties will, at their own expense, remove any and all signs and other identifiers located on or attached to the Companies’ property, building, vehicles, signs or premises that refer or pertain to or that include any name, Trademark, or derivation thereof of Parent and its Affiliates, including “Certara,” “Certara Software” and all derivations thereof (collectively, the “Parent Marks”). Additionally, as soon as reasonably practicable after the Closing Date, but in any event within sixty (60) days after the Closing Date, Buyer Parties will remove from all of the Companies’ letterhead, envelopes, invoices, supplies, labels, product and inserts, web site publications, promotional materials, marketing

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collateral, advertisements and other communications media of any kind, all references to the Parent Marks. Each of the Buyer Parties acknowledge and agree that it shall have no right to use any of the Parent Marks or any derivative thereof after the conclusion of the sixty (60)-day period immediately following the Closing Date.
Section 6.12Intercompany Arrangements; Parent Business Guarantees; Commitments.
(a)Effective at or prior to the Closing, subject to Section 6.14(b), all Contracts and accounts, including all obligations to provide goods, services or other benefits, between Parent or any of its Subsidiaries (other than the Companies), on the one hand, and any of the Companies, on the other hand (the “Intercompany Agreements”), shall be terminated in a manner as reasonably determined by the Parent in good faith, without any party having any continuing obligations to the other, except for (i) this Agreement and the other Transaction Agreements, (ii) any Contracts or understandings to which any third party is a party (including the Shared Contracts), (iii) the other Contracts or understandings listed in Schedule 6.12(a) (the “Continuing Intercompany Agreements”), and (iv) any exculpation or indemnification obligations expressly identified on Schedule 6.12(a) as surviving the Closing, and solely to the extent relating to services or activities performed prior to the Closing. In furtherance of the foregoing, the Parties acknowledge and agree that, prior to the Closing, Parent and its Affiliates shall pay, distribute, contribute, cancel or otherwise terminate, eliminate or transfer all outstanding intercompany debt and payables between or among the Parent and its Affiliates for which any Company has any obligation to pay or right to payment to the Parent or its Affiliates (other than the Companies) in a manner as reasonably determined by the Parent in good faith, without any Company having any continuing obligations to the Parent or its Affiliates (other than the Companies) thereafter, and for the avoidance of doubt, such transactions may include the issuance of new Equity Interests of the Companies and the amendment of the Charter Documents of the Companies to the extent consistent with local practice or required by applicable Law.
(b)Buyer Parties shall use commercially reasonable efforts to cause Buyer Parent or one of the Companies to be substituted in all respects for Parent and any of its Affiliates, and for Parent and its Affiliates to be released, effective as of and conditioned upon the Closing, in respect of all Liabilities of Parent and any of its Affiliates under any guarantee, lease, indemnity, surety bond, letter of credit, letter of comfort or other obligation to which Parent or its Affiliates (other than the Companies) is subject to the extent relating to the Covered Business, all of which are listed on Schedule 6.12(b) (collectively, the “Parent Business Guarantees”). For any Parent Business Guarantee for which Buyer Parent or one of the Companies is not substituted in all respects for Parent and its Affiliates (or for which Parent and its Affiliates are not fully released) effective as of the Closing, Buyer Parties shall, for a period of twelve (12) months following the Closing, continue to use commercially reasonable efforts and shall cause the Companies to use commercially reasonable efforts to effect such substitution and release; provided that nothing in this Section 6.12(b) shall require any Affiliate of Buyer Parent other than Buyer Parent or the Companies to provide credit support, a guarantee or similar obligation. After the Closing, Buyer Parties and the Companies, jointly and severally, shall indemnify, hold harmless and reimburse Parent and any of its Affiliates against any Liabilities, damages, costs or expenses that Parent or any of its Affiliates suffers, incurs or is or becomes liable for by reason of or arising out of or in consequence of: (i) Parent or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any Parent Business Guarantee, but only to the extent arising out of periods from and after the Closing, (ii) any claim or demand for payment made on Parent or any of its Affiliates with respect to any of the Parent Business Guarantees, to the extent relating to periods from and after the Closing, or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Parent Business Guarantee, to the extent relating to periods from and after the Closing.
Section 6.13Misdirected Payments; Misdirected Mail; Misallocated Assets.
(a)Following the Closing, the Seller Parties and Buyer Parties covenant and agree to promptly remit to the other Party (or, at the direction of such other Party, any Affiliate thereof) any payments received that are owed to the other Party (or any Affiliate thereof). Following the Closing, each Seller Party shall (and shall cause its Affiliates to) forward promptly to Buyers any monies, checks or instruments received by Parent or any of its Affiliates after the Closing to the extent attributable to a

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period after the Valuation Time, or otherwise belonging to any Company or included in the Transferred Assets and Liabilities, including all Accounts Receivable first earned from the Covered Business to the extent attributable to a period after the Valuation Time. Following the Closing, Buyers and Buyer Parent shall (and shall cause their Subsidiaries to) forward promptly to Parent any monies, checks or instruments received by any of Buyers and Buyer Parent or any of their Subsidiaries after the Closing that belong to Parent (or any Affiliate thereof) and do not belong to any Company or Buyer, or otherwise not included in the Transferred Assets and Liabilities, including all Accounts Receivable that are not attributable to a period after the Valuation Time.
(b)To the extent that the right, title or interest to any asset, property or right held by Buyer Parties or any of their Subsidiaries is mutually agreed by Parent and Buyer Parent in good faith or otherwise finally determined to be, following the Closing, an asset, property or right of any Retained Business, (i) such asset, property or right shall be deemed to have been held by such Buyer Parties or Subsidiaries solely in a custodial capacity for the benefit of Parent or the applicable Asset Seller, and (ii) Buyer Parties shall, and shall cause their applicable Affiliates to, assign, convey or as promptly as practicable transfer such asset, property or right to Parent (or an Affiliate thereof as Parent may designate), in each case pursuant to an instrument of transfer reasonably satisfactory to Parent. To the extent that the right, title or interest to any asset, property or right held by Parent, an Asset Seller or any of their Affiliates is mutually agreed by Parent and Buyer Parent in good faith or otherwise finally determined to be, following the Closing, an asset, property or right of the Business or a Transferred Asset, (i) such asset, property or right shall be deemed to have been held by such Parent, Asset Seller or their Affiliate solely in a custodial capacity for the benefit of the applicable Buyer or Company, and (ii) the applicable Parent, Asset Seller or their Affiliate shall assign, convey or as promptly as practicable transfer such asset, property or right to a Buyer or an Affiliate thereof as Buyer Parent may designate, in each case pursuant to an instrument of transfer reasonably satisfactory to Buyer Parent. Until the earlier of such time a Party transfers any such asset, property or right in accordance with this Section 6.15(b) and one hundred eighty (180) days after the Closing, the Parties will cooperate to establish an alternative arrangement reasonably satisfactory to the Parties intended to (1) provide the Party entitled to such asset, property or right, to the extent practicable, the claims, rights and benefits of such asset, property or right, and (2) cause such Party to bear all costs and liabilities related to such asset, property or right arising from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement); provided, that no Party shall be required to pay, perform or discharge any liability to the extent such Party does not receive the benefit of the asset, property or right necessary to perform such liability. Following the Closing, in furtherance of the foregoing, the Parties will promptly pay, perform or discharge when due any liability related to such asset, property or right to the extent attributable to periods from and after the Closing.
(c)Following the Closing, the Seller Parties and Buyer Parties covenant and agree to promptly remit to the other Party (or, at the direction of Seller Parties or Buyers, an Affiliate thereof) any mail, letters, or other written correspondence received that are directed to the other Party (or Affiliate thereof). Following the Closing, Buyer Parties shall (and shall cause their Subsidiaries to) forward promptly to Parent any such mail, letters, or other written correspondence received by Buyers or any of their Subsidiaries after the Closing.
Section 6.14Restricted Assets and Liabilities.
(a)Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any of the Transferred Assets and Liabilities or any of the Contributed Assets and Liabilities, or any claim or right or any benefit arising thereunder or resulting therefrom, if (i) an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or a violation of Law or would in any way adversely affect the rights of the Companies or the Asset Buyers thereunder and (ii) such consent is not obtained prior to the Closing (such Transferred Assets and Liabilities or Contributed Assets and Liabilities, the “Restricted Assets and Liabilities”). Each of the Reorganization Agreements and Contribution Agreements (and the transactions contemplated thereby) will be subject to the terms and conditions of this Section 6.14, mutatis mutandis.

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(b)During the period from the date of this Agreement until the termination of this Agreement (or, as to any Restricted Asset and Liability that would constitute an Assumed Contract or a Contributed Contract, until the date such Contract expires or terminates in accordance with its terms), the applicable Asset Seller or Reorganizing Entity shall, and Parent shall cause the applicable Asset Seller or Reorganizing Entity to, use its commercially reasonable efforts to obtain the consent of the other counterparties to any such Restricted Assets and Liabilities for the assignment thereof to the applicable Asset Buyer or Company (as Buyer Parent may reasonably request in accordance with this Agreement). If such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law or would adversely affect the rights of the applicable Asset Buyer or Company thereto or thereunder so that the applicable Asset Buyer or Company would not in fact receive the rights thereunder, then, during the period from the Closing until the earlier of (i) one hundred eighty (180) days after the Closing or (ii) the date such Contract expires or terminates in accordance with its terms, the Parties will cooperate to establish an alternative arrangement (including by means of any subcontracting, sublicensing or subleasing arrangement) reasonably satisfactory to Parent and Buyer Parent, intended to (x) provide the Party entitled to such Restricted Asset and Liability, to the fullest extent permitted under applicable Law and practicable with respect to such Restricted Assets and Liabilities, the claims, rights and benefits of such Restricted Assets and Liabilities, and (y) cause such Party to bear all costs and liabilities related to such Restricted Assets and Liabilities arising from and after the Closing in accordance with this Agreement and to the extent such Party receives the benefit of the relevant Restricted Asset and Liability necessary to perform such obligations. Following the Closing, in furtherance of the foregoing, the Party entitled to such Restricted Asset and Liability will (and Buyer Parent will cause such Party to) promptly pay, perform or discharge when due any liability (including any liability for Taxes) related to such Restricted Asset and Liability to the extent either (A) Buyers or their Affiliates are receiving the benefit of the Restricted Asset and Liability or (B) such cost or liability relates to Accounts Payable taken into account in the Net Working Capital. To the extent that any third parties require the payment of any fees, payments, credit support or other accommodation (financial or otherwise) in order to provide any consent, such fees, payments, credit support or other accommodation shall be the obligation of Buyer Parties and their Affiliates solely to the extent relating to obtaining such consent or the periods from and after the Closing and without requiring any Buyer Affiliate other than Buyer Parent, the Companies or their respective Subsidiaries to provide any guarantee, credit support or similar obligation. After the Closing, Buyer Parties and the Companies shall perform, at their sole cost and expense, the obligations of Parent or its Affiliate to be performed after the Closing under or with respect to each Restricted Asset and Liability to the extent either (A) Buyers or their Affiliates are receiving the benefit of the Restricted Asset and Liability or (B) such cost or liability relates to Accounts Payable taken into account in the Net Working Capital. After the Closing, Buyer Parties and the Companies, jointly and severally, shall indemnify Parent and its Affiliates against, be liable to Parent and its Affiliates for and hold Parent and its Affiliates harmless from, and reimburse them for, any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by Parent or any of its Affiliates in connection with any such arrangement or any Restricted Asset and Liability to the extent arising from and after the Closing not resulting from any gross negligence or willful misconduct of Parent or any of its Affiliates. Neither Parent nor any of its Affiliates shall have any obligation to indemnify any Person with respect to any such arrangement or any Restricted Asset and Liability except to the extent resulting from gross negligence or willful misconduct of Parent or any of its Affiliates.
Section 6.15Shared Contracts.
(a)Seller Parties and Buyer Parties acknowledge that Parent and its Affiliates (including the Asset Sellers and the Companies) are parties to the Shared Contracts and that no Shared Contract (nor any interest therein) is a Transferred Asset or a Contributed Contract under this Agreement, whether or not any consent would be necessary to any assignment and assumption of such Shared Contract. Notwithstanding the foregoing, Parent or its applicable Affiliate shall assign to the Companies the Statements of Work set forth on Schedule 6.15(a) (other than any rights to Accounts Receivable or credit accruals attributable to such Accounts Receivable that are not attributable to a period after the Valuation Time or were not earned from the Covered Business).
(b)Prior to the Closing, subject to applicable Law, unless Parent and Buyer Parent otherwise agree in a Subcontracting Agreement or otherwise in writing, or the benefits of any Shared Contract are otherwise expressly conveyed to the applicable Party pursuant to this Agreement or any

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other Transaction Agreement, Parent and Buyers shall cooperate with each other and use commercially reasonable efforts to cause each Shared Contract (other than any Shared Contract that is immaterial to the Business) to be separated and apportioned (including by using commercially reasonable efforts to obtain the approval of such counterparty to enter into a new contract or amendment, or separating or assigning in relevant part such Shared Contract), effective as of the Closing, between Parent or its Affiliate (other than any Company) as applicable, on the one hand, and the Buyers or Company as applicable, on the other hand, pursuant to which Parent or its Affiliate (other than any Company) will retain all of the rights and obligations under such Shared Contract to the extent relating to any Retained Business, on the one hand, and Buyers or Company as applicable will accept and assume all of the rights and obligations under such Shared Contract to the extent exclusively relating to the Business, on the other hand.
(c)Following the Closing, (A) (1) Buyer Parties and the Companies shall reimburse, indemnify and hold harmless Parent and its Affiliates from and against all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by Parent or any of its Affiliates to the extent arising from the performance or non-performance by Buyers, the Companies or their Affiliates of obligations relating to the Business under such Shared Contract for periods from and after the Closing, whether or not any consent would be necessary to assign and assume such Shared Contract or to separate or apportion such Shared Contract, and whether or not any such consent has been received, and (2) Buyer Parties, the Companies and their Affiliates shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect Parent or any Affiliate thereof without the prior written consent of Parent (in its sole discretion), (B) if any Shared Contract has not been separated and apportioned in accordance with this Section 6.15, then from the Closing until the earlier of (x) the time in which such Shared Contract has been so separated and apportioned, (y) the date such Shared Contract expires or terminates in accordance with its terms or (z) one hundred and eighty (180) days following the Closing, the Parties will cooperate to establish an alternative arrangement (including by means of any subcontracting, sublicensing or subleasing arrangement) reasonably satisfactory to Parent and Buyer Parent intended to (1) provide both Buyer Parties and the Companies, to the fullest extent permitted under applicable Law and practicable under such Shared Contracts, the claims, rights and benefits of such Shared Contracts that exclusively relate to the Business, (2) cause Buyer Parties and their Affiliates to bear all costs and liabilities thereunder arising from periods from and after the Closing and attributable to the Business to the extent either (A) Buyers are then receiving the benefit of the Shared Contract or (B) such cost or liability relates to Accounts Payable taken into account in the Net Working Capital, and (3) give Parent the right to enforce for the benefit (and at the expense) of Buyer any and all of its rights against the counterparties (each, a “Client”) associated with such Shared Contracts. Neither Parent nor any of its Affiliates shall have any obligation to indemnify any Person with respect to any Shared Contracts. To the extent that such Shared Contract is a Contract with a Client, the foregoing arrangement will be governed by the provisions of this Section 6.15 and the Subcontracting Agreements. Following the Closing, in furtherance of the foregoing, Buyer Parties and the Companies will promptly pay, perform or discharge when due any liability (including any liability for Taxes) arising under a Shared Contract related to the Business to the extent arising from the performance or non-performance by Buyers, the Companies or their Affiliates of obligations relating to the Business under such Shared Contract for periods from and after the Closing. To the extent that any third parties require the payment of any fees, payments or credit support in order to provide any consent related to any Shared Contract, such fees, payments or credit support shall be the obligation of the Buyer Parties solely to the extent relating to obtaining such consent or the periods from and after the Closing and without requiring any Buyer Affiliate other than Buyer Parent, the Companies or their respective Subsidiaries to provide any guarantee, credit support or similar obligation.
(d)Notwithstanding anything in this Agreement to the contrary, any separation or apportionment to a Buyer or the Companies of any Shared Contract that requires approval of a third party shall be made subject to such approval being obtained, and Parent and its Affiliates shall not be required to agree to any arrangement or take any action in connection with the matters contemplated by this Section 6.15 that would (i) constitute a breach or other contravention in respect of any Shared Contract, (ii) be ineffective, void or voidable, (iii) adversely affect the contractual rights of the Parent or its Affiliates or any of their respective officers, directors, employees, agents or Affiliates in any material respect or (iv) require Parent or its Affiliates to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any credit support or other accommodation (financial or otherwise), regardless of any provision to the contrary in the underlying Contract, including any requirements for the

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securing or posting of any bonds, letters of credit or similar instruments or the furnishing of any guarantees, to any Person; provided, that Parent and its Affiliates shall use commercially reasonable efforts to cooperate with Buyers (without incurring any such payment, obligation, or credit support) to facilitate such separation or apportionment and shall not unreasonably withhold, condition or delay such cooperation. Subject to Article VII, if any such third-party approval referred to in this Section 6.15 is not obtained prior to Closing, the Closing shall nonetheless take place, and the Parties shall proceed in accordance with Section 6.15(c).
(e)To the extent there are Shared Contracts to which Certara UK Limited is or will be a direct party in respect of the Covered Business at the Closing, Parent may deliver a written notice to Buyer Parent identifying such Shared Contract, with respect to which Buyer Parent shall cause the applicable Company or a Buyer Party to enter into in connection with the Closing, as applicable, (i) a Subcontracting Agreement, in the same form as the US Subcontracting Agreement, mutatis mutandis (provided, that (x) Certara UK Limited will take the place of Certara USA, Inc. and (y) Insight Medical Writing will take the place of Synchrogenix Information Strategies, LLC), and (ii) a Statement of Work Assignment and Assumption Agreement, in the same form as the US SOW Agreement, mutatis mutandis (provided, that (x) Certara UK Limited will take the place of Certara USA, Inc. and (y) Insight Medical Writing will take the place of Synchrogenix Information Strategies, LLC).
(f)To the extent there are Shared Contracts to which a Company or a Buyer Party is or will be a direct party in respect of the Remaining Business at the Closing, Parent may deliver a written notice to Buyer Parent identifying such Shared Contract, with respect to which Buyer Parent shall cause the applicable Company or a Buyer Party to enter into in connection with the Closing, as applicable, (i) a reverse Subcontracting Agreement, in the same form as the US Subcontracting Agreement, mutatis mutandis (provided, that (x) Certara USA, Inc. or Certara UK Limited will take the place of Synchrogenix Information Strategies, LLC and (y) such Company or Buyer Party will take the place of Certara USA, Inc.), and (ii) a reverse Statement of Work Assignment and Assumption Agreement, in the same form as the US SOW Agreement, mutatis mutandis (provided, that (x) Certara USA, Inc. or Certara UK Limited will take the place of Synchrogenix Information Strategies, LLC and (y) such Company or Buyer Party will take the place of Certara USA, Inc.).
Section 6.16Director Resignations; Director and Officer Liability; Indemnification.
(a)Parent shall use reasonable best efforts to provide any resignations, effective as of the Closing, of the members of the board of directors (or any equivalent governing body) of the Companies that are requested in writing by Buyers no later than five (5) Business Days prior to the Closing Date.
(b)Without limiting any additional rights that any Person may have under any Company Benefit Plan, from the Closing through the sixth anniversary of the Closing Date, each of the Buyer Parties and the Companies shall indemnify and hold harmless each present (as of immediately prior to the Closing) and former officer, director, manager, agent, employee, fiduciary or agent of each Company (the “Indemnified Individuals”) from and against any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Individual is or was an officer, director, manager, agent, employee, fiduciary or agent of any Company prior to the Closing Date or (ii) matters existing or occurring at or prior to the Closing (including this Agreement and the other transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Closing, in each case solely to the extent such indemnification or advancement is required under the Organizational Documents of the applicable Company or Parent (as in effect immediately prior to the Closing) and subject to the availability of coverage under the Extended Reporting Endorsements (which shall be primary to any indemnification or advancement obligations of Buyers and the Companies).
(c)Each of the Buyers and the Companies agrees that any indemnification and advancement of expenses available to any Indemnified Individual by virtue of such Indemnified Individual’s service as a director, officer or employee of, or affiliation with, Parent or its Affiliates other than the Companies (any such Indemnified Individual, a “Parent Director”) shall be secondary to the

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indemnification and advancement of expenses to be provided by the Buyers and the Companies pursuant to this Section 6.16 and that the Buyers and the Companies (i) shall be the indemnitors of first resort for Parent Directors pursuant to this Section 6.16, subject to the limitations set forth in this Section 6.18, and (ii) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification available to any Parent Director with respect to any matter addressed by this Section 6.16.
(d)The certificate of incorporation and bylaws (or equivalent governing documents) of each Company shall contain the provisions with respect to indemnification, advancement of expenses and exculpation of former or present directors, managers and officers as in effect immediately prior to the Closing, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of any such individuals, in each case subject to the Tail Policies (which shall be the primary source of coverage with respect to matters arising prior to the Closing).
(e)Prior to the Closing Date, the Companies shall purchase “tail” insurance policies for errors and omissions insurance and cyber liability insurance (the “Tail Policies”) for a period of six years after the Closing Date, with reputable and financially sound carriers of at least the same coverage and amounts and containing terms and conditions that are no less advantageous than the current policies of errors and omissions insurance and cyber liability insurance, respectively, maintained by or for the benefit of the Companies with respect to claims arising from or related to facts or events that occurred at or before the Closing. The cost of the Tail Policies will be paid by Seller Parties; provided, however, that the cost of any Tail Policy for excess errors and omissions insurance or cyber liability insurance shall be paid one-half by Buyer Parties and one-half by Seller Parties. The Buyers and the Companies agree to take all necessary actions to maintain such Tail Policies and the Extended Reporting Endorsements in full force and effect and fulfill its obligations thereunder throughout such six-year period following the Closing Date; provided, however that Parent may replace or restructure the D&O Policy or the EPL Policy, including by changing insurance carriers, so long as (i) the Extended Reporting Endorsements remain in full force and effect and continue to provide coverage for claims arising from or related to facts or events occuring at or prior to the Closing Date for the remainder of such six-year period, and (ii) if at any time prior to the expiration of such six-year period the Extended Reporting Endorsements are terminated, rescinded, materially impaired, or otherwise cease to be available with respect to any portion of such six-year period, Parent shall promptly purchase, at the Seller Parties’ expense, one or more tail policies for the Extended Reporting Endorsements providing coverage for the balance of such six-year period, with reputable and financially sound carriers of at least the same coverage and amounts and containing terms and conditions that are no less advantageous than the Extended Reporting Endorsements (each, a “Substitute Tail Policy”). Any Substitute Tail Policy shall name the Companies and all persons who are or were directors, officers, or employees of the Companies prior to the Closing as insureds or additional insureds.
(f)Notwithstanding anything herein to the contrary, if any Action or investigation (whether arising before, at or after the Closing) is made against any Indemnified Individual on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 6.16 shall continue in effect until the final disposition of such Action or investigation.
(g)This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Individuals and their respective heirs and legal representatives solely with respect to the indemnification and advancement rights expressly set forth in this Section 6.16 and solely to the extent provided for in the Organizational Documents of the applicable Company or Parent (as in effect immediately prior to the Closing) and subject to the Tail Policies (which shall be primary). The indemnification provided for herein is not intended to expand, and shall not expand, any rights of any Indemnified Individual beyond those provided under such Organizational Documents and the Extended Reporting Endorsements.
(h)In the event that any Buyer or any of the Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be

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made so that the successors and assigns of such Buyer or Company, as the case may be, shall succeed to the obligations of such Buyer or Company under this Section 6.16, in each case solely to the extent of the indemnification and advancement obligations set forth in this Section 6.16. Nothing in this Section 6.16(h) shall restrict or limit any reorganization or transaction effected by Buyer or any of its Affiliates following the Closing, except to the extent such action would materially impair the availability of the indemnification rights expressly preserved under Section 6.16(b).
Section 6.17Other Insurance Matters.
(a)Following the Closing Date, the Companies and the Business shall cease to be in any manner insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any Insurance Policies, other than with respect to any claims covered by any Excluded Insurance Policies that are properly reported to the relevant insurer(s) prior to the Closing Date for any claim, occurrence or loss that exclusively arise from the Business and occurred or existed prior to the Closing Date, subject to the terms and conditions of the Excluded Insurance Policies and this Agreement, except to the extent otherwise mandated by Law.
(b)Following the Closing Date, the rights of the Companies and Buyer Parties with respect to any Excluded Insurance Policies are subject to the following:
(i)The Companies and Buyer Parties shall be solely responsible for notifying any and all insurance companies of its claims under Excluded Insurance Policies to the extent they provide coverage for the Business, and complying with all policy terms and conditions for pursuit and collection of such claims. The Companies and Buyer Parties shall not, without the written consent of Parent or one or more of its Affiliates, amend, modify or waive, or attempt to amend or modify or waive, any rights of Parent, any of its Affiliates, or any other insureds under any Excluded Insurance Policies;
(ii)The Companies and Buyer Parties shall exclusively bear and be liable for all (and Parent and its Affiliates shall have no obligation to repay or reimburse the Companies and Buyer Parties for any) uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with all claims under any Excluded Insurance Policies to the extent they provide coverage for the Business (including any deductible, self-insured retention and similar concepts), but only to the extent such amounts are attributable to claims made by or on behalf of the Companies (for which the Companies will receive insurance proceeds after the Closing) or any Buyer Party;
(iii)With respect to coverage claims or requests for benefits asserted by the Companies or the Buyer Parties under any Excluded Insurance Policies, Parent and its Affiliates shall have the right but not the duty to monitor or associate with such claims. The Companies and Buyer Parties shall not assign any rights or claims under any Excluded Insurance Policies to any Person; and
(iv)The Companies and Buyer Parties shall be liable for, and indemnify, hold harmless and reimburse Parent and its Affiliates for, any fees, costs or expenses (including increased premiums and reasonable attorneys’ fees and costs) incurred by Parent or any of its Affiliates directly or indirectly through the insurers or reinsurers of the Excluded Insurance Policies to the extent such amounts are attributable to claims made by or on behalf of the Companies (for which the Companies will receive insurance proceeds after the Closing) or any Buyer Party; provided, that Buyer Parties and the Companies shall not be responsible for any increased premiums, program costs, administrative charges or other expenses that are not directly attributable to such claims.
(c)Notwithstanding anything to the contrary contained in this Agreement, (i) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of Parent or its Affiliates to insurance coverage for any matter, whether relating to the Companies or the Transferred Assets or Transferred Liabilities or otherwise, and (ii) Parent and its Affiliates shall retain the exclusive right to control the Excluded Insurance Policies and all of its other Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Insurance Policies and to amend, modify or waive any rights under any such Insurance Policies, notwithstanding whether any such Insurance Policies apply to any Liabilities as to which the Buyer Parties or the Companies have made, or could in the future make, a claim for coverage or for which any

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claim has been made or could in the future be made with respect to the Transferred Assets or Transferred Liabilities; provided, however, that Parent and its Affiliates shall not take any such action primarily intended to materially and adversely affect the availability of coverage under any such Insurance Policies for any claim of Buyer Parties or the Companies with respect to Liabilities for which Buyer Parties or the Companies are responsible (whether under this Agreement as to Transferred Assets or Assumed Liabilities or whether by virtue of owning the Companies). The Buyer Parties and the Companies shall cooperate with Parent and its Affiliates with respect to coverage claims and requests for benefits and sharing such information as is reasonably necessary in order to permit Parent and its Affiliates to manage and conduct its insurance matters as Parent or its Affiliates deem appropriate.
(d)With respect to all open, closed, new and re-opened claims covered under Parent and its Affiliates’ U.S. workers’ compensation and employers’ liability Insurance Policies or comparable workers’ compensation self-insurance programs relating to employees arising from occurrences prior to the Closing Date, Buyer Parties shall, or shall cause the Companies to, promptly indemnify, hold harmless and reimburse Parent and its Affiliates for all claim payments, costs and expenses relating to such claims, but only to the extent such claims constitute Liabilities of the Business for which Buyer Parties or the Companies are responsible (whether under this Agreement as to Transferred Assets or Assumed Liabilities or whether by virtue of owning the Companies); provided, that Buyer Parties and the Companies shall not be responsible for any catastrophic coverage charges, overhead, claim handling or administrative costs, Taxes, surcharges, state assessments or other program costs except to the extent directly attributable to such claims.
(e)Any payments, costs and adjustments required to be made pursuant to this Section 6.17 shall be billed quarterly and payable within thirty (30) days from receipt of invoice.
Section 6.18Local Transfer Instruments.
(a)The Parties do not intend this Agreement to transfer title to or to constitute the assumption of any Equity Interests or Transferred Assets and Liabilities. Any Equity Interests or Transferred Assets and Liabilities, as applicable, shall only be transferred or assumed by the applicable Local Transfer Instrument (which transfers and assumptions shall, except as otherwise expressly set forth in this Agreement, be on an “as-is”, “where-is” basis, without representation or warranty of any kind).
(b)Notwithstanding the generality of Section 6.18(a), to the extent that the provisions of a Local Transfer Instrument are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Equity Interests or Transferred Assets and Liabilities): (i) the provisions of this Agreement shall prevail; and (ii) so far as permissible under applicable Law of the relevant jurisdiction, the Sellers and Buyers shall cause the provisions of the relevant Local Transfer Instrument to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.
(c)Each Party shall not, and shall cause its respective Affiliates not to, bring any Action (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the transactions contemplated by this Agreement) against the other Party or any of its Affiliates in respect of or based upon any of the Local Transfer Instruments, except to the extent necessary to enforce any transfer of the Equity Interests and Transferred Assets and Liabilities sold or assigned to Buyers hereunder in a manner consistent with the terms of this Agreement. All such Actions (except as referred to in the preceding sentence) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Transfer Instruments (but without prejudice to the establishment of the existence of the claim hereunder).
Section 6.19R&W Insurance Policy.
(a)Buyer Parties shall pay any and all amounts related to the R&W Binder Agreement and the R&W Insurance Policy, including all premiums, broker fees and commissions, Taxes and underwriting fees, that are, or that any Person alleges are, payable or may otherwise require to be

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borne or paid. Buyer Parties agree that neither the effectiveness of the R&W Insurance Policy nor the continuing enforceability of the R&W Binder Agreement by all parties thereto is a condition to the Closing. Buyer Parties agree that the obtaining of the R&W Insurance Policy shall not impede or delay the Closing. Buyer Parties shall facilitate and not impede any exercise of any third-party beneficiary rights with respect to the R&W Insurance Policy. Buyer Parties shall not, without Parent’s prior written consent, obtain any other representations and warranties insurance policy or similar insurance policy related to this Agreement, the transactions contemplated hereby or matters involving the Companies or the Transferred Assets or Transferred Liabilities through and including the Closing Date that materially differs from the R&W Insurance Policy attached to this Agreement with respect to insurer waivers of recourse against Parent and its Affiliates or provisions eliminating any requirement for Buyer Parties to pursue remedies against Parent prior to making a claim under such policy.
(b)The Seller Parties shall cooperate with Buyer Parties in connection with Buyer’s procurement, placement and maintenance of the R&W Insurance Policy to the extent reasonably requested by Buyer, including by providing all information and documents reasonably requested by the insurer or its advisors; provided, that in each case, the Seller Parties shall not be required to provide such information or access if doing so would cause a loss of attorney-client privilege (or attorney work-product protection) or may conflict with any applicable Law, privacy policy or confidentiality or other obligations to which the Parent or any of its Affiliates is bound.
(c)From and after the date of this Agreement, Buyer Parties shall not, and shall not permit any of their Affiliates (including the Company) to, amend, modify, terminate or waive (i) any provision of the R&W Insurance Policy relating to the waiver by the insurer of any indemnification, contribution, subrogation or other rights to pursue any claim against any of Parent, any of its Affiliates (including any Nonparty Affiliates) or representatives or any of their respective successors and assigns, (ii) any provision providing that Buyer Parties are not required to pursue remedies against Parent, any of its Affiliates (including any Nonparty Affiliates) or representatives or any of their respective successors and assigns prior to or as a condition to making a claim under the R&W Insurance Policy, or (iii) any provision providing that Parent and its Affiliates are third party beneficiaries of the provisions described in the foregoing clauses (i) through (ii), in each case as set forth in the R&W Insurance Policy attached to this Agreement. Parent and its Affiliates are express third party beneficiaries of such provisions. Buyer Parties shall not amend the R&W Insurance Policy in a manner that would reasonably be expected to adversely affect Parent or any of its Affiliates, in each case, without the prior written consent of Parent, which consent may be withheld, conditioned or granted in Parent’s sole and absolute discretion.
Section 6.20Reasonable Best Efforts; Financing.
(a)Without limiting the foregoing, subject to Section 6.14 and Section 6.15 (which shall control with respect to the matters described therein), each of the Parties shall cooperate, and use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, including under applicable Laws, to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof. The Parties further covenant and agree, with respect to a threatened or pending, preliminary or permanent Law or Order that would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement, to use all reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Notwithstanding the foregoing, in no event shall any Party be required to make any payment or provide any credit assurances to any third parties except to the extent expressly allocated to such Party elsewhere in this Agreement.
(b)Buyer Parties shall use all reasonable best efforts to cause the Financing contemplated by the Equity Commitment Letters to be provided at the Closing; provided, however, that if funds in the amounts set forth in the Equity Commitment Letters become unavailable to the Buyer Parties on the terms and conditions set forth therein, the Buyer Parties shall use all reasonable best efforts to obtain the funds necessary to consummate the transactions contemplated by this Agreement and pay the amounts set forth in the Equity Commitment Letters.

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(c)After the Closing, Buyer Parent shall not permit any Equity Commitment Letter to be withdrawn or rescinded in any respect or otherwise amended or modified in any respect. Buyer Parent shall not breach of any of the terms or conditions set forth in the Equity Commitment Letters.
Article VII
CONDITIONS TO OBLIGATIONS OF THE PARTIES
Section 7.1Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement to be consummated at the Closing are subject to the satisfaction (or waiver by such Party) at or prior to the Closing of the following conditions:
(a)Injunction. There will be no Order or Law of any Governmental Authority that is in effect which temporarily or permanently prohibits or enjoins the consummation of the transactions contemplated by this Agreement.
Section 7.2Conditions to Obligations of Parent. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement to be consummated at the Closing are further subject to the satisfaction (or written waiver by Parent) at or prior to the Closing of the following conditions:
(a)Representations and Warranties. Each of (i) the representations and warranties of Buyer Parties contained in Article V (other than the Buyer Fundamental Representations) shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifications set forth therein) as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except where the failure of such representations or warranties to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect; and (ii) the Buyer Fundamental Representations shall be true and correct as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for de minimis inaccuracies.
(b)Performance of Obligations. Buyer Parties shall have performed in all material respects their obligations under this Agreement to be performed by them at or prior to the Closing pursuant to the terms hereof.
(c)Buyer Officer’s Certificate. An authorized officer of Buyer Parent shall have executed and delivered to Parent a certificate as to compliance with the conditions set forth in Section 7.2(a) and Section 7.2(b).
(d)Transaction Agreements. Each of the Transaction Agreements to which Buyer Parties are a party shall have been duly executed by the applicable Buyer Party thereto and delivered to Parent.
(e)Closing Deliveries. Buyer Parties shall have delivered to Parent all closing deliverables set forth in Section 2.6.
No Seller Party may rely on the failure of any condition set forth in Section 7.1 or this Section 7.1(a) to be satisfied if such failure was caused by any Seller Party’s failure to use its commercially reasonable efforts or reasonable best efforts to consummate the transactions contemplated by this Agreement, as required hereby.
Section 7.3Conditions to Obligations of Buyers. The obligations of Buyers to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by it) at or prior to the Closing of the following conditions:
(a)Representations and Warranties. Each of (i) the representations and warranties of Seller Parties contained in Article III or Article IV (other than the Company Fundamental Representations

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and the Parent Fundamental Representations) shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifications set forth therein) as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except where the failure of such representations or warranties to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect; and (ii) the Company Fundamental Representations and the Parent Fundamental Representations shall be true and correct as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for de minimis inaccuracies.
(b)Performance of Obligations. No Seller Party shall be in material breach of the agreements and covenants required by this Agreement to be performed or complied with by any Seller Party at or prior to the Closing.
(c)Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.
(d)Parent Officer’s Certificate. An authorized officer of Parent shall have executed and delivered to Buyers a certificate that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.
(e)Closing Deliveries. Parent shall have delivered to Buyers all closing deliverables set forth in Section 2.5.
(f)Transaction Agreements. Each of the Transaction Agreements to which Seller Parties are a party shall have been duly executed by the applicable Seller Party thereto and delivered to Buyers.
(g)Tail Policies. The Tail Policies shall have been duly issued and bound.
(h)Release of Liens. Parent shall have delivered, or caused to be delivered, any customary lien release documentation to the extent required to release any Liens (other than Permitted Liens) on the Equity Interests, the assets of the Companies, or any of the Transferred Assets and Liabilities under the Parent Credit Facility that are required to be released in order to deliver such Equity Interests and assets, free and clear, at the Closing; provided, that if no such Liens exist, no such documentation shall be required.
(i)Reserved.
(j)Restructuring. Parent shall have delivered to Buyers evidence that the transactions contemplated by the Contribution Agreements or the Reorganization Agreements have been completed in accordance with Section 6.1.
No Buyer Party may rely on the failure of any condition set forth in Section 7.1 or this Section 7.3 to be satisfied if such failure was caused by any Buyer Party’s failure to use its commercially reasonable efforts or reasonable best efforts to consummate the transactions contemplated by this Agreement, as required hereby.
Article VIII
TERMINATION
Section 8.1Termination. This Agreement may be terminated at any time at or prior to the Closing:
(a)in writing, by mutual consent of Buyer Parent and Parent;

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(b)by written notice from Buyer Parent to Parent if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment and shall not have been waived in writing by Buyer Parent; provided, however, that, if such failure is curable by Parent, Buyer Parent shall provide written notice to Parent upon becoming aware of the occurrence of such breach and thereafter Buyer Parent may terminate this Agreement under this Section 8.1(b) only if such failure has not been cured by Parent within thirty (30) days after receipt by Parent of written notice from Buyer Parent of such failure; provided, further that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to Buyer Parent if any Buyer Party is then in material breach of any of their representations, warranties, covenants or other agreements hereunder;
(c)by written notice from Parent to Buyer Parent if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment and shall not have been waived in writing by Parent; provided, however, that, if such failure is curable by Buyer Parties, Parent shall provide written notice to Buyer Parent upon becoming aware of the occurrence of such breach and thereafter Parent may terminate this Agreement under this Section 8.1(c) only if such failure has not been cured by Buyer Parties within thirty (30) days after receipt by Buyer Parent of written notice from Parent of such failure; provided, further that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Parent if Parent is then in material breach of any of its representations, warranties, covenants or other agreements hereunder;
(d)at the election of Buyer Parent or Parent on or after August 1, 2026 (the “Outside Date”), if the Closing shall not have occurred by 5:00 p.m., New York time, on such date; provided that neither Buyer Parent, on the one hand, nor Parent, on the other hand, may terminate this Agreement pursuant to this Section 8.1(d) if they or any of their Affiliates, as applicable, are in material breach of any of their obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party set forth in Article VII prior to the Outside Date, or (ii) the failure of the Closing to have occurred prior to the Outside Date; provided, however, that, in the event a party has initiated proceedings to specifically enforce this Agreement and such proceedings are still pending, the Outside Date shall be automatically extended by (A) the amount of time during which such proceedings are pending plus twenty (20) Business Days or (B) such other time period established by the court presiding over such proceedings. Notwithstanding the foregoing, if all of the conditions to the obligations of the Parties set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction or waiver of such conditions) prior to the Outside Date, but the Closing has not occurred due to the requirements of the Month-End Closing Provisos to the extent applicable, then neither Buyer Parent, on the one hand, nor Parent, on the other hand, may terminate this Agreement pursuant to this Section 8.1(d) until the satisfaction or waiver of the requirements of the Month-End Closing Provisos.
(e)by Parent following the Inside Date (i) if all of the conditions to Closing set forth in Section 7.1 and Section 7.3 have been satisfied or waived in writing (other than those that cannot be satisfied by their terms until the Closing), (ii) Parent has sent written notice to Buyer Parent confirming that Parent stands ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Buyer Parties fail to consummate the transactions contemplated by this Agreement within three (3) Business Days following delivery of such notice;
(f)by Buyer Parent following the Inside Date (i) if all of the conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived in writing (other than those that cannot be satisfied by their terms until the Closing, (ii) Buyer Parent has sent written notice to Parent confirming that Buyer Parties stand ready, willing and able to close the transactions contemplated by this Agreement, and (iii) Parent fails to consummate the transactions contemplated by this Agreement within three (3) Business Days following delivery of such notice;
(g)by Parent, upon a material breach of any covenant or agreement required to be performed prior to the Closing by any Buyer Party set forth in this Agreement, or if any representation or warranty of Buyer Parties in Article IV shall be or become untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (any such breach or occurrence, a “Terminating Buyer Breach”); provided, however, that, if such Terminating Buyer Breach is curable by Buyer Parties, Parent shall provide written notice to Buyer Parent upon becoming aware of the occurrence

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of such breach and thereafter Parent may terminate this Agreement under this Section 8.1(g) only if such Terminating Buyer Breach has not been cured by Buyer Parties within thirty (30) days after receipt by Buyer Parent of written notice from Parent of such Terminating Buyer Breach; provided, further, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to Parent if Parent is then in material breach of any of its representations, warranties, covenants or other agreements hereunder; or
(h)by Buyer Parent, upon a material breach of any covenant or agreement required to be performed prior to the Closing by the Seller Parties set forth in this Agreement, or if any representation or warranty of the Seller Parties in Article III or Article IV shall be or become untrue, in any case such that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) would not be satisfied (any such breach or occurrence, a “Terminating Seller Breach”); provided, however, that if such Terminating Seller Breach is curable by the Seller Parties, Buyer Parent shall provide written notice to Parent upon becoming aware of the occurrence of such breach and thereafter Buyer Parent may terminate this Agreement under this Section 8.1(h) only if such Terminating Seller Breach has not been cured by Seller Parties within thirty (30) days after receipt by Seller Parent of written notice from Buyer Parent of such Terminating Seller Breach; provided, further, that the right to terminate this Agreement under this Section 8.1(h) shall not be available to Buyer Parent if any of the Buyer Parties is then in material breach of any of its representations, warranties, covenants or other agreements hereunder.
Section 8.2Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the Party so terminating to the other Parties, and this Agreement shall terminate and the transactions contemplated by this Agreement shall be abandoned without further action by any Party. If this Agreement is terminated pursuant to Section 8.1:
(a)each Party shall redeliver all documents, work papers and other materials of the other Party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution hereof, to the Party furnishing the same or, upon prior written notice to such Party, shall destroy all such documents, work papers and other materials and deliver notice to the Party seeking destruction of such documents that such destruction has been completed, and all confidential information received by any Party with respect to the other Parties shall be treated in accordance with the Confidentiality Agreement and Section 6.4(b);
(b)all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other Person to which made;
(c)notwithstanding any provision in this Agreement to the contrary, there shall be no Liability hereunder on the part of any Seller Party, Buyer Party or any of their respective directors, officers, employees, Affiliates, agents or representatives, except that (i) if the basis of termination is a Willful Breach by the Seller Parties or Buyer Parties, as the case may be, of one or more of the provisions of this Agreement, then the breaching Party shall be liable to the non-breaching Party for such Willful Breach, and (ii) the obligations provided for in this Section 8.2 and Section 6.4(b) (Access to Information; Preservation of Records), Section 6.6 (Public Announcements), Section 10.1 (Fees and Expenses), Section 10.2 (Notices), Section 10.3 (Severability), Section 10.7 (Entire Agreement), Section 10.8 (Consent to Jurisdiction), Section 10.9 (Waiver of Jury Trial), Section 10.10 (Governing Law) and Section 10.19 (Non-Recourse) hereof and in the Confidentiality Agreement shall survive any such termination;
(d)notwithstanding anything set forth in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement will survive the termination of this Agreement subject to and in accordance with its terms; and
(e)in the event of a Qualifying Termination, the Seller Parties’ sole and exclusive monetary remedy shall be as set forth in Section 8.3.
For purposes of this Section 8.2, the term “Willful Breach” means a party’s knowing and intentional material breach of any of its representations or warranties as set forth in this Agreement, or

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such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of a purposeful act or failure to act by such party with the knowledge that such act or failure to act would cause such material breach of this Agreement. Notwithstanding the foregoing, (A) a failure by any Buyer Party to take actions within its control that are expressly required to be taken by such Buyer Party in order to consummate the Closing in accordance with this Agreement shall be deemed to be a Willful Breach and (B) if an award of damages is sought against any Buyer Party for any alleged Willful Breach of this Agreement by any Buyer Party occurring prior to the Closing, any such award of damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by Parent, Equity Sellers or the Asset Sellers, including the loss of the premium offered to Parent, Equity Sellers or the Asset Sellers based on the value of the consideration that would have otherwise been payable to Parent, Equity Sellers or the Asset Sellers (taking into consideration all relevant matters, including the time value of money and the loss of other opportunities), which benefit of the bargain (i.e., expectancy damages) shall be recoverable by Parent, Equity Sellers or the Asset Sellers. Notwithstanding the foregoing or anything to the contrary in this Agreement, no Buyer Party shall have any liability in respect of any failure to consummate the Closing, including in respect of a Willful Breach or a termination pursuant to Section 8.1(e), in excess of the Purchase Price.
Section 8.3Reverse Termination Fee.
(a)In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c) due to a failure of the conditions to closing set forth in Section 7.2(a) (any such termination, a “Qualifying Termination”), then Buyer Parties shall pay to Parent (or such other Person(s) as Parent may designate) by wire transfer of immediately available funds an amount equal to $5,000,000 (the “Reverse Termination Fee”) no later than two (2) Business Days following such Qualifying Termination; provided, that in the event Parent commences any Action seeking specific performance to consummate the Closing pursuant to Section 10.12, payment of the Reverse Termination Fee shall not be required unless and until Parent elects to terminate its efforts to seek specific performance in accordance with Section 10.12.
(b)Each of the Buyer Parties acknowledges and agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without such agreements, Parent would not have entered into this Agreement. Accordingly, if the Buyer Parties fail to promptly pay the Reverse Termination Fee when due, interest shall accrue on any due and unpaid portion of the Reverse Termination Fee at a rate per annum equal to the Prime Rate plus four percent (4%), compounded annually, until paid in full. The Buyer Parties’ agreement to pay the Reverse Termination Fee is an obligation of the Buyer Parties and shall not be the obligation of any Nonparty Affiliate.
(c)Notwithstanding anything to the contrary in this Agreement, except with respect to Fraud by Buyer Parties or for claims under the Confidentiality Agreement, the Parties acknowledge and agree that in the case of a Qualifying Termination (i) the sole and exclusive monetary remedy of Parent, the Asset Sellers, the Companies or any of their respective Affiliates or representatives against any Buyer Party for any Losses, Liabilities, damages or other monetary obligations suffered or incurred in connection with such Qualifying Termination shall be limited to (and shall not exceed) (x) the Reverse Termination Fee, if and to the extent payable pursuant to this Section 8.3, and (y) the reimbursement of Parent’s and its Affiliates’ reasonable and documented out-of-pocket fees, costs and expenses (including fees, costs and expenses of counsel) in an amount not to exceed $1,000,000 (such fees, costs and expenses, “Pursuit Costs”), and (ii) no Buyer Party shall be liable for any other monetary damages (including consequential, special, indirect or punitive damages), equitable relief (other than specific performance as expressly permitted under Section 10.12 prior to Parent’s election to receive the Reverse Termination Fee), or any other recovery or remedy at law or in equity, whether in contract, tort or otherwise.
(d)Upon payment by Buyers of the Reverse Termination Fee and, if applicable, Pursuit Costs for a Qualifying Termination pursuant to this Section 8.3, no Buyer Party shall have any

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further Liability to Parent, the Asset Sellers, the Companies or any of their respective Affiliates or representatives under this Agreement or relating to the transactions contemplated hereby, other than (i) obligations that expressly survive termination pursuant to Section 8.2, (ii) claims for Fraud by Buyer Parties, and (iii) claims under the Confidentiality Agreement.
(e)The Parties acknowledge and agree that (i) the Reverse Termination Fee constitutes liquidated damages, and not a penalty, and (ii) the payment of the Reverse Termination Fee in the circumstances described herein is a reasonable estimate of and bears a reasonable relationship to the direct damages suffered by Parent and the Asset Sellers, which damages would be difficult to calculate with precision, in the case of a Qualifying Termination. The Parties further acknowledge that the Reverse Termination Fee is intended to compensate Parent and the Asset Sellers for the loss of their bargain and the opportunity cost of pursuing the transactions contemplated by this Agreement in the case of a Qualifying Termination.
Section 8.4Termination of Equity Commitment Letters or Limited Guarantee. Notwithstanding anything to the contrary in the Limited Guaranty, any Equity Commitment Letter or any other Transaction Agreement, in no event shall the assertion of a claim against any Person in violation of the Limited Guaranty, any Equity Commitment Letter or any other Transaction Agreement relieve any Buyer Party of any of its obligations under this Agreement or any other Transaction Agreement or terminate any of the rights or remedies of any Seller Party under this Agreement or any other Transaction Agreement (provided, for the avoidance of doubt, a claim made in violation of in the Limited Guaranty or an Equity Commitment Letter may relieve the applicable party subject to the Limited Guaranty or such Equity Commitment Letter solely to the extent explicitly provided in the Limited Guaranty or such Equity Commitment Letter).
Article IX
INDEMNITY AND OTHER AGREEMENTS
Section 9.1Survival. Neither any of the representations or warranties contained in this Agreement nor in any certificate or other document delivered pursuant to or in connection with this Agreement, nor any of the covenants or agreements that are required to be performed by any Person at or prior to the Closing contained in this Agreement or in any certificate or other document delivered in connection with this Agreement, shall survive the Closing, and following the Closing, no claims (whether in contract, in tort, in law or in equity, or granted by statute) may be made against any Person with respect to any of the foregoing except for claims with respect to Fraud; provided, however, that the Fundamental Representations shall survive for six (6) years after the Closing; provided, further, for the avoidance of doubt, the foregoing shall not limit claims made under the R&W Insurance Policy against the insurance companies issuing such R&W Insurance Policy if obtained by Buyers. The covenants and agreements of any of the Buyer Parties to be performed prior to or at the Closing shall not survive the Closing for any purpose; provided, however, that the foregoing shall not limit or prohibit any claims for a breach of Section 6.2 that occurred prior to the Closing if a Buyer Party has incurred Losses in excess of $100,000 as a result of such breach (the “Surviving Pre-Closing Covenant”). The covenants and agreements of any of the Buyer Parties (including the Companies) that are required to be performed after the Closing according to their explicit terms shall survive the Closing until fully performed in accordance with their respective terms.
Section 9.2Exclusive Remedies, Release and Covenant Not to Sue.
(a)Exclusive Remedy. Buyer Parties, on behalf of themselves and Buyer Releasing Parties (as hereinafter defined), hereby acknowledge that, following the Closing, except for non-monetary equitable remedies to the extent available, except for the rights to indemnity set forth in Section 6.9, Section 6.12, Section 6.14, Section 6.15, Section 6.16, and Section 6.17, and except with respect to any other covenants or agreements under this Agreement that by their terms apply or are to be performed in whole or in part at or after the Closing: (i) the rights to indemnity set forth in Section 9.3 shall be the sole and exclusive monetary remedy of the Buyer Indemnitees (as defined below) in connection with this Agreement and the transactions contemplated hereby, and (ii) other than as set forth in Section 9.3, the R&W Insurance Policy shall be the sole and exclusive source of recovery and remedy for any Losses sustained, suffered or incurred by Buyer Indemnitees resulting from any breach, misstatement,

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misrepresentation, inaccuracy or omission by the Parent, any Company or any Seller of their respective representations and warranties contained in this Agreement, or in any certificate or other document delivered pursuant to or in connection with this Agreement or otherwise at or prior to the Closing, or any breach or violation of any covenant or other agreement contained in this Agreement.
(b)Release by Buyer Releasing Parties. Except to the extent provided in Section 9.3, Buyer Parties, on their own behalf and the behalf of their past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates (including, following the Closing, the Companies) and each of its and their respective representatives (including their past, present or future officers and directors, successors and assigns) (collectively, the “Buyer Releasing Parties”), hereby (i) irrevocably and unconditionally releases, acquits and forever discharges Parent, Equity Sellers, Asset Sellers and each of their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and representatives, and each individual who was an officer or director of any Company at or prior to the Closing, of and from any and all Actions, damages, accounts and Liabilities (including attorneys’ fees) of any Buyer Releasing Party, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to any Company, any of the Transferred Assets and Liabilities, any of the Contributed Assets and Liabilities or such officer’s or director’s service as an officer or director of any Company, except to the extent any of the foregoing are set forth in, pursuant to, or arising out of this Agreement or the transactions contemplated by this Agreement (“Buyer Released Claims”), (ii) expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and (iii) acknowledges and agrees that it understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its Affiliates, of unknown claims. Notwithstanding the foregoing, the provisions of this Section 9.2(b), including the release provided herein, shall not apply to claims for Fraud and shall not limit or otherwise restrict the right of any Buyer Party to pursue remedies under any Ancillary Agreement or Section 10.12. Buyer Parties hereby irrevocably covenant to refrain from, and shall cause each of their Subsidiaries (including after the Closing, the Companies) and each of their respective representatives, successors and assigns to refrain from, directly or indirectly, asserting any Buyer Released Claims.
(c)Release by Parent Releasing Parties. Except to the extent provided in Section 9.3, each of Parent, each Equity Seller and each Asset Seller, on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and each of its and their respective representatives (including their past, present or future officers and directors, successors and assigns) (collectively, the “Parent Releasing Parties”), hereby (i) irrevocably and unconditionally releases, acquits and forever discharges each Buyer Party and their predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and representatives, of and from any and all Actions, damages, accounts and Liabilities (including attorneys’ fees) held by any Parent Releasing Party, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to the Transferred Assets and Liabilities or the Contributed Assets and Liabilities, except to the extent set forth in, pursuant to, or arising out of this Agreement or the transactions contemplated by this Agreement (“Parent Released Claims”), (ii) expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and (iii) acknowledges and agrees that it understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its Affiliates, of unknown claims. Notwithstanding the foregoing, the provisions of this Section 9.2(c), including the release provided herein, shall not apply to claims for Fraud (subject to the limitations contained in Section 9.3(f) below) and shall not limit or otherwise restrict the right of any Seller Party to pursue remedies under any Ancillary Agreement or Section 10.12. Parent hereby irrevocably covenants to refrain from, and shall cause each of its Subsidiaries and each of their respective representatives, successors and assigns to refrain from, directly or indirectly, asserting any Parent Released Claims.
Section 9.3Indemnification.
(a)Indemnification of Buyer Indemnitees. From and after the Closing, subject to the terms and conditions of this Article IX, Parent shall indemnify, pay and defend Buyers and each of their

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Affiliates (including, from and after the Closing, the Companies) and their respective officers, employees, direct or indirect equity holders, managers, directors, partners, members, accountants, consultants, counsel, experts, agents and other representatives (the “Buyer Indemnitees”) for, and save and hold each of them harmless from and against, and pay on behalf of or reimburse each of the Buyer Indemnitees as and when incurred for, any Losses any Buyer Indemnitee may suffer, sustain or become subject to as a result of, relating to, or in connection with (i) any breach or inaccuracy of any Company Fundamental Representation, any Parent Fundamental Representation or any representation or warranty contained in Section 3.8 (Sufficiency of Assets), (ii) any breach or violation of any of Parent’s covenants and agreements set forth in this Agreement that are contemplated to be performed after the Closing or that is the Surviving Pre-Closing Covenant, (iii) any Pre-Closing Taxes, (iv) any Fraud, (v) any Transaction Expenses, (vi) any Company Indebtedness and (vii) those items described on Schedule 9.3(a); provided, that Parent shall not indemnify, pay or defend or save or hold harmless or pay or reimburse the Buyer Indemnitees for any Losses constituting Pre-Closing Taxes, Transaction Expenses or Company Indebtedness in the event that such Losses are reflected in the Final Purchase Price Adjustment Statement (and the Purchase Price Adjustment shall be the sole remedy of the Buyer Indemnitees for recovering such Losses constituting Pre-Closing Taxes, Transaction Expenses or Company Indebtedness until the Final Purchase Price Adjustment Statement has been determined). Any indemnification payment owed to any Buyer Indemnitee hereunder shall be effected by wire transfer of immediately available funds to an account designated in writing by the applicable Buyer Indemnitee within three (3) Business Days after such amount is determined to be due to such Buyer Indemnitee pursuant to the terms set forth in this Section 9.3.
(b)Indemnification of Parent Indemnitees. From and after the Closing, subject to the terms and conditions of this Article IX, Buyer Parties shall, on a joint and several basis, indemnify, pay and defend Parent, Equity Sellers, Asset Sellers and each of their Affiliates and their respective officers, employees, direct or indirect equity holders, managers, directors, partners, members, accountants, consultants, counsel, experts, agents and other representatives (the “Parent Indemnitees”) for, and save and hold each of them harmless from and against, and pay on behalf of or reimburse each of the Parent Indemnitees as and when incurred for, any Losses any Parent Indemnitee may suffer, sustain or become subject to as a result of, relating to, or in connection with (i) any breach or inaccuracy of any Buyer Fundamental Representation or (ii) any breach or violation of any of any Buyer’s covenants and agreements set forth in this Agreement that are contemplated to be performed after the Closing. Any indemnification payment owed to any Parent Indemnitee hereunder shall be effected by wire transfer of immediately available funds to an account designated in writing by the applicable Parent Indemnitee within three (3) Business Days after such amount is determined to be due to such Parent Indemnitee pursuant to the terms set forth in this Section 9.3.
(c)Direct Claims. Promptly upon obtaining knowledge of any claim that gives rise to, or is reasonably expected to give rise to, a claim for indemnification under this Section 9.3 (a “Direct Claim”), any party seeking indemnification under this Section 9.3 (an “Indemnified Party”) shall give written notice of such claim to the party hereto from which indemnification is sought (an “Indemnifying Party”), describing in reasonable detail (i) the facts giving rise to such claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, to the extent reasonably known by the Indemnified Party, and (iii) the nature of the Losses with respect to which such Indemnified Party claims to be entitled to indemnification hereunder. Any failure or delay by the Indemnified Party to provide such notice (or any information therein), however, shall not reduce or otherwise affect the obligation of any Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent (and only to the extent) that such failure or delay shall have prejudiced the Indemnifying Party.
(d)Third Party Claims.
(i)Promptly upon receipt by any Indemnified Party of a written claim or demand made by any Person other than a party to this Agreement or such Person’s Affiliates (a “Third Party”) (including by any Governmental Entity) for which such Indemnified Party is entitled to indemnification under this Section 9.3 (a “Third Party Claim”), such Indemnified Party shall deliver written notice of Third Party Claim (a “Notice of Claim”) to the Indemnifying Party against whom indemnity is sought, describing in reasonable detail (i) the facts giving rise to such claim for

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indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, to the extent reasonably known by the Indemnified Party, and (iii) the nature of the Losses with respect to which such Indemnified Party claims to be entitled to indemnification hereunder. Any failure or delay by the Indemnified Party to provide any Notice of Claim (or any information therein), however, shall not reduce or otherwise affect the obligation of any Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent (and only to the extent) that such failure or delay shall have prejudiced the Indemnifying Party.
(ii)In the event of a Third Party Claim for which the Indemnified Party is seeking indemnification under this Section 9.3, the Indemnifying Party shall have the right, upon written notice to such Indemnified Party within fourteen (14) days of receipt of the Notice of Claim, to assume the defense of such Third Party Claim, at the sole cost and expense of the Indemnifying Party, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Any such assumption of the defense of a Third Party Claim shall constitute the Indemnifying Party’s acknowledgement of its responsibility to provide indemnification relating to such Third Party Claim pursuant to this Section 9.3. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the sole cost and expense of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense (including filing extensions as reasonably determined by the Indemnifying Party) and make available to the Indemnifying Party all witnesses, pertinent records, materials and other information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party in the defense of such Third Party Claim, subject to the reimbursement of the reasonable costs and expenses incurred by the Indemnified Party as a result of a request by the Indemnifying Party to so cooperate. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of the defense (and shall lose the right to continue holding such control after it elects to assume such control of the defense) if (i) such claim seeks any injunctive or non-monetary equitable relief upon the Indemnified Party or (ii) such Third Party Claim is brought by a Governmental Entity or seeks to impose criminal penalties or remedies upon the Indemnified Party. Where a Third Party Claim is brought by a Governmental Entity (other than a claim that seeks to impose criminal penalties or remedies upon the Indemnified Party), Indemnifying Party shall have the right to control the defense, provided Indemnifying Party consults with Indemnified Party in good faith and shall not settle such claim without Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).
(iii)In order for an Indemnifying Party to continue the defense of any Third Party Claim, such Indemnifying Party shall (1) conduct the defense of such Third Party Claim in a reasonably diligent manner, and (2) keep the Indemnified Parties reasonably informed of all material developments in connection with such Third Party Claim. If the Indemnifying Party fails to conduct the defense of the Third Party Claim in accordance with the foregoing standard, then the Indemnified Party may, upon written notice to the Indemnifying Party, assume the defense of such Third Party Claim. Any such assumption shall not relieve the Indemnifying Party of any of its obligations pursuant to this Section 9.3 and the Indemnifying Party shall reimburse the Indemnified Party for all fees, costs and expenses (including reasonably attorneys’ fees) in connection with the defense of such Third Party Claim.
(iv)So long as the Indemnifying Party has assumed (and is entitled to assume) such Third Party Claim and is diligently defending the Third Party Claim in good faith, the Indemnified Party shall not settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party. Notwithstanding anything to the contrary herein, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall be entitled to settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnified Party, so long as: (i) such settlement, compromise or discharge does not include any admission of any fault or violation of Law by the Indemnified Party; (ii) the relief provided in such settlement, compromise or discharge is limited solely to monetary damages and does not include any requirement that the Indemnified Party take or refrain from taking any actions other than compliance with any customary nondisclosure obligations related to the terms of such settlement contained in the settlement agreement; and (iii) such settlement, compromise or discharge includes a customary release of the Indemnified Party.

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(v)Notwithstanding the foregoing, if the Indemnifying Party does not elect to defend a Third Party Claim or is not entitled to defend a Third Party Claim, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, to control the defense (or participate in the defense) of such Third Party Claim, and such defense shall be at the Indemnifying Party’s sole cost and expense (subject to the limitations set forth in this Article IX); provided, that the Indemnifying Party shall have the right to employ separate counsel and to participate in the defense thereof, and the fees and expenses of such counsel shall be at the sole cost and expense of the Indemnifying Party, and the Indemnified Parties shall reasonably consult with the Indemnifying Party regarding the defense of any such Third Party Claim, and shall consider in good faith the input of the Indemnifying Party in respect of the defense of such Third Party Claim.
(e)Reserved.
(f)Purchase Price Cap. Notwithstanding anything to the contrary set forth herein:
(i)In no event shall Parent and its Affiliates be liable to any Buyer Indemnitees for Losses under Section 9.3(a)(i) or (iv) to the extent such Losses, in the aggregate, exceed the amount of the Purchase Price actually received by Parent.
(ii)In no event shall Buyer and its Affiliates be liable to any Parent Indemnitees for Losses under Section 9.3(b)(i) to the extent such Losses, in the aggregate, exceed the amount of the Purchase Price actually received by Parent.
(g)Order of Recovery. In the event Parent has an indemnification obligation under this Article IX (including an indemnification obligation for a breach of the Surviving Pre-Closing Covenant that also constitutes, creates or results in a breach of any representation or warranty under this Agreement) and the R&W Insurance Policy would provide coverage for at least a portion of such indemnification obligation after the exhaustion of the retention under the R&W Insurance Policy, such indemnification obligation of Parent shall be satisfied, subject to the other applicable limitations in this Article IX, in accordance with the following sources and order of recovery: (i) first, from Parent up until the point at which the retention under the R&W Insurance Policy has been exhausted; (ii) second, from the R&W Insurance Policy up until the point at which the coverage under the R&W Insurance Policy has been exhausted by virtue of the policy limit being exceeded; and (iii) thereafter, from Parent. To the extent that any claim for indemnification may be brought against Parent under this Article IX and against the R&W Insurance Policy, such claim may only be brought, if at all, in accordance with the order of recovery set forth in this Section9.3(g).
(h)Insurance and Other Proceeds; Mitigation. The amount to which any Indemnified Party shall be entitled to indemnification under this Article IX shall be determined net of any insurance proceeds and any indemnity, contribution or other similar payment from any Person actually received by such Indemnified Party in respect of any such indemnified matter. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any damages, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses, premium increases, fees or other costs incurred by such Indemnified Party in collecting such amount. Each Indemnified Party shall and shall cause its respective Affiliates to use commercially reasonable efforts and, to the extent required by applicable Law take commercially reasonable actions to mitigate any losses hereunder to the extent required to do so under applicable Law as soon as practicable after becoming aware of any event that would reasonably be expected to, or does, give rise thereto; provided, however, that such mitigation shall not require the initiation of any claim, proceeding or other dispute and shall not require the filing of any insurance claim.
(i)No Offset. Notwithstanding anything to the contrary in this Agreement, no Buyer Indemnitee shall be entitled to offset or otherwise reduce any amounts payable to any Seller Party under this Agreement (including Section 2.9 of this Agreement) by any amounts that may be owed to any Buyer Indemnitee pursuant to this Agreement or any other Transaction Agreement. All claims for Losses by any Buyer Indemnitee shall be pursued separately and shall not affect the calculation or payment of amounts

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payable to any Seller Party under this Agreement. The parties acknowledge and agree that Buyer Parties’ obligations under this Agreement are independent and distinct obligations of Buyer Parties, and any indemnification or other claims shall not interfere with or diminish any Buyer Party’s obligations under this Agreement.
(j)Double Recovery; Post-Closing Taxes. No Indemnified Party shall be entitled to recover any Losses or obtain payment, reimbursement, restitution or indemnity for any Losses more than once in respect of the same Loss, nor shall any Indemnified Party be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity in excess of its Loss. For the avoidance of doubt, neither Parent nor any of its Affiliates shall have any indemnification obligation for, and Losses shall not include (1) any Taxes with respect to the Transferred Assets or the Companies for any taxable period or portion thereof beginning after the Closing Date or (2) any limitation, restriction, loss or diminution of or on any Tax attribute related to the Transferred Assets or the Companies in a taxable period or portion thereof beginning after the Closing Date.
(k)WAIVER OF CERTAIN DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OF ANY NATURE, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM SUCH PARTY’S OR ANY OF ITS RESPECTIVE AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST OPPORTUNITIES, PROFITS OR REVENUES OR DAMAGES BASED UPON ANY MULTIPLE, EXCEPT ANY INDEMNIFIABLE AMOUNTS AWARDED TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM OR FOR FRAUD.
(l)Tax Treatment. For U.S. federal, state and local income Tax purposes, except as otherwise required by Law, the Parties agree to treat any indemnification payments as an adjustment to the Purchase Price. Any Losses recoverable hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.
Article X
MISCELLANEOUS
Section 10.1Fees and Expenses. Except as expressly provided herein, (a) Buyer Parties shall pay their own fees, costs and expenses incurred in connection herewith and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) Parent shall pay the fees, costs and expenses incurred by Parent and its Affiliates (other than the Companies) and, to the extent incurred prior to the Closing, the Companies in connection herewith and the transactions contemplated by this Agreement, including the fees, costs and expenses of Parent’s and, to the extent incurred prior to the Closing, the Companies’ financial advisors, accountants and counsel. Notwithstanding anything to the contrary in this Agreement, any fees, costs and other amounts charged by the Escrow Agent pursuant to the Escrow Agreement shall be paid by the Buyer Parties.
Section 10.2Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by any of the following methods: (a) personal delivery; (b) registered or certified mail, postage prepaid, return receipt requested; (c) overnight mail; or (d) email transmission, unless a “bounce back” or “undeliverable” or similar failure message has been received by the sender. Notices shall be sent to the appropriate Party at its address given below (or at such other address for such Party as shall be specified by notice given hereunder):
If to any Buyer Party, to:

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c/o WindRose Health Investors
375 Park Avenue, 28th Floor
New York, New York 10152
E-mail: Burnes@windrose.com
Attention: Christopher J. Burnes
with a copy (which shall not constitute notice) to:
McDermott Will & Schulte LLP
444 West Lake Street
Chicago, Illinois 60606-0029
Attn: Kristian Werling; Jarrett Szczesny
E-mail: kwerling@mcdermottlaw.com; jszczesny@mcdermottlaw.com
If to any Seller Party, to:
c/o Certara, Inc.
Radnor Corporate Center, Suite 350
Radnor, Pennsylvania USA 19087
Attention: Daniel Corcoran, General Counsel
Email: daniel.corcoran@certara.com
with a copy (which shall not constitute notice) to:
Troutman Pepper Locke LLP
Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attention: Brian Katz, Brett Hubler
Email: brian.katz@troutman.com, brett.hubler@troutman.com
Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on (i) the date of receipt if hand delivered, (ii) the date indicated for receipt on the return receipt, if mailed by registered or certified mail, (iii) the date of receipt specified by the carrier, if sent by Federal Express or other recognized overnight courier and (iv) on the date of delivery to the email address of the recipient if transmitted by email prior to 5:00 p.m. Eastern time on a Business Day of the recipient, and on the next Business Day if transmitted by email after 5:00 p.m. Eastern time of the recipient, in each case provided the computer record indicates a full and successful transmission and no “bounce back” or “undeliverable” or similar failure message has been received by the sender.
Section 10.3Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

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Section 10.4Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of Law, by any Party without the prior written consent of the other Parties; provided, however, that Buyers may, without the consent of Parent, (i) assign the right to acquire all or part of the Equity Interests and the Transferred Assets and Liabilities to one or more wholly-owned Subsidiaries of Buyers but Buyers shall not be relieved of any of their Liabilities under this Agreement, or (ii) assign, as collateral security, to any lender, and Parent agrees to execute and deliver to such lender an acknowledgment of such collateral assignment in form and substance reasonably satisfactory to such lender and Parent.
Section 10.5No Third Party Beneficiaries. This Agreement is exclusively for the benefit of Seller Parties, and their respective successors and permitted assigns, with respect to the obligations of the Buyer Parties under this Agreement, and for the benefit of the Buyer Parties, and their respective successors and permitted assigns, with respect to the obligations of Seller Parties, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, Liability, reimbursement, Action or other right, except as provided in Section 10.11 and Section 10.19.
Section 10.6Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
Section 10.7Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement, the Ancillary Agreements and the other Transaction Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.
Section 10.8Consent to Jurisdiction. Each Party hereby irrevocably agrees that any Legal Dispute shall be brought only in the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Dispute and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Dispute in any such court or that any such Legal Dispute that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10.8 is pending before a court, all Actions with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such Legal Dispute may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such Legal Dispute is brought in an inconvenient forum or (e) the venue of Legal Dispute is improper. A final judgment in any Legal Dispute described in this Section 10.8 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.
Section 10.9WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section 10.10Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely

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within the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Section 10.11Waiver of Conflicts; Privilege.
(a)Each of the Parties acknowledges and agrees that Troutman Pepper Locke LLP (“TPL”) has acted as counsel to each of the Companies, Sellers and Parent in connection with the negotiation of the Transaction Agreements and consummation of the transactions contemplated by the Transaction Agreements. Buyer Parties hereby consent and agree to, and agree to cause the Companies to consent and agree to, TPL representing Parent and any of its Affiliates, including the Companies (collectively, the “Parent Parties”) after the Closing, including with respect to disputes in which the interests of the Parent Parties may be directly adverse to Buyer Parties and their Subsidiaries (including the Companies), and even though TPL may have represented the Companies and the Business in a matter substantially related to any such dispute, or may be handling ongoing matters for the Companies or the Business. Buyer Parties further consent and agree to, and agree to cause the Companies to consent and agree to, the communication by TPL to the Parent Parties in connection with any such representation of any fact known to TPL arising by reason of TPL’s prior representation of the Companies or the Business. In connection with the foregoing, Buyer Parties hereby irrevocably waive and agree not to assert, and agree to cause the Companies to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) TPL’s prior representation of the Companies or the Business and (ii) TPL’s representation of the Parent Parties prior to and after the Closing. Buyer Parties represent that their attorney has explained and helped Buyer Parties evaluate the implications and risks of waiving the right to assert a future conflict against TPL, and Buyer Parties’ consent with respect to this waiver is fully informed.
(b)Each Buyer Party further agrees, on behalf of itself and, after the Closing, on behalf of the Companies, that all communications subject to any attorney-client privilege, attorney work-product protection or other similar protection for the benefit of the Parent Parties, in any form or format whatsoever between or among TPL, on one hand, and the Companies, the Business or any of their respective directors, officers, employees or other representatives, on the other hand (collectively, the “Privileged Communications”) shall be deemed to be retained and owned collectively by the Parent Parties, shall be controlled by Parent on behalf of the Parent Parties and shall not pass to or be claimed by such Buyer Party or any Company and no Buyer Party nor the Companies (following the Closing), nor any of their Affiliates, shall have the right to compel disclosure of such privileged information.
(c)Notwithstanding Section 10.11(b), if a dispute arises between a Buyer Party or a Company, on the one hand, and a third party other than Parent, on the other hand, such Buyer Party or such Company may assert the attorney-client privilege, attorney work-product protection or other similar protection for the benefit of the Parent Parties to prevent the disclosure of the Privileged Communications to such third party; provided, however, that no Buyer Party nor any Company may waive such privilege without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. If any Buyer Party or a Company is legally required by any Order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications following the Closing, such Buyer Party shall as soon as reasonably practicable notify Parent in writing (including by making specific reference to this Section 10.11) so that Parent can seek a protective order and such Buyer Party agrees to use commercially reasonable efforts, at the Parent Parties’ expense, to assist therewith.
(d)To the extent that files or other materials maintained by TPL that contain Privileged Communications constitute property of its clients, only the Parent Parties shall hold such property rights and TPL shall have no duty to reveal or disclose any Privileged Communications contained in such files or other materials or any other Privileged Communications by reason of any attorney-client relationship between TPL, on the one hand, and the Companies, on the other hand.
(e)Buyer Parties agree that they will not, and that it will cause the Companies not to, use any Privileged Communications against the Parent Parties in connection with any dispute between any Parent Party, on the one hand, and any Buyer Party or a Company, on the other hand, with respect to this Agreement or any of the transactions contemplated by this Agreement.

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(f)This Section 10.11 is for the benefit of the Parent Parties and TPL, and the Parent Parties and TPL are intended third-party beneficiaries of this Section 10.11.
Section 10.12Specific Performance.
(a)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that any breach of this Agreement would not be adequately compensated by monetary damages. The Parties acknowledge and agree that in the event of any breach or threatened breach by the Seller Parties, on the one hand, or a Buyer Party, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Seller Parties, on the one hand, and a Buyer, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The pursuit of specific enforcement by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled at any time.
(b)The Parties hereby further acknowledge and agree that prior to the Closing, each Party shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of, this Agreement by any other breaching Party and to cause any other breaching Party to consummate the transactions contemplated hereby, including the Closing, but only if all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) and Parent has confirmed in writing that it is ready, willing and able to consummate the Closing. If any Party brings any action to enforce specifically the Closing, the Party bringing such action may unilaterally extend, as applicable, the Outside Date (notwithstanding the termination provisions of Section 8.1), so long as the Party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement.
(c)Each Party agrees that it will not oppose the granting of, or raise any objections to the availability of, an injunction, specific performance or other equitable relief on the basis that the Party seeking such injunction, specific performance or other equitable relief has not suffered irreparable harm or has an adequate or appropriate remedy at law. Subject to Section 8.3(d), in no event shall the exercise of Parent’s right to seek specific performance pursuant to this Section 10.12 reduce, restrict or otherwise limit Parent’s right to terminate this Agreement pursuant to Section 8.1 or pursue all applicable remedies at law, including seeking monetary damages.
(d)The Parties further agree that (i) by seeking the remedies provided for in this Section 10.12, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.12 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.12 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.12 prior to or as a condition to exercising any termination right under Article VIII (and pursuing monetary damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.12 or anything set forth in this Section 10.12 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.
Section 10.13Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, by electronic mail in “portable document format” (“.pdf”) form, by DocuSign, or any other electronic transmission, shall be treated in all manner

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and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or to any such contract, each other Party or thereto shall re-execute original forms thereof and deliver them to all other Parties.
Section 10.14Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of Parent and Buyer Parent, with the execution of any other Party not being necessary for such amendment or modification.
Section 10.15Parent Disclosure Schedules.
(a)The Parent Disclosure Schedules and the information and disclosures contained therein relate to and qualify certain of the representations, warranties, covenants and obligations made by Seller Parties in this Agreement and shall not be construed or otherwise deemed to constitute, any representation, warranty, covenant or obligation of any Seller Party or any other Person except to the extent explicitly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties, covenants or obligations. No reference to or disclosure of any item or other matter in the Parent Disclosure Schedules shall be construed as an admission or indication, in and of itself, that such item represents a material exception or material fact, event or circumstance, that such item has had or would reasonably be expected to have a Material Adverse Effect, or that such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedules. Such additional matters are set forth for informational purposes only and shall be deemed exceptions to the applicable representation, warranty, covenant or obligation, as applicable. No reference in the Parent Disclosure Schedules to any agreement or document, in and of itself, shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in the Parent Disclosure Schedules relating to any possible breach or violation of, or non-compliance with, any agreement, law or regulation, in and of itself, shall be construed as an admission or indication that any such breach, violation or non-compliance exists or has actually occurred, and nothing in the Parent Disclosure Schedules shall constitute an admission of any liability or obligation of any Person to any other Person or shall confer or give any third party any remedy, claim, liability, reimbursement, cause of action or any other right whatsoever. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Parent Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Parent Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement. The Parent Disclosure Schedules are arranged in sections corresponding to the Sections in this Agreement and any items or matters set forth in one section or subsection of the Parent Disclosure Schedules shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent the relevance of such items or matters to such other Section or subsection of this Agreement is reasonably apparent on the face of such disclosure. The inclusion of any cross-references to any section or subsection of the Parent Disclosure Schedules, or the failure to include such cross-references, shall not be deemed to mean that the relevance of any disclosure is not reasonably apparent for the purposes of the immediately preceding sentence. The headings contained in the Parent Disclosure Schedules are included for convenience and reference only, and are not intended to limit the effect of the disclosures contained in the Parent Disclosure Schedules or to expand, modify or influence the scope of the information required to be disclosed in the Parent Disclosure Schedules or the interpretation of this Agreement.
(b)The information contained in the Parent Disclosure Schedules is confidential, proprietary information of Parent and Buyer Parties shall be obligated to maintain and protect such confidential information pursuant to this Agreement and the Confidentiality Agreement. In disclosing the information in the Parent Disclosure Schedules, the Seller Parties expressly do not waive any attorney-client privilege or other similar privilege associated with such information or any protection afforded by the work-product doctrine or other similar doctrine with respect to any of the matters disclosed or discussed herein.

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Section 10.16Time of Essence. The Parties acknowledge and agree that the required timing and content of all notices that are required or permitted to be delivered pursuant to this Agreement are material to the Parties’ bargain, including, but not limited to, the survival periods contained in Article IX, the timing and content of any notice of a Direct Claim or Third Party Claim as required by Article IX, and the timing and content of all notices required or permitted to be delivered in Section 2.7 and Section 2.9. With regard to all dates and time periods set forth in this Agreement, time is of the essence.
Section 10.17Bulk Sales Laws. Each Seller Party and each Buyer Party hereby waives compliance by Parent or any of its Affiliates (including any Asset Seller) with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any U.S. state or locality or any jurisdiction outside the U.S.
Section 10.18Language; Prevailing Documents. This Agreement has been, and the Ancillary Agreements will be, prepared in the English language. In case of any conflict or inconsistency between the English language version of such documents and any translation thereof made for any purpose, the English language version will govern the interpretation and construction of such documents, and for any and all other purposes, except as may be required by applicable Law. In the event that any of the terms of this Agreement conflict with any of the terms of the other Transaction Agreements, the terms of this Agreement will prevail. All matters relating to the transfer of the Transferred Assets and Liabilities from Parent or the Sellers, on the one hand, to any Buyer, on the other hand, that are not expressly regulated under the other Transaction Agreements, are deemed to be regulated by this Agreement.
Section 10.19Non-Recourse.
(a)Except to the extent otherwise set forth in the Confidentiality Agreement, the Equity Commitment Letters or the Limited Guarantee, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any certificate delivered at the Closing, or the negotiation, execution, or performance of this Agreement or any certificate delivered at the Closing (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties. Except to the extent otherwise set forth in the Confidentiality Agreement, the Equity Commitment Letters or the Limited Guarantee, no Person who is not a Party, including any current, former or future representative to or Affiliate of any Party, or any current, former or future representative to or Affiliate of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any certificate delivered at the Closing, or based on, in respect of, or by reason of this Agreement or any certificate delivered at the Closing or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, the Equity Commitment Letters or the Limited Guarantee, (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any certificate delivered at the Closing or any representation or warranty made in, in connection with, or as an inducement to this Agreement or any certificate delivered at the Closing. Buyer Parties hereby irrevocably covenant to refrain from, and shall cause each of their Affiliates (including after the Closing, the Companies) and each of its and their respective representatives, successors and assigns to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any proceeding of any kind against any Nonparty Affiliates, based on or arising from any matter contemplated by this Section 10.19.

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(b)For the avoidance of doubt, this Section 10.19 shall not limit any claim, obligation, liability or cause of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon any Transaction Agreement (other than this Agreement) by a party to a Transaction Agreement against the parties to such Transaction Agreement.
Section 10.20Acknowledgements; No Other Representations. Each Buyer Party acknowledges and agrees as follows:
(a)Except for the representations and warranties expressly made by the Parent in Article III, Article IV and the certificate delivered pursuant to Section 7.3(c) (in each case, as modified by the Parent Disclosure Schedules), Buyer Parties are acquiring the Companies, the Business and the Transferred Assets and Liabilities on an “AS IS, WHERE IS” basis, and none of Parent, the Companies, the Sellers or any of their respective Affiliates or representatives is making nor has any of them made (and they each hereby expressly disclaim) any representation or warranty, expressed or implied, at law or in equity, in respect of Parent, the Companies, the Asset Sellers, the Business, the Transferred Assets and Liabilities, or any operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, forecasts, other forward looking statements, material or other information (financial or otherwise) furnished to Buyer Parties, their Affiliates or their representatives or made available to Buyer Parties, their Affiliates or their representatives in response to their diligence requests, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, or in respect of any other matter or thing whatsoever.
(b)No director, officer, agent, representative or employee of Parent or any of its Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided. No promise or inducement for this Agreement has been made to Buyer Parties except as set forth in this Agreement. Buyer Parties have independently determined that the representations and warranties set forth in Article III and Article IV and the certificate delivered pursuant to Section 7.3(c) are the only representations and warranties that Buyer Parties required in connection with their decision to enter into and consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 10.20 shall limit or prohibit any claim for Fraud.
Section 10.21Buyers’ Representative. Each Buyer hereby irrevocably appoints and designates Buyer Parent as such Buyer’s true and lawful agent, proxy, and representative, with full power of substitution, to act on behalf of such Buyer with respect to all matters under this Agreement and the other Transaction Agreements, including (a) negotiating, executing, delivering, and receiving any notices, consents, waivers, amendments, certificates, statements, or other instruments or documents hereunder or thereunder, (b) making all decisions, determinations, and calculations required or permitted to be made by any Buyer pursuant to this Agreement, including those relating to the Purchase Price and the Earnout Amount, (c) asserting, defending against, resolving, settling, compromising, or otherwise dealing with any claims for indemnification or other disputes, and (d) taking any other action that Buyer Parent deems necessary, desirable, or appropriate in connection with this Agreement or the transactions contemplated hereby. All actions taken by Buyer Parent shall be binding on each Buyer as if such Buyer had taken such action directly and shall be binding upon each Buyer. The authority of Buyer Parent pursuant to this Section 10.21 shall survive the Closing and any termination of this Agreement and shall remain in full force and effect until all rights and obligations of the Parties under this Agreement and the other Transaction Agreements have been fully resolved. Each Buyer agrees to indemnify Buyer Parent and to hold it harmless against any and all loss, Liability or expense incurred in good faith on the part of Buyer Parent and arising out of or in connection with his duties as the Buyers’ representative in accordance with this Section 10.21.
Section 10.22Seller Parties’ Representative. Each Seller Party hereby irrevocably appoints and designates Parent as such Seller Party’s true and lawful agent, proxy, and representative, with full power of substitution, to act on behalf of such Seller Party with respect to all matters under this Agreement and the other Transaction Agreements, including (a) negotiating, executing, delivering, and receiving any

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notices, consents, waivers, amendments, certificates, statements, or other instruments or documents hereunder or thereunder, (b) making all decisions, determinations, and calculations required or permitted to be made by any Seller Party pursuant to this Agreement, including those relating to the Purchase Price and the Earnout Amount, (c) asserting, defending against, resolving, settling, compromising, or otherwise dealing with any claims for indemnification or other disputes, and (d) taking any other action that Parent deems necessary, desirable, or appropriate in connection with this Agreement or the transactions contemplated hereby. All actions taken by Parent shall be binding on each Seller Party as if such Seller Party had taken such action directly and shall be binding upon each Seller Party. The authority of Parent pursuant to this Section 10.22 shall survive the Closing and any termination of this Agreement and shall remain in full force and effect until all rights and obligations of the Parties under this Agreement and the other Transaction Agreements have been fully resolved. Each Seller Party agrees to indemnify Parent and to hold it harmless against any and all loss, Liability or expense incurred in good faith on the part of Parent and arising out of or in connection with his duties as the Seller Parties’ representative in accordance with this Section 10.22.
Section 10.23Debt Financing Sources. Notwithstanding anything herein to the contrary, the parties hereby agree that (a) no lender providing debt financing in connection with the transactions contemplated herein nor such lender’s or its Affiliates’ former, current and future equityholders, members, partners, employees, officers, directors, managers, controlling persons, attorneys, agents, advisors or other representatives or the heir, executor, successor or assign of any of the foregoing (in each case, other than to the extent any such Person is a Buyer Party) (collectively, the “Debt Financing Sources”) shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 10.23 shall limit the liability or obligations of such Debt Financing Sources under any debt commitment letter, the fee letter related thereto, any credit agreement or any other documents governing or evidencing the debt facility, any credit facilities or other financing provided by any Debt Financing Source), (b) except as may be set forth in any debt commitment letter, the fee letter related thereto, any credit agreement or any other documents governing or evidencing the debt facility, any credit facilities or other financing provided by any Debt Financing Source, any Action of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source arising out of, in connection with, or relating to the debt financing, or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the City of New York (Borough of Manhattan), State of New York (and any appellate court thereof), (c) any interpretation of any agreements related to the debt financing will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, (d) no party hereto will bring, permit any of their respective controlled Affiliates to bring, or support anyone else in bringing, any such Action in any other court, (e) the waiver of rights to trial by jury set forth in Section 10.9 applies to any such legal proceeding, (f) only the Buyer Parties (including their permitted successors and assigns) and the other parties to any debt commitment letter, the fee letter related thereto, any credit agreement or any other agreements governing the debt financing at their own direction shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the debt financing pursuant to the terms of any such agreement, (g) no amendment or waiver of this Section 10.23 or Section 10.4 that is materially adverse to the Debt Financing Sources in their capacity as such shall be effective without the prior written consent of the lenders party to the agreements governing the debt financing to which such amendment is materially adverse, and (h) the Debt Financing Sources are express and intended third party beneficiaries of this Section 10.23 and Section 10.4.
Signature pages follow.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
PARENT:

CERTARA, INC.

By: /s/ John E. Gallagher III
Name: John E. Gallagher III
Title: Chief Financial Officer

REORGANIZING ENTITIES:

CERTARA NETHERLANDS B.V.

By: /s/ Daniel D. Corcoran
Name: Daniel D. Corcoran
Title: Managing Director

CERTARA AUSTRALIA PTY LTD.

By: /s/ Daniel D. Corcoran
Name: Daniel D. Corcoran
Title: Director

CERTARA, L.P. SUCURAL EM PORTUGAL

By: /s/ Francisco Jose Gouveia
Name: Francisco Jose Gouveia
Title: Director

ASSET SELLERS:

CERTARA GERMANY GMBH

By: /s/ Daniel D. Corcoran
Name: Daniel D. Corcoran
Title: Managing Director

CERTARA CANADA CORPORATION

By: /s/ Daniel D. Corcoran
Name: Daniel D. Corcoran
Title: Director
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EQUITY SELLERS:

CERTARA USA, INC.

By: /s/ Daniel D. Corcoran
Name: Daniel D. Corcoran
Title: President

CERTARA UK LTD.

By: /s/ Daniel D. Corcoran
Name: Daniel D. Corcoran
Title: Director

ASSET BUYERS:

VERISTAT GMBH

By: /s/ Kim Boericke
Name: Kim Boericke
Title: Chief Executive Officer
CERTUS PV SERVICES, INC.

By: /s/ Kim Boericke
Name: Kim Boericke
Title: Chief Executive Officer

EQUITY BUYERS:

VERISTAT, LLC

By: /s/ Charles Bren Hall
Name: Charles Bren Hall
Title: Vice President

VERISTAT INTERNATIONAL LIMITED (UK)

By: /s/ Kim Boericke
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Name: Kim Boericke
Title: Chief Executive Officer
BUYER PARENT:

VERISTAT PARENT, L.P.

By: /s/ Christopher Burnes
Name: Christopher Burnes
Title: President

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